TSYS(SM)(LOGO)

Richard W. Ussery                                           March 8, 2002
Chairman of the Board


Dear Shareholder:

     You are cordially invited to attend our Annual Meeting of Shareholders at 10:00 a.m. on Thursday, April 18, 2002, at the TSYS Riverfront Campus Auditorium, 1600 First Avenue, Columbus, Georgia. Enclosed with this Proxy Statement are your proxy card and the 2001 Annual Report.

     We hope that you will be able to be with us and let us give you a review of 2001. Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. To make sure your shares are represented, we urge you to vote promptly.

     Thank you for helping us make 2001 a good year. We look forward to your continued support in 2002 and another good year.

                                             Sincerely yours,

                                             /s/Richard W. Ussery
                                             RICHARD W. USSERY


Total System Services, Inc.   Post Office Box 2506  Columbus, Georgia 31902-2506

                         TOTAL SYSTEM SERVICES, INC.(R)

                NOTICE OF THE 2002 ANNUAL MEETING OF SHAREHOLDERS

TIME............... 10:00 a.m. E.T.
                    Thursday, April 18, 2002

PLACE.............. TSYS Riverfront Campus Auditorium
                    1600 First Avenue
                    Columbus, Georgia 31901

ITEMS OF BUSINESS.. (1)  To elect five directors to serve until the Annual
                         Meeting of Shareholders in 2005.

                    (2) To approve the Total System Services, Inc. 2002 Long-Term Incentive Plan.

                    (3) To approve the Synovus Financial Corp. 2002 Long-Term Incentive Plan (TSYS is an 81.1% owned subsidiary of Synovus).

                    (4) To transact such other business as may properly come before the meeting and any adjournment thereof.

WHO MAY VOTE....... You can vote if you were a shareholder of record on
                    February 15, 2002.

ANNUAL REPORT...... A copy of the Annual Report is enclosed.

PROXY VOTING....... Your vote is important. Please vote in one of these ways:

                    (1) Use the toll-free telephone number shown on the proxy
                        card;

                    (2) Visit the web site listed on your proxy card;

                    (3) Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or

                    (4) Submit a ballot at the Annual Meeting.


                                       /s/G. Sanders Griffith, III
                                       G. SANDERS GRIFFITH, III
                                       Secretary


Columbus, Georgia
March 8, 2002










YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY.

                                TABLE OF CONTENTS

Voting Information.............................................................1
Election of Directors..........................................................3
Board of Directors.............................................................5
Audit Committee Report.........................................................6
Directors' Compensation........................................................7
Executive Officers.............................................................7
Stock Ownership of Directors and Executive Officers............................8
Directors' Proposal to Approve the Total System Services, Inc.
     2002 Long-Term Incentive Plan.............................................9
Directors' Proposal to Approve the Synovus Financial Corp. 2002
     Long-Term Incentive Plan.................................................14
Executive Compensation........................................................19
Stock Performance Graph.......................................................21
Compensation Committee Report on Executive Compensation.......................22
Compensation Committee Interlocks and
     Insider Participation....................................................24
Transactions With Management..................................................25
Relationships Between TSYS, Synovus, CB&T and
     Certain of Synovus' Subsidiaries.........................................25
Section 16(a) Beneficial Ownership Reporting Compliance.......................28
Independent Auditors..........................................................29
General Information:
     Financial Information....................................................29
     Shareholder Proposals for the 2003 Proxy Statement.......................29
     Director Nominees or Other Business for Presentation
          at the Annual Meeting...............................................29
     Solicitation of Proxies..................................................29
     Householding.............................................................30
     Financial Appendix......................................................F-1

                                 PROXY STATEMENT
                               VOTING INFORMATION

PURPOSE

     This Proxy Statement and the accompanying proxy card are being mailed to TSYS shareholders beginning March 8, 2002. The TSYS Board of Directors is soliciting proxies to be used at the 2002 Annual Meeting of TSYS Shareholders which will be held on April 18, 2002, at 10:00 a.m., at the TSYS Riverfront Campus Auditorium, 1600 First Avenue, Columbus, Georgia. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of Shareholders or any adjournment of that meeting.

WHO CAN VOTE

     You are entitled to vote if you were a shareholder of record of TSYS stock as of the close of business on February 15, 2002. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

SHARES OUTSTANDING

     A majority of the outstanding shares of TSYS stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of TSYS Shareholders. On February 15, 2002, 196,965,670 shares of TSYS stock were outstanding.

COLUMBUS BANK AND TRUST COMPANY

     Columbus Bank and Trust Company(R)("CB&T") owned individually 159,630,980 shares, or 81.1%, of the outstanding shares of TSYS stock on February 15, 2002. CB&T(R) is a wholly owned banking subsidiary of Synovus Financial Corp.(R), a multifinancial services company.

PROXY CARD

     The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting of Shareholders.

     If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies in favor of the election of all of the director nominees and in accordance with the directors' recommendations on the other proposals listed on the proxy card. The designated proxies will vote in their discretion on any other matter that may properly come before the meeting. At the date the Proxy Statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.

VOTING OF SHARES

     Each share of TSYS stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented in person or by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

     TSYS Dividend Reinvestment and Direct Stock Purchase Plan: If you participate in this Plan, your proxy card represents shares held in the Plan, as well as shares you hold in certificate form registered in the same name.

REQUIRED VOTES - ELECTION OF DIRECTOR NOMINEES

     Directors are elected by a plurality of the votes, which means the five nominees who receive the largest number of properly executed votes will be elected as directors. Each share of TSYS stock is entitled to one vote for each of five director nominees. Cumulative voting is not permitted. Shares that are represented by proxies which are marked "withhold authority" for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons.

REQUIRED VOTES - OTHER MATTERS

     The affirmative vote of a majority of the shares present (in person or by proxy and entitled to vote at the Annual Meeting) is needed to approve the TSYS 2002 Long-Term Incentive Plan and the Synovus 2002 Long-Term Incentive Plan.

TABULATION OF VOTES

     Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"). In such cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included in the vote totals with respect to those matters and, therefore, will have no effect on the vote. In addition, if a broker indicates on the proxy card that it does not have discretionary authority on other matters considered at the meeting, those shares will not be counted in determining the number of votes cast with respect to those matters.

HOW YOU CAN VOTE

     You may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options:

     Vote By Telephone:

        You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card.

     Vote By Internet:

        You can also choose to vote on the Internet. The web site for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

     Vote By Mail:

        If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

REVOCATION OF PROXY

     If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You may do this by (a) signing another proxy card with a later date and returning it to us prior to the meeting, (b) voting again by telephone or on the Internet prior to the meeting, or (c) attending the meeting in person and casting a ballot.

                             ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ALL
NOMINEES.

NUMBER

     The Board of Directors of TSYS consists of 16 members. As 18 board seats have been authorized by TSYS' shareholders, TSYS has two directorships which remain vacant. These vacant directorships could be filled in the future at the discretion of TSYS' Board of Directors. This discretionary power gives TSYS' Board of Directors the flexibility of appointing new directors in the periods between TSYS' Annual Meetings should suitable candidates come to its attention. The Board is divided into three classes whose terms are staggered so that the term of one class expires at each Annual Meeting of Shareholders. The terms of office of the Class I directors expire at the 2002 Annual Meeting, the terms of office of the Class II directors expire at the 2003 Annual Meeting and the terms of office of the Class III directors expire at the 2004 Annual Meeting. Proxies cannot be voted at the 2002 Annual Meeting for a greater number of persons than the number of nominees named.

NOMINEES

     The following nominees have been selected by the Corporate Governance Committee and approved by the Board for submission to the shareholders: G. Wayne Clough, Samuel A. Nunn, H. Lynn Page, Philip W. Tomlinson and Richard W. Ussery, each to serve a three year term expiring at the Annual Meeting in the year 2005.

     The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board upon the recommendation of the Corporate Governance Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate on the proxy.

MEMBERS OF THE BOARD OF DIRECTORS

     Following is the principal occupation, age and certain other information for each director nominee and other directors serving unexpired terms.

-----------------------------------------------------------------------------------------------------------
                                       TSYS        Year
                                       Director    First
                                       Classifi-   Elected      Principal Occupation
Name                         Age       cation      Director     and Other Information
------------------------     -----     ---------   ---------    -------------------------------------------

James H. Blanchard <f1>      60           II       1982         Chairman of the Board and Chief
                                                                Executive Officer, Synovus Financial
                                                                Corp.; Chairman of the Executive
                                                                Committee, Total System Services, Inc.;
                                                                Director, BellSouth Corporation

Richard Y. Bradley           63           II       1991         Partner, Bradley & Hatcher (Law Firm);
                                                                Director, Synovus Financial Corp.

G. Wayne Clough              60            I       2000         President, Georgia Institute
                                                                of Technology

Gardiner W. Garrard, Jr.     61           II       1982         President, The Jordan Company (Real
                                                                Estate Development); Director, Synovus
                                                                Financial Corp.

Sidney E. Harris <f2>        52          III       1999         Dean, J. Mack Robinson College of
                                                                Business, Georgia State University;
                                                                Director, The ServiceMaster Company,
                                                                AirGate PCS, Inc. and Transamerica
                                                                Investors, Inc.

                                       3

John P. Illges, III          67           II       1982         Senior Vice President and Financial
                                                                Consultant, Retired, The Robinson-Humphrey
                                                                Company, Inc. (Stockbroker); Director,
                                                                Synovus Financial Corp.

Alfred W. Jones III          44          III       2001         Chairman of the Board and Chief
                                                                Executive Officer, Sea Island Company
                                                                (Real Estate Development and Management);
                                                                Director, Synovus Financial Corp.

Mason H. Lampton             54          III       1986         Chairman of the Board and President,
                                                                The Hardaway Company and Chairman
                                                                of the Board, Standard Concrete Products
                                                                (Construction Companies); Director,
                                                                Synovus Financial Corp.

W. Walter Miller, Jr. <f3>   53           II       1993         Group Executive, Retired, Total System
                                                                Services, Inc.

Samuel A. Nunn               63            I       1997         Senior Partner, King & Spalding (Law
                                                                Firm) and Co-chairman and Chief
                                                                Executive Officer, Nuclear Threat Initiative;
                                                                Director, The Coca-Cola Company, Dell
                                                                Computer Corporation, General Electric Company,
                                                                Scientific-Atlanta, Inc.,
                                                                Internet Security Systems, Inc. and
                                                                ChevronTexaco Corporation

H. Lynn Page                 61            I       1982         Director, Synovus Financial Corp.,
                                                                Columbus Bank and Trust Company and
                                                                Total System Services, Inc.

Philip W. Tomlinson <f4>     55            I       1982         President, Total System Services, Inc.

William B. Turner <f3>       79          III       1982         Chairman of the Executive Committee,
                                                                Columbus Bank and Trust Company and
                                                                Synovus Financial Corp.; Advisory
                                                                Director, W.C. Bradley Co. (Metal
                                                                Manufacturer and Real Estate)

Richard W. Ussery <f5>       54            I       1982         Chairman of the Board and Chief
                                                                Executive Officer, Total System Services,
                                                                Inc.

James D. Yancey              60          III       1982         President and Chief Operating Officer,
                                                                Synovus Financial Corp.; Chairman of the Board,
                                                                Columbus Bank and Trust Company;
                                                                Director, Shoney's, Inc.

Rebecca K. Yarbrough         64          III       1999         Private Investor

---------

<f1> James H. Blanchard was elected Chairman of the Executive Committee of TSYS in February 1992. From 1982 until 1992, Mr. Blanchard served as Chairman of the Board of TSYS.

<f2> Sidney E. Harris was named dean of the J. Mack Robinson College of Business at Georgia State University in July 1997. From 1991 until 1997, Mr. Harris served as dean and/or professor of the Drucker School of Management at the Claremont Graduate University.

<f3> W. Walter Miller, Jr.'s spouse is the niece of William B. Turner.

<f4> Philip W. Tomlinson was elected President of TSYS in February 1992. From
     1982 until 1992, Mr. Tomlinson served as Executive Vice President of TSYS.

<f5> Richard W. Ussery was elected Chairman of the Board of TSYS in February
     1992. From 1982 until 1992, Mr. Ussery served as President of TSYS.

                               BOARD OF DIRECTORS

CORPORATE GOVERNANCE PHILOSOPHY

     The business affairs of TSYS are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by TSYS' Articles of Incorporation and bylaws.

     The role of the Board of Directors is to effectively govern the affairs of TSYS for the benefit of its shareholders and other constituencies. The Board strives to ensure the success and continuity of business through the election of qualified management. It is also responsible for ensuring that TSYS' activities are conducted in a responsible and ethical manner. The Corporate Governance Committee conducts an annual review of corporate governance procedures. A majority of TSYS' directors are independent, nonemployee directors.

SUBMISSION OF DIRECTOR CANDIDATES

     Shareholders who wish to suggest qualified candidates for consideration as directors of TSYS by the Corporate Governance Committee should write to:
Corporate Secretary, Total System Services, Inc., 901 Front Avenue, Suite 301, Columbus, Georgia 31901, stating in detail the qualifications of such persons.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors held four meetings in 2001. All directors attended at least 75% of Board and committee meetings held during their tenure during 2001. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 93%.

COMMITTEES OF THE BOARD

     TSYS' Board of Directors has four principal standing committees -- an Executive Committee, an Audit Committee, a Corporate Governance Committee and a Compensation Committee. The following table shows the membership of the various committees.

---------------------------------------------------------------------------------------------------------------------
Executive                   Audit                         Corporate Governance         Compensation
----------                  -----                         --------------------         -------------
James H. Blanchard, Chair   John P. Illges, III, Chair    Richard Y. Bradley, Chair    Gardiner W. Garrard, Jr., Chair
Richard Y. Bradley          Sidney E. Harris              Samuel A. Nunn               G. Wayne Clough
Gardiner W. Garrard, Jr.    H. Lynn Page                  Rebecca K. Yarbrough         Mason H. Lampton
John P. Illges, III
Philip W. Tomlinson
William B. Turner
Richard W. Ussery
James D. Yancey
---------------------------------------------------------------------------------------------------------------------

     Executive Committee. TSYS' Executive Committee held four meetings in 2001. During the intervals between meetings of TSYS' Board of Directors, TSYS' Executive Committee possesses and may exercise any and all of the powers of TSYS' Board of Directors in the management and direction of the business and affairs of TSYS with respect to which specific direction has not been previously given by TSYS' Board of Directors.

     Audit Committee. TSYS' Audit Committee held five meetings in 2001. Its Report begins on page 6. The primary functions to be engaged in by TSYS' Audit Committee include:

     . Monitoring the quality and integrity of TSYS' financial reporting process and systems of internal controls regarding finance, accounting, regulatory and legal compliance;

     . Monitoring the independence and performance of TSYS' independent auditors and internal auditing activities; and

     . Providing an avenue of communication among the independent auditors, management, internal audit and the Board of Directors.

     Corporate Governance Committee. TSYS' Corporate Governance Committee held two meetings in 2001. The primary functions to be engaged in by TSYS' Corporate Governance Committee include:

     . Making recommendations to the Board regarding the governance of TSYS as reflected in TSYS' Articles of Incorporation and bylaws;

     . Making recommendations to the Board regarding Board administration, including developing criteria for selecting and retaining Board members, seeking qualified candidates for the Board and recommending assignment of Board members to appropriate Board committees;

     . Making recommendations to the Board regarding a policy and program regarding director compensation and annual assessment of Board performance;

     . Establishing procedures for the Chief Executive Officer's annual performance review; and

     . Establishing procedures for annual reviews of succession planning and management development.

     Compensation Committee. TSYS' Compensation Committee held five meetings in 2001. Its Report on Executive Compensation begins on page 21. The primary functions to be engaged in by TSYS' Compensation Committee include:

     .    The design and oversight of TSYS' executive compensation program;

     . The design and oversight of all compensation and benefit programs in which employees, officers and directors of TSYS are eligible to participate; and

     .    Performing an annual evaluation of the Chief Executive Officer.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is comprised of three directors who the Board and Audit Committee believe are independent as defined in the New York Stock Exchange's listing standards.

     In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of TSYS' financial reporting process. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

     . Reviewed and discussed with management TSYS' audited financial statements as of and for the year ended December 31, 2001;

     . Discussed with KPMG LLP, TSYS' independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); and

     . Received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP their independence.

     Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in TSYS' Annual Report on Form 10-K for the year ended December 31, 2001, to be filed with the Securities and Exchange Commission.

     This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this Proxy Statement, except to the extent TSYS specifically requests that the Report be specifically incorporated by reference.

The Audit Committee

John P. Illges, III
Sidney E. Harris
H. Lynn Page

FEES PAID TO KPMG LLP

     The following table presents fees for professional audit services rendered by KPMG LLP for the audit of TSYS' annual financial statements for 2001, and fees billed for other services rendered by KPMG LLP.

     Audit fees, including out-of-pocket expenses                   $  248,000
                                                                    ==========
     Financial information system design and implementation         $        0
                                                                    ==========
     All other fees, including out-of-pocket expenses:
          Audit related fees <f1>                                      463,000
          Other non-audit services <f2>                                645,000
                                                                    ----------
     Total all other fees                                           $1,108,000
                                                                    ==========
-------------------

     <f1> Audit related fees consisted principally of customer and synthetic lease compliance reports, due diligence assistance on potential acquistion transactions, reports on data center reviews, assistance to internal audit in certain computer control technical audits and audits of TSYS' stock purchase plans.

     <f2> Other non-audit fees consisted of financial reporting associated with changes in tax reporting structure, tax compliance and tax planning associated with international operations, tax services in connection with employees residing in foreign countries and assistance with certain network security matters.

     The Audit Committee has considered whether the provision of the non-audit services to TSYS described above is compatible with maintaining KPMG's independence.

                             DIRECTORS' COMPENSATION

COMPENSATION

     During 2001, directors received the following compensation:

     Annual retainer........................................$20,000
     Attendance fee for each Board meeting..................$ 1,800
     Attendance fee for each Executive Committee meeting,
          including the chairman............................$ 1,800
     Attendance fee for each committee meeting chaired,
          other than executive..............................$ 1,200
     Attendance fee for committee meetings,
          other than executive..............................$   750

     Directors may elect to defer all or a portion of their cash compensation. Deferred amounts are deposited into one or more investment funds chosen by the director. All deferred fees are payable only in cash.

DIRECTOR STOCK PURCHASE PLAN

     TSYS' Director Stock Purchase Plan is a nontax-qualified, contributory stock purchase plan pursuant to which qualifying TSYS directors can purchase, with the assistance of contributions from TSYS, presently issued and outstanding shares of TSYS stock. Under the terms of the Director Stock Purchase
Plan, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of TSYS stock, and TSYS contributes an additional amount equal to 50% of the directors' cash contributions. Participants in the Director Stock Purchase Plan are fully vested in, and may request the issuance to them of, all shares of TSYS stock purchased for their benefit under the Plan.

                               EXECUTIVE OFFICERS

     The following table sets forth the name, age and position with TSYS of each executive officer of TSYS.

--------------------------------------------------------------------------------
Name                          Age     Position with TSYS
---------------------------   ---     ------------------------------------------
James H. Blanchard            60      Chairman of the Executive Committee

                                       7

Richard W. Ussery             54      Chairman of the Board
                                       and Chief Executive Officer
Philip W. Tomlinson           55      President
William A. Pruett             48      Executive Vice President
James B. Lipham               53      Executive Vice President
                                       and Chief Financial Officer
M. Troy Woods                 50      Executive Vice President
Kenneth L. Tye                49      Executive Vice President
                                       and Chief Information Officer
G. Sanders Griffith, III      48      General Counsel and Secretary

     Messrs. Blanchard, Ussery and Tomlinson are directors of TSYS. William A. Pruett was elected as Executive Vice President of TSYS in February 1993. From 1976 until 1993, Mr. Pruett served in various capacities with CB&T and/or TSYS, including Senior Vice President. James B. Lipham was elected as Executive Vice President and Chief Financial Officer of TSYS in July 1995. From 1984 until 1995, Mr. Lipham served in various financial capacities with Synovus and/or TSYS, including Senior Vice President and Treasurer. M. Troy Woods was elected as Executive Vice President of TSYS in July 1995. From 1987 until 1995, Mr. Woods served in various capacities with TSYS, including Senior Vice President. Kenneth L. Tye was elected as Executive Vice President and Chief Information Officer of TSYS in August 1999. From 1971 until 1999, Mr. Tye served in various capacities with CB&T and/or TSYS, including Senior Vice President. G. Sanders Griffith, III has served as General Counsel of TSYS since 1988 and was elected as Secretary of TSYS in June 1995. Mr. Griffith currently serves as Senior Executive Vice President, General Counsel and Secretary of Synovus and has held various positions with Synovus since 1988.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth ownership of shares of TSYS stock by each director, by each executive officer named in the Summary Compensation Table on page 19 and by all directors and executive officers as a group as of December 31, 2001.

--------------------------------------------------------------------------------
                                  Shares of            Shares of
                                 TSYS Stock           TSYS Stock                         Percentage of
                               Beneficially         Beneficially       Total               Outstanding
                                 Owned with           Owned with       Shares of             Shares of
                                Sole Voting        Shared Voting       TSYS Stock           TSYS Stock
                             and Investment       and Investment       Beneficially       Beneficially
                                Power as of          Power as of       Owned as of         Owned as of
 Name                              12/31/01             12/31/01         12/31/01<f1>         12/31/01
 --------------------------  ------------------- --------------------  ----------------  -------------
James H. Blanchard               785,999            360,480            1,146,479                  *
Richard Y. Bradley                24,216              5,000               29,216                  *
G. Wayne Clough                    1,090                ---                1,090                  *
Gardiner W. Garrard, Jr.          16,424                ---               16,424                  *
Sidney E. Harris                   2,555                ---                2,555                  *
John P. Illges, III              106,358             81,750              188,108                  *
Alfred W. Jones III                  562                ---                  562                  *
Mason H. Lampton                  42,199             47,426<f2>           89,625                  *
James B. Lipham                   47,431                600              139,231                  *
W. Walter Miller, Jr.             89,360             12,921              102,281                  *
Samuel A. Nunn                     3,183                ---               40,683                  *
H. Lynn Page                     442,462            137,526              579,988                  *

                                       8

William A. Pruett                130,424                ---              214,424                  *
Philip W. Tomlinson              577,398             39,864              785,262                  *
William B. Turner                166,093            576,000              742,093                  *
Richard W. Ussery                559,443             66,000              793,443                  *
M. Troy Woods                     43,874              2,809              139,683                  *
James D. Yancey                  771,612             24,000              795,612                  *
Rebecca K. Yarbrough             268,109            508,128<f3>          776,237                  *
Directors and Executive
 Officers as a Group
  (21 persons)                 4,203,720          1,862,504            6,591,996                3.3

*    Less than one percent of the outstanding shares of TSYS stock.
--------

<f1> The totals shown for the following directors and executive officers of TSYS include the number of shares of TSYS stock that each individual has the right to acquire within 60 days through the exercise of stock options:

          Person                                  Number of Shares
          ------                                  ----------------
     James B. Lipham                                   91,200
     Samuel A. Nunn                                    37,500
     William A. Pruett                                 84,000
     Philip W. Tomlinson                              168,000
     Richard W. Ussery                                168,000
     M. Troy Woods                                     93,000

     In addition, the other executive officers of TSYS have rights to acquire an aggregate of 9,000 shares of TSYS stock within 60 days through the exercise of stock options.

<f2> Includes 28,800  shares of TSYS stock held in a trust for which Mr.
     Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of such shares.

<f3> Includes 72,000 shares of TSYS stock held in a trust for which Mrs.
     Yarbrough is not the trustee. Mrs. Yarbrough disclaims beneficial ownership of such shares.

     For a detailed discussion of the beneficial ownership of Synovus stock by TSYS' named executive officers and directors and by all directors and executive officers of TSYS as a group, see "Synovus Stock Ownership of Directors and Management" on page 26.

         DIRECTORS' PROPOSAL TO APPROVE THE TOTAL SYSTEM SERVICES, INC.
                         2002 LONG-TERM INCENTIVE PLAN

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

     TSYS' compensation program includes long-term performance awards under the Total System Services, Inc. 2002 Long-Term Incentive Plan (the "TSYS 2002 Plan"). The purpose of the TSYS 2002 Plan is to attract, retain, motivate and reward employees and non-employee directors who make a significant contribution to TSYS' long-term success and to enable such employees and non-employee directors to acquire and maintain an equity interest in TSYS. Subject to approval by TSYS' shareholders, compensation paid to TSYS' employees pursuant to the TSYS 2002 Plan is intended, to the extent reasonable, to qualify for tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended.

     Eligibility and Participation. Any employee of TSYS or its subsidiaries and any non-employee director of TSYS, which is approximately 5,079 persons, is eligible to be selected to participate in the TSYS 2002 Plan. The Committee, as described below, has discretion to select participants from year to year.

     Shares Subject to the Plan. The aggregate number of shares of TSYS stock which may be granted to participants pursuant to awards granted under the TSYS 2002 Plan may not exceed nine million, three hundred fifty-five thousand, two hundred ninety-nine (9,355,299).

     Awards Under the TSYS 2002 Plan. Pursuant to the TSYS 2002 Plan, TSYS may grant long-term performance awards to participants in the form of stock options, stock appreciation rights ("SARs"), restricted stock or performance awards.

     Stock Options. The Committee may grant options under the TSYS 2002 Plan in the form of qualified incentive stock options, nonqualified stock options or a combination thereof. Non-employee directors, however, are not eligible to receive qualified incentive stock options. Options may be granted either alone or in tandem with other awards granted under the TSYS 2002 Plan. Subject to the limits described herein, the Committee shall have discretion in determining the number of shares subject to options granted to each participant.

     The option price of nonqualified stock options may be equal to, or more or less than, one hundred percent (100%) of the fair market value of a share of TSYS stock on the date the option is granted. The option price of qualified incentive stock options shall be at least equal to one hundred percent (100%) of the fair market value of a share of TSYS stock on the date the option is granted. Options shall expire at such times as the Committee determines at the time of grant; provided, however, that no option shall be exercisable later than the tenth anniversary of its grant.

     Options granted under the TSYS 2002 Plan shall be exercisable at such times and subject to such restrictions and conditions as the Committee shall approve; provided that no option may be exercisable prior to six months following its grant. The option exercise price shall be payable in cash, by check, or by such other instrument as deemed acceptable by the Committee. Payment of the exercise price and any withholding tax due at exercise may also be made through any program approved by the Committee (including a broker-dealer cashless exercise program).

     Options may only be transferred under the laws of descent and distribution and shall be exercisable only by the participant during his lifetime unless otherwise specified by the Committee at or after grant. The participant's rights in the event of termination of employment shall be specified by the Committee at or after grant.

     Stock Appreciation Rights. SARs granted under the TSYS 2002 Plan may be granted alone or in conjunction with all or part of any option granted under the TSYS 2002 Plan. Subject to the terms of the TSYS 2002 Plan, the Committee shall have discretion to determine the terms and conditions of any SAR granted under the TSYS 2002 Plan. With respect to an SAR granted in conjunction with an option, the grant price shall be equal to the option price of the related option, and such SAR shall terminate upon the termination or exercise of the related option. No SAR granted under the TSYS 2002 Plan may be exercisable prior to six months following its grant, except in the case of death (other than by suicide) or disability of the participant. The term of any SAR shall be determined by the Committee, provided that such term may not exceed ten years.

     SARs granted alone may be exercised upon the terms and conditions as are imposed by the Committee. An SAR granted in conjunction with an option may be exercised only with respect to the shares of stock of TSYS for which the related option is exercisable. SARs granted in connection with an incentive stock option shall expire no later than the expiration of such incentive stock option, the value of the payout for such SARs may be no more than one hundred percent (100%) of the difference between the incentive stock option option price and the fair market value of the shares subject to such incentive stock option at exercise and may be exercised only when the fair market value of the shares subject to the incentive stock option exceeds the incentive stock option option price.

     Upon exercise, a participant will receive the difference between the fair market value of a share of stock on the date of exercise and the grant price multiplied by the number of shares with respect to which the SAR is exercised. Payment due upon exercise may be in cash, in shares having a fair market value of the SAR being exercised or in a combination of cash and shares, as determined by the Committee. The Committee may impose such restrictions on the exercise of SARs as may be required to satisfy the requirements of Section 16 of the Securities Exchange Act. SARs may only be transferred under the laws of descent and distribution and shall be exercisable only by the participant during his lifetime.

     Restricted Stock. Restricted stock may be granted in such amounts and subject to such terms and conditions as determined by the Committee. The Committee shall impose such conditions and/or restrictions on any shares of restricted stock as it deems advisable, including, but not limited to, a graduated vesting schedule and/or conditioning the grant of restricted stock on the attainment of performance goals. Each participant who is awarded restricted stock shall be issued a stock certificate in respect of such restricted stock, which shall be held in escrow by an escrow agent designated by the Committee, as provided under the TSYS 2002 Plan.

     During the six month period following the date of grant of restricted stock, or such longer period as may be determined by the Committee, restricted stock may not be sold, transferred, pledged or assigned. The minimum period for the lapse of all restrictions on restricted stock is three years. Except as limited by the TSYS 2002 Plan, the Committee may provide for the lapse of such restrictions or may accelerate or waive such restrictions based on performance or in the event of extraordinary, nonrecurring situations, such as retirement, disability or death.

     Participants holding restricted stock shall have all of the rights of stockholders of TSYS, including the right to dividends, unless the Committee determines otherwise at the time of grant. Dividends or distributions credited during the restriction period and paid in shares shall be subject to the same restrictions as the shares of restricted stock with respect to which they were paid. All rights with respect to restricted stock shall be available only during a participant's lifetime, and each restricted stock award agreement shall specify whether the participant has a right to receive unvested restricted shares in the event of termination of employment.

     Performance Awards. Shares of stock and/or a payment in cash may be awarded under the TSYS 2002 Plan in the amounts and subject to the terms and conditions as determined by the Committee. The Committee may set performance objectives which, depending on the extent to which they are met, will determine the value of performance awards that will be paid out to participants. Participants shall receive payment of performance awards earned, in cash and/or shares of stock, if the specified performance objectives have been obtained during a designated performance period (the minimum performance period is one year). The Committee may also establish a minimum level of performance below which no performance award may be payable.

     In the event a participant's employment is terminated by reason of death (other than by suicide), disability or retirement during a performance period, the participant shall receive a prorated payout of the performance award at the time and in the amount determined by the Committee. In the event employment is terminated for any other reason, the participant's rights to any performance award shall be forfeited. Performance awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. A participant's rights under the TSYS 2002 Plan shall be exercisable only by the participant during his lifetime.

     Objective Performance Measures. Performance objectives applicable to awards granted under the TSYS 2002 Plan, as determined by the Committee, shall be chosen from among the following alternatives, unless and until the Committee proposes a change in such measures for shareholder vote or applicable tax and/or securities laws change to permit Committee discretion to alter such performance measures without obtaining shareholder approval: (i) total shareholder return; (ii) return on equity; (iii) earnings per share growth; and (iv) return on assets.

     Maximum Amount Payable to Any Participant. The maximum number of shares which may be awarded in any calendar year to any one participant is two million (2,000,000). The maximum cash amount which may be awarded in any calendar year to any participant is $1 million.

     Adjustments in Connection With Certain Events. The TSYS 2002 Plan provides that the Committee shall make a substitution or adjustment in the number of shares reserved for issuance under the TSYS 2002 Plan in the number and option price of shares subject to outstanding options and in the number of shares subject to SARs, restricted stock, or performance awards, as it deems appropriate and equitable in connection with a change in corporate structure affecting TSYS' stock.

     Duration of the TSYS 2002 Plan. The TSYS 2002 Plan shall remain in effect from the date it is adopted by TSYS' Board until the date terminated by the Committee or TSYS' Board of Directors; provided, however, that no award shall be granted on or after the tenth anniversary of the TSYS 2002 Plan's effective date; provided further, however, that no future awards will be granted to TSYS' "covered employees," as defined below, unless shareholder approval of the TSYS 2002 Plan is obtained.

     Administration. The TSYS 2002 Plan will be administered by a committee of the Board of Directors of TSYS (the "Committee") which will be comprised of no fewer than two members who must be "outside directors" within the meaning of
Section 162(m). Initially, the administering committee shall be the Compensation Committee of TSYS' Board.

     The Committee shall have authority to: (i) determine individuals to whom awards will be granted; (ii) determine the terms and conditions upon which awards shall be granted, including any restriction based on performance or other factors; (iii) determine whether and to what extent awards shall be deferred; and (iv) make all other determinations, perform all other acts, exercise all other powers, and establish any other procedures it deems necessary, appropriate or advisable in administering the TSYS 2002 Plan and maintaining compliance with applicable law.

     Amendment of the TSYS 2002 Plan. TSYS' Board of Directors may amend, alter or discontinue the TSYS 2002 Plan at any time except that no such amendment, suspension or discontinuation of the TSYS 2002 Plan may affect an existing award under the TSYS 2002 Plan without the affected participant's consent. In addition, no amendment, alteration or discontinuation shall be made, without the approval of shareholders, which would: (i) increase the total number of shares reserved under the TSYS 2002 Plan; (ii) decrease the option price of any option to less than one hundred percent (100%) of the fair market value of a share on the date of grant; (iii) change the participants or class of participants eligible to participate in the TSYS 2002 Plan; or (iv) materially increase the benefits accruing to participants. Furthermore, no amendment may reprice previously granted stock options by lowering the exercise price or cancelling outstanding stock options with subsequent grants of replacement stock options with lower exercise prices.

     Change in Control. Unless otherwise determined by the Committee at grant, in the event of a change in control of TSYS, as defined in the TSYS 2002 Plan, the vesting of any outstanding awards granted under the TSYS 2002 Plan shall be accelerated and all such awards shall be fully exercisable.

     Federal Income Tax Consequences of the TSYS 2002 Plan. The income tax consequences under current federal tax law to participants and to TSYS and its subsidiaries of incentive compensation awarded under the TSYS 2002 Plan is generally as described below. Local and state tax authorities, however, may also tax incentive compensation awarded under the TSYS 2002 Plan.

     Consequences to Participants. Generally, for federal income tax purposes, a participant will realize ordinary income and will incur tax liability upon receipt of the payment of an award under the TSYS 2002 Plan in an amount equal to such payment, if in cash, or the fair market value of any unrestricted shares of stock received. The tax consequences to participants of the individual types of awards which may be granted under the TSYS 2002 Plan are described below.

     Qualified Incentive Stock Options. With respect to options which qualify as incentive stock options, a participant will not recognize ordinary income for federal income tax purposes at the time options are granted or exercised. If the participant disposes of shares acquired by exercise of an incentive stock option before the expiration of two years from the date the options are granted, or within one year after the issuance of shares upon exercise of the incentive stock option, the participant will recognize in the year of disposition: (a) ordinary income, to the extent that the lesser of either (1) the fair market value of the shares on the date of option exercise or (2) the amount realized on disposition exceeds the option price; and (b) capital gain (or loss), to the extent that the amount realized on disposition differs from the fair market value of the shares on the date of option exercise. Any compensation included in an employee's gross income will be subject to federal employment taxes. If the shares are sold after expiration of these holding periods, the participant will realize capital gain or loss (assuming the shares are held as capital assets) equal to the difference between the amount realized on disposition and the option price.

     Nonqualified Stock Options. With respect to options which do not qualify as incentive stock options, the participant will recognize no income upon grant of the option and, upon exercise, will recognize ordinary income to the extent of the difference between the amount paid by the participant for the shares and the fair market value of the shares on the date of option exercise. Any compensation included in an employee's gross income will be subject to federal employment taxes. Upon a subsequent disposition of the shares received under the option, the participant will recognize capital gain or loss, as the case may be, to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition (assuming the shares are held as capital assets).

     Stock Appreciation Rights. Ordinary income will be recognized by a participant upon the exercise of an SAR, in an amount equal to the cash received or the fair market value of the shares received on the exercise date. Any compensation included in an employee's gross income will be subject to federal employment taxes.

     Restricted Stock. Participants holding restricted stock will recognize ordinary income in the year in which the restrictions lapse, in the amount of the fair market value of the shares as of the date of lapse of the restrictions, unless the participant elects to include the fair market value of the shares as of the date of grant in ordinary income at that time. Any compensation included in an employee's gross income will be subject to federal employment taxes.

     Performance Awards. Ordinary income will be recognized by a participant in the year in which it is received in an amount equal to the amount of the performance award on the date of receipt. Any compensation included in an employee's gross income will be subject to federal employment taxes.

     Consequences to TSYS and Its Subsidiaries. In general, TSYS and its subsidiaries will receive an income tax deduction at the same time and in the same amount as the amount which is taxable to the employee as compensation, except as provided below. To the extent a participant realizes capital gains, as described above, TSYS and its subsidiaries will not be entitled to any deduction for federal income tax purposes.

     Under Section 162(m), compensation paid by a public company in excess of $1 million for any taxable year to "covered employees" generally is not deductible by the company or its affiliates for federal income tax purposes unless it is related to the performance of the company, is paid pursuant to a plan approved by shareholders of the company and meets certain other requirements.

     Generally, "covered employees" is defined under Section 162(m) as any individual who is the chief executive officer or is among the four other highest paid executive officers named in the summary compensation table in the company's proxy statement, other than the chief executive officer, as of the last day of the taxable year. It is anticipated that awards will qualify as performance based for purposes of Section 162(m), except for restricted stock not subject to preestablished performance goals. TSYS does not presently anticipate making any such awards. However, TSYS reserves the ability to make awards which do not qualify for full deductibility under Section 162(m) if the Committee determines that the benefits of so doing outweigh full deductibility.

           DIRECTORS' PROPOSAL TO APPROVE THE SYNOVUS FINANCIAL CORP.
                         2002 LONG-TERM INCENTIVE PLAN

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

     TSYS' compensation program includes long-term performance awards under the Synovus Financial Corp. 2002 Long-Term Incentive Plan (the "Synovus 2002 Plan"). The purpose of the Synovus 2002 Plan is to attract, retain, motivate and reward employees and non-employee directors who make a significant contribution to Synovus and its subsidiaries' (including TSYS) long-term success, and to enable such employees and non-employee directors to acquire and maintain an equity interest in Synovus. Subject to approval by TSYS' shareholders, compensation paid to TSYS' employees pursuant to the Synovus 2002 Plan is intended, to the extent reasonable, to qualify for tax deductibility under Section 162(m) of the Internal Revenue Code.

     Eligibility and Participation. Any employee of Synovus or its subsidiaries (including TSYS) and any non-employee director of Synovus or TSYS, which is approximately 11,121 persons, is eligible to be selected to participate in the Synovus 2002 Plan. The Committee, as described below, has discretion to select participants from year to year.

     Shares Subject to the Plan. The aggregate number of shares of Synovus stock which may be granted to participants pursuant to awards granted under the Synovus 2002 Plan may not exceed fourteen million (14,000,000).

     Awards Under the Synovus 2002 Plan. Pursuant to the Synovus 2002 Plan, Synovus may grant long-term performance awards to participants in the form of stock options, stock appreciation rights ("SARs"), restricted stock or performance awards.

     Stock Options. The Committee may grant options under the Synovus 2002 Plan in the form of qualified incentive stock options, nonqualified stock options or a combination thereof. Non-employee directors, however, are not eligible to receive qualified incentive stock options. Options may be granted either alone or in tandem with other awards granted under the Synovus 2002 Plan. Subject to the limits described herein, the Committee shall have discretion in determining the number of shares subject to options granted to each participant.

     The option price of nonqualified stock options may be equal to, or more or less than, one hundred percent (100%) of the fair market value of a share of Synovus stock on the date the option is granted. The option price of qualified incentive stock options shall be at least equal to one hundred percent (100%) of the fair market value of a share of Synovus stock on the date the option is granted. Options shall expire at such times as the Committee determines at the time of grant; provided, however, that no option shall be exercisable later than the tenth anniversary of its grant.

     Options granted under the Synovus 2002 Plan shall be exercisable at such times and subject to such restrictions and conditions as the Committee shall approve; provided that no option may be exercisable prior to six months following its grant. The option exercise price shall be payable in cash, by check or by such other instrument as deemed acceptable by the Committee.
Payment of the exercise price and any withholding tax due at exercise may also be made through any program approved by the Committee (including a broker-dealer cashless exercise program).

     Options may only be transferred under the laws of descent and distribution and shall be exercisable only by the participant during his lifetime unless otherwise specified by the

Committee at or after grant. The participant's rights in the event of termination of employment shall be specified by the Committee at or after grant.

     Stock Appreciation Rights. SARs granted under the Synovus 2002 Plan may be granted alone or in conjunction with all or part of any option granted under the Synovus 2002 Plan. Subject to the terms of the Synovus 2002 Plan, the Committee shall have discretion to determine the terms and conditions of any SAR granted under the Synovus 2002 Plan. With respect to an SAR granted in conjunction with an option, the grant price shall be equal to the option price of the related option, and such SAR shall terminate upon the termination or exercise of the related option. No SAR granted under the Synovus 2002 Plan may be exercisable prior to six months following its grant, except in the case of death (other than by suicide) or disability of the participant. The term of any SAR shall be determined by the Committee, provided that such term may not exceed ten years.

     SARs granted alone may be exercised upon the terms and conditions as are imposed by the Committee. An SAR granted in conjunction with an option may be exercised only with respect to the shares of stock of Synovus for which the related option is exercisable. SARs granted in connection with an incentive stock option shall expire no later than the expiration of such incentive stock option; the value of the payout for such SARs may be no more than one hundred percent (100%) of the difference between the incentive stock option option price and the fair market value of the shares subject to such incentive stock option at exercise and may be exercised only when the fair market value of the shares subject to the incentive stock option exceeds the incentive stock option option price.

     Upon exercise, a participant will receive the difference between the fair market value of a share of stock on the date of exercise and the grant price multiplied by the number of shares with respect to which the SAR is exercised. Payment due upon exercise may be in cash, in shares having a fair market value of the SAR being exercised, or in a combination of cash and shares, as determined by the Committee. The Committee may impose such restrictions on the exercise of SARs as may be required to satisfy the requirements of Section 16 of the Securities Exchange Act. SARs may only be transferred under the laws of descent and distribution and shall be exercisable only by the participant during his lifetime.

     Restricted Stock. Restricted stock may be granted in such amounts and subject to such terms and conditions as determined by the Committee. The Committee shall impose such conditions and/or restrictions on any shares of restricted stock as it deems advisable, including, but not limited to, a graduated vesting schedule and/or conditioning the grant of restricted stock on the attainment of performance goals. Each participant who is awarded restricted stock shall be issued a stock certificate in respect of such restricted stock, which shall be held in escrow by an escrow agent designated by the Committee, as provided under the Synovus 2002 Plan.

     During the six month period following the date of grant of restricted stock, or such longer period as may be determined by the Committee, restricted stock may not be sold, transferred, pledged or assigned. The minimum period for the lapse of all restrictions on restricted stock is three years. Except as limited by the Synovus 2002 Plan, the Committee may provide for the lapse of such restrictions or may accelerate or waive such restrictions based on performance or in the event of extraordinary nonrecurring situations, such as retirement, disability or death.

     Participants holding restricted stock shall have all of the rights of stockholders of Synovus, including the right to dividends, unless the Committee determines otherwise at the time of grant. Dividends or distributions credited during the restriction period and paid in shares shall be subject to the same restrictions as the shares of restricted stock with respect to which they were paid. All rights with respect to restricted stock shall be available only during a participant's lifetime, and each restricted stock award agreement shall specify whether the participant has a right to receive unvested restricted shares in the event of termination of employment.

     Performance Awards. Shares of stock and/or a payment in cash may be awarded under the Synovus 2002 Plan in the amounts and subject to the terms and conditions as determined by the Committee. The Committee may set performance objectives which, depending on the extent to which they are met, will determine the value of performance awards that will be paid out to participants. Participants shall receive payment of performance awards earned, in cash and/or shares of stock, if the specified performance objectives have been obtained during a designated performance period (the minimum performance period is one year). The Committee may also establish a minimum level of performance below which no performance award may be payable.

     In the event a participant's employment is terminated by reason of death (other than by suicide), disability or retirement during a performance period, the participant shall receive a prorated payout of the performance award at the time and in the amount determined by the Committee. In the event employment is terminated for any other reason, the participant's rights to any performance award shall be forfeited. performance awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. A participant's rights under the Synovus 2002 Plan shall be exercisable only by the participant during his lifetime.

     Objective Performance Measures. Performance objectives applicable to awards granted under the Synovus 2002 Plan, as determined by the Committee, shall be chosen from among the following alternatives, unless and until the Committee proposes a change in such measures for shareholder vote or applicable tax and/or securities laws change to permit Committee discretion to alter such performance measures without obtaining shareholder approval: (i) total shareholder return;
(ii) return on equity; (iii) earnings per share growth; and (iv) return on assets.

     Maximum Amount Payable to Any Participant. The maximum number of shares which may be awarded in any calendar year to any one participant is two million (2,000,000). The maximum cash amount which may be awarded in any calendar year to any participant is $1 million.

     Adjustments in Connection With Certain Events. The Synovus 2002 Plan provides that the Committee shall make a substitution or adjustment in the number of shares reserved for issuance under the Synovus 2002 Plan, in the number and option price of shares subject to outstanding options and in the number of shares subject to SARs, restricted stock or performance awards, as it deems appropriate and equitable in connection with a change in corporate structure affecting Synovus' stock.

     Duration of the Synovus 2002 Plan. The Synovus 2002 Plan shall remain in effect from the date it is adopted by Synovus' Board until the date terminated by the Committee or Synovus' Board of Directors; provided, however, that no award shall be granted on or after the tenth anniversary of the Synovus 2002 Plan's effective date; provided further, however, that no future awards will be granted to TSYS' "covered employees," as defined below, unless shareholder approval of the Synovus 2002 Plan is obtained.

     Administration. The Synovus 2002 Plan will be administered by a committee of the Board of Directors of Synovus (the "Committee") which will be comprised of no fewer than two members who must be "outside directors" within the meaning of Section 162(m). At least two of the Committee's members must be directors of both Synovus and TSYS. Initially, the administering committee shall be the Compensation Committee of Synovus' Board.

     The Committee shall have authority to: (i) determine individuals to whom awards will be granted; (ii) determine the terms and conditions upon which awards shall be granted, including any restriction based on performance or other factors; (iii) determine whether and to what extent awards shall be deferred; and (iv) make all other determinations, perform all other acts, exercise all other powers, and establish any other procedures it deems necessary, appropriate or advisable in administering the Synovus 2002 Plan and maintaining compliance with applicable law. In accordance with its responsibility to evaluate the remuneration of TSYS' senior management, TSYS' Compensation Committee reviews and approves all awards made to TSYS' employees.

     Amendment of the Synovus 2002 Plan. Synovus' Board of Directors may amend, alter or discontinue the Synovus 2002 Plan at any time except that no such amendment, suspension or discontinuation of the Synovus 2002 Plan may affect an existing award under the Synovus 2002 Plan without the affected participant's consent. In addition, no amendment, alteration or discontinuation shall be made, without the approval of shareholders, which would: (i) increase the total number of shares reserved under the Synovus 2002 Plan; (ii) decrease the option price of any option to less than one hundred percent (100%) of the fair market value of a share on the date of grant; (iii) change the participants or class of participants eligible to participate in the Synovus 2002 Plan; or (iv) materially increase the benefits accruing to participants. Furthermore, no amendment may reprice previously granted stock options by lowering the exercise price or cancelling outstanding stock options with subsequent grants of replacement stock options with lower exercise prices.

     Change in Control. Unless otherwise determined by the Committee at grant, in the event of a change in control of Synovus, as defined in the Synovus 2002 Plan, the vesting of any outstanding awards granted under the Synovus 2002 Plan shall be accelerated and all such awards shall be fully exercisable.

     Federal Income Tax Consequences of the Synovus 2002 Plan. The income tax consequences under current federal tax law to participants and to Synovus and its subsidiaries of incentive compensation awarded under the Synovus 2002 Plan is generally as described below. Local and state tax authorities, however, may also tax incentive compensation awarded under the Synovus 2002 Plan.

     Consequences to Participants. Generally, for federal income tax purposes, a participant will realize ordinary income and will incur tax liability upon receipt of the payment of an award under the Synovus 2002 Plan in an amount equal to such payment, if in cash, or the fair market value of any unrestricted shares of stock received. The tax consequences to participants of the individual types of awards which may be granted under the Synovus 2002 Plan are described below.

     Qualified Incentive Stock Options. With respect to options which qualify as incentive stock options, a participant will not recognize ordinary income for federal income tax purposes at the time options are granted or exercised. If the participant disposes of shares acquired by exercise of an incentive stock option before the expiration of two years from the date the options are granted, or within one year after the issuance of shares upon exercise of the incentive stock option, the participant will recognize in the year of disposition: (a) ordinary income, to the extent that the lesser of either (1) the fair market value of the shares on the date of option exercise or (2) the amount realized on disposition exceeds the option price; and (b) capital gain (or loss), to the extent that the amount realized on disposition differs from the fair market value of the shares on the date of option exercise. Any compensation included in an employee's gross income will be subject to federal employment taxes. If the shares are sold after expiration of these holding periods, the participant will realize capital gain or loss (assuming the shares are held as capital assets) equal to the difference between the amount realized on disposition and the option price.

     Nonqualified Stock Options. With respect to options which do not qualify as incentive stock options, the participant will recognize no income upon grant of the option and, upon exercise, will recognize ordinary income to the extent of the difference between the amount paid by the participant for the shares and the fair market value of the shares on the date of option exercise. Any compensation included in an employee's gross income will be subject to federal employment taxes. Upon a subsequent disposition of the shares received under the option, the participant will recognize capital gain or loss, as the case may be, to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition (assuming the shares are held as capital assets).

     Stock Appreciation Rights. Ordinary income will be recognized by a participant upon the exercise of an SAR, in an amount equal to the cash received or the fair market value of the shares received on the exercise date. Any compensation included in an employee's gross income will be subject to federal employment taxes.

     Restricted Stock. Participants holding restricted stock will recognize ordinary income in the year in which the restrictions lapse, in the amount of the fair market value of the shares as of the date of lapse of the restrictions, unless the participant elects to include the fair market value of the shares as of the date of grant in ordinary income at that time. Any compensation included in an employee's gross income will be subject to federal employment taxes.

     Performance Awards. Ordinary income will be recognized by a participant in the year in which it is received in an amount equal to the amount of the performance award on the date of receipt. Any compensation included in an employee's gross income will be subject to federal employment taxes.

     Consequences to Synovus and Its Subsidiaries. In general, Synovus and its subsidiaries will receive an income tax deduction at the same time and in the same amount as the amount which is taxable to the employee as compensation, except as provided below. To the extent a participant realizes capital gains, as described above, Synovus and its subsidiaries will not be entitled to any deduction for federal income tax purposes.

     Under Section 162(m), compensation paid by a public company in excess of $1 million for any taxable year to "covered employees" generally is not deductible by the company or its affiliates for federal income tax purposes unless it is related to the performance of the company, is paid pursuant to a plan approved by shareholders of the company and meets certain other requirements.

     Generally, "covered employees" is defined under Section 162(m) as any individual who is the chief executive officer or is among the four other highest paid executive officers named in the summary compensation table in the company's proxy statement, other than the chief executive officer, as of the last day of the taxable year. It is anticipated that future awards will qualify as performance based for purposes of Section 162(m), except for restricted stock not subject to preestablished performance goals. Synovus does not presently anticipate making any such awards. However, Synovus and TSYS reserve the ability to make awards which do not qualify for full deductibility under Section 162(m) if the Committee determines that the benefits of so doing outweigh full deductibility.

NEW PLAN BENEFITS

     The following table shows proposed grants of options of Synovus stock to certain of TSYS' executive officers under the Synovus 2002 Plan for fiscal year 2001. Amounts that may be received under the TSYS 2002 Plan are not determinable.

        Number of Shares Subject to Options Granted

          Name and
          Position                           Synovus 2002 Plan <f1>
          -----------------------            ---------------------------
          Richard W. Ussery                       45,000
          Chairman of the Board
          and Chief Executive
          Officer

          Philip W. Tomlinson                     40,500
          President

          William A. Pruett                       16,200
          Executive Vice
          President

          M. Troy Woods                           16,200
          Executive Vice
          President

          James B. Lipham                         14,100
          Executive Vice President
          and Chief Financial
          Officer

          Executive Group                        145,800

          Non-Executive Director
          Group                                   <f2>

          Non-Executive Officer
          Employee Group                          <f2>

<f1> Amounts represent proposed grants to executives based upon
     Synovus' performance during the 1999-2001 performance period.

<f2> Amounts are not determinable.

                                       18

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the cash and noncash compensation for each of the last three fiscal years for the chief executive officer of TSYS and for the other four most highly compensated executive officers of TSYS.

-----------------------------------------------------------------------------------------------------------------------------------
                                                SUMMARY COMPENSATION TABLE
                                                                                                    Long-Term
                                                Annual Compensation                             Compensation Awards
                           -------------------------------------------------------   ----------------------------------------------
                                                                      Other            Restricted       Securities      All
                                                                      Annual           Stock            Underlying      Other
Name and                                                              Compen-          Award(s)         Options/        Compen-
Principal Position<f1>      Year    Salary<f2>        Bonus<f3>       sation<f4>       <f5>             SARs <f6>       sation <f7>
-----------------------    ------  --------------   -----------      ------------     --------------   -------------   ------------
Richard W. Ussery            2001    $534,400         $425,000          $10,000         $  -0-           539,829         $148,868
Chairman of the Board        2000     513,200          436,800            7,500          325,000          49,050          145,084
and Chief Executive          1999     464,000          292,500             -0-             -0-            90,170          138,894
Officer

Philip W. Tomlinson          2001     484,400          382,500             -0-             -0-           529,872          114,736
President                    2000     458,200          357,000             -0-           650,000          35,543          121,101
                             1999     404,000          234,000             -0-             -0-            64,937          116,561

William A. Pruett            2001     270,000          161,650             -0-             -0-           417,923           78,029
Executive Vice               2000     258,000          217,720             -0-           325,000          13,115           73,551
President                    1999     240,500          145,300             -0-             -0-            24,189           72,110


M. Troy Woods                2001     270,000          161,650             -0-             -0-           417,923           73,439
Executive Vice               2000     258,000          217,720             -0-           325,000          13,115           73,606
President                    1999     240,500          145,300             -0-             -0-            24,189           67,381

James B. Lipham              2001     235,000          140,825             -0-             -0-           415,600           62,358
Executive Vice President     2000     222,500          187,900             -0-           650,000          11,196           62,713
and Chief Financial Officer  1999     202,500          122,500             -0-             -0-            20,098           56,504
--------------------

<f1> Mr. Blanchard received no cash compensation from TSYS during 2001, other than director compensation.

<f2> Amount consists of base salary and director fees for Messrs. Ussery and Tomlinson.

<f3> Bonus amount for 2001 includes a special recognition award of $1,000 for
     Messrs. Pruett, Woods and Lipham.

<f4> Amount represents matching contributions under the Director Stock
     Purchase Plan. Perquisites and other personal benefits are excluded because the aggregate amount does not exceed the lesser of $50,000 or 10% of annual salary and bonus for the named executives.

<f5> Grants for 2000 pertain to shares of Vital Processing Services, LLC, a 50%
     owned subsidiary of TSYS. Dividends are not paid on the restricted shares. As of December 31, 2001, Messrs. Ussery, Tomlinson, Pruett, Woods and Lipham held 100,000, 200,000, 100,000, 100,000 and 200,000 Vital restricted shares, respectively, with a value of $378,000, $756,000, $378,000, $378,000 and $756,000, respectively.

<f6> Grants previously disclosed for 2000 included options to purchase 100,000,
     100,000, 50,000, 100,000 and 50,000 shares of DotsConnect, Inc., formerly a subsidiary of TSYS, for each of Messrs. Ussery, Tomlinson, Pruett, Woods and Lipham, respectively, all of which options were subsequently surrendered by the named executives for no additional consideration.

<f7> The 2001 amount consists of contributions or other allocations to defined contribution plans of $23,800 for each executive; allocations pursuant to defined contribution excess benefit agreements of $107,352, $90,268, $44,341, $44,341 and $35,266 for each of Messrs. Ussery, Tomlinson, Pruett, Woods and Lipham, respectively; premiums paid for group term life insurance coverage of $450, $450, $486, $450 and $423 for each of Messrs. Ussery, Tomlinson, Pruett, Woods and Lipham, respectively; the economic benefit of life insurance coverage related to split-dollar life insurance policies of $1,747, $218, $2,098, $369 and $270 for each of Messrs. Ussery,
     Tomlinson, Pruett, Woods and Lipham, respectively; and the dollar value of the benefit of premiums paid for split dollar life insurance policies (unrelated to term life insurance coverage) projected on an actuarial

                                       19

     basis of $15,519, $7,304, $4,479 and $2,599 for each of Messrs. Ussery, Pruett, Woods and Lipham, respectively.

STOCK OPTION EXERCISES AND GRANTS

     The following tables provide certain information regarding stock options granted and exercised in the last fiscal year and the number and value of unexercised options at the end of the fiscal year.

------------------------------------------------------------------------------
                                        OPTION/SAR GRANTS IN LAST FISCAL YEAR
                            Individual Grants
                     ---------------------------------------------------------
                                  % of Total                                   Potential
                                  Options/                                     Realized Value at
                                  SARs           Exercise                      Assumed Annual Rates of
                     Options/     Granted to     or                            Stock Price Appreciation
                     SARs         Employees      Base                          For Option Term<f1>
                     Granted      in Fiscal      Price       Expiration       --------------------------
Name                 (#)          Year           ($/Share)   Date                5%($)       10%($)
-------------------  -----------  -------------  --------    --------------   ---------    -------------
Richard W. Ussery     39,829<f2>   1.30%        $26.44      01/16/11           $502,642  $1,204,429
                     500,000<f3>  16.35          28.99      05/09/11          6,920,000  16,575,000

Philip W. Tomlinson   29,872<f2>   0.98          26.44      01/16/11            376,985     903,329
                     500,000<f3>  16.35          28.99      05/09/11          6,920,000  16,575,000

William A. Pruett     17,923<f2>   0.59          26.44      01/16/11            226,188     541,992
                     400,000<f3>  13.08          28.99      05/09/11          5,536,000  13,260,000

M. Troy Woods         17,923<f2>   0.59          26.44      01/16/11            226,188     541,992
                     400,000<f3>  13.08          28.99      05/09/11          5,536,000  13,260,000

James B. Lipham       15,600<f2>   0.51          26.44      01/16/11            196,872     471,744
                     400,000<f3>  13.08          28.99      05/09/11          5,536,000  13,260,000

---------------

<f1> The dollar gains under these columns result from calculations using the identified growth rates and are not intended to forecast future price appreciation of Synovus stock.

<f2> Options to purchase Synovus stock granted on January 17, 2001 at fair market value. Options become exercisable on January 17, 2003 and are transferable to family members.

<f3> Options to purchase Synovus stock granted on May 10, 2001 at fair market value. Options become exercisable in equal installments when the per share fair market value of Synovus stock meets or exceeds $40, $45 and $50, and in any event on May 10, 2008. Options are transferable to family members.


-----------------------------------------------------------------------------------------------------------
                    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION/SAR VALUES

                                                Number of Securities          Value of
                                                Underlying Unexercised        Unexercised In-the-Money
                     Shares        Value        Options/SARs at FY-End (#)    Options/SARs at FY-End ($)<f1>
                     Acquired on   Realized     --------------------------    -----------------------------
Name                 Exercise (#)  ($)<f1>      Exercisable/Unexercisable     Exercisable/Unexercisable
-------------------  ------------  -----------  --------------------------    -----------------------------
Richard W. Ussery     33,668      $  805,675    503,325 /  589,029<f2>         $4,577,861 / $  343,640
                      -0-           -0-         168,000 /  252,000<f3>          1,338,960 /  2,008,440

Philip W. Tomlinson   62,087       1,294,971    296,000 /  565,565<f2>          2,110,381 /    249,253
                      -0-           -0-         168,000 /  252,000<f3>          1,338,960 /  2,008,440


William A. Pruett      8,255         173,529    131,999 /  431,188<f2>          1,192,092 /     92,527
                      -0-           -0-          84,000 /  126,000<f3>            669,480 /  1,004,220


M. Troy Woods         -0-           -0-         104,535 /  431,128<f2>            731,013 /     92,527
                      -0-           -0-          93,000 /  126,000<f3>            841,740 /  1,004,220

James B. Lipham       -0-           -0-          99,213 /  426,946<f2>            833,953 /     79,117
                      -0-           -0-          91,200 /  126,000<f3>          1,142,028 /  1,004,220

----------

<f1> Market value of underlying securities at exercise or year-end, minus the exercise or base price.

<f2> Options pertain to shares of Synovus stock.

<f3> Options pertain to shares of TSYS stock.

CHANGE IN CONTROL ARRANGEMENTS

     Long-Term Incentive Plans. Under the terms of the TSYS 2000 and 2002 Long-Term Incentive Plans and Synovus' 1992, 1994, 2000 and 2002 Long-Term Incentive Plans, all awards become automatically vested in the event of a Change of Control, as defined below, unless otherwise determined by the Committee at grant. Awards under the Plans may include stock options, restricted stock, stock appreciation and performance awards. Messrs. Ussery, Tomlinson, Pruett, Woods and Lipham each have, or will have with respect to the proposed 2002 Long-Term Incentive Plans, restricted stock and stock options under the Synovus/TSYS Long-Term Incentive Plans.

     Change of Control Agreements. TSYS has entered into Change of Control Agreements with Messrs. Ussery, Tomlinson, Pruett, Woods and Lipham, and certain other officers. In the event of a Change of Control, an executive would receive the following:

     . For Messrs. Ussery and Tomlinson, three times their current base salary and bonus (bonus is defined as the average bonus over the past three years measured as a percentage multiplied by the executive's current base salary). Messrs. Pruett, Woods and Lipham would receive two times their current base salary and bonus, as defined above.

     . Three years of medical, life, disability and other welfare benefits (two years for Messrs. Pruett, Woods and Lipham).

     . A pro rata bonus through the date of termination for the separation year.

     . A cash amount in lieu of a long-term incentive award for the year of separation equal to 1.5 times the normal market grant, if the executive received a long-term incentive award in the year of separation, or 2.5 times the market grant if not.

     In order to receive these benefits, an executive must be actually or constructively terminated within one year following a Change of Control, or the executive may voluntarily or involuntarily terminate employment during the thirteenth month following a Change of Control.

     With respect to Synovus, a Change of Control under these agreements is defined as: (i) the acquisition of 20% or more of the "beneficial ownership" of Synovus' outstanding voting stock, with certain exceptions for Turner family members; (ii) the persons serving as directors of Synovus as of January 1, 1996, and their replacements or additions, ceasing to comprise at least two-thirds of the Board members; (iii) a merger, consolidation, reorganization or sale of Synovus' assets unless the prior owners of Synovus own more than two-thirds of the new company, no person owns more than 20% of the new company, and two-thirds of the new company's Board members are prior Board members of Synovus; or (iv) a triggering event occurs as defined in the Synovus Rights Agreement. With respect to TSYS, a Change of Control is generally defined the same as a Change of Control of Synovus, except that (a) a spin-off of TSYS stock to Synovus shareholders, and (b) any transaction in which Synovus continues to own more than 50% of the outstanding stock of TSYS are specifically excluded from the Change of Control definition. In the event an executive is impacted by the Internal Revenue Service excise tax that applies to certain Change of Control arrangements, the executive would receive additional payments so that he or she would be in the same position as if the excise tax did not apply. The Change of Control Agreements do not provide for any retirement benefits or perquisites.

                             STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in cumulative shareholder return on TSYS stock with the cumulative total return of the Standard & Poor's 500 Index and the Standard & Poor's Computer Software & Services Index for the last five fiscal years (assuming a $100 investment on December 31, 1996 and reinvestment of all dividends).

[Omitted Stock Performance Graph is represented by the following table.]

         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
        TSYS, S&P 500 AND S&P COMPUTER SOFTWARE & SERVICES INDEX

               1996      1997      1998      1999      2000      2001
               ----      ----      ----      ----      ----      -----
TSYS           $100      $ 92      $132      $ 92      $126      $120

S&P 500        $100      $134      $171      $208      $189      $166

S&P CS&S       $100      $139      $252      $467      $221      $222

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee ("Committee") of TSYS is responsible for the design and oversight of the TSYS executive compensation program, as well as the compensation and other benefit plans in which officers, employees and directors of TSYS and its subsidiaries participate. The Committee has designed its compensation program to attract and retain highly motivated and well-trained executives in order to create superior shareholder value for TSYS shareholders.

     Elements of Executive Compensation. The four elements of executive compensation at TSYS are:

     .      Base Salary                       .      Annual Bonus
     .      Long-Term Incentives              .      Other Benefits

     The Committee believes that a substantial portion (though not a majority) of an executive's compensation should be at risk based upon performance, both in the short-term (through the annual bonus and the Synovus/TSYS Profit Sharing Plan and the Synovus/TSYS 401(k) Savings Plan) and long-term (through long-term incentives such as stock options and restricted stock awards). The remainder of each executive's compensation is primarily based upon the competitive practices of computer systems/data processing companies ("similar companies"), with certain adjustments as described below. The companies used for comparison under this approach are not the same companies included in the peer group index appearing in the Stock Performance Graph on page 22. Each element of executive compensation is discussed in detail below.

     Base Salary. Base salary is an executive's annual rate of pay without regard to any other elements of compensation. The primary consideration used by the Committee is a market comparison of comparable positions within similar companies based upon the executive's level of responsibility and experience. The Committee has had difficulty, however, in obtaining appropriate market data for certain of TSYS' executives. Market data for most positions is based upon the 50th percentile of the computer systems/data processing market, adjusted to reflect the size of TSYS. If market data could not be obtained for a particular position, the Committee targeted the median level of general industry data with a premium added to reflect the technology component of TSYS' business. The Committee made no adjustments to the base salaries of Mr. Ussery or TSYS' other executive officers in 2001.

     Annual Bonus. The Committee may award annual bonuses to TSYS executives under two different plans, the Synovus Executive Bonus Plan and the Synovus Incentive Bonus Plan. The Committee selects the participants in each Plan from year to year. For 2001, Mr. Ussery was selected to participate in the Synovus Executive Bonus Plan and Messrs. Tomlinson, Pruett, Woods and Lipham were selected to participate in the Incentive Bonus Plan. Under the terms of the Plans, bonus amounts are paid as a percentage of base pay based on the achievement of performance goals that are established each year by the Committee. The performance goals may be chosen by the Committee from among the following measurements:

     . Number of cardholder, merchant and/or other customer accounts processed and/or converted by TSYS;

     . Successful negotiation or renewal of contracts with new and/or existing customers by TSYS;

     .    Productivity and expense control;

     .    Stock price;

     .    Return on capital compared to cost of capital;

     .    Net income;

     .    Operating income;

     .    Earnings per share and/or earnings per share growth;

     .    Return on equity;

     .    Return on assets; and

     .    Asset growth.

     The Committee established a payout matrix based on attainment of net income goals during 2001 for Mr. Ussery and TSYS' other executive officers. The maximum percentage payouts under the Plans for 2001 were 100% for Messrs. Ussery and Tomlinson and 70% for Messrs. Pruett, Woods and Lipham. The Committee also established a "super bonus" payout matrix that increased the bonus amount otherwise payable if certain "stretch" net income goals were attained. TSYS' financial performance and each executive's individual performance can reduce the bonus awards determined by the attainment of the goals. Although the Company's net income targets were achieved, the Committee exercised downward discretion with respect to the bonus payments based upon a recommendation from TSYS' management. Based upon TSYS' net income and the exercise of downward discretion described above, Mr. Ussery and TSYS' other executive officers were awarded the bonus amounts set forth in the Summary Compensation Table.

     Long-Term Incentives. The Committee has awarded both stock options and restricted stock awards to executives. Because of the relatively low number of publicly traded shares of TSYS, the Committee has awarded Synovus stock options and restricted stock awards to TSYS executives, linking their interests to those of Synovus and TSYS shareholders. Restricted stock awards are designed to focus executives on the long-term performance of Synovus and TSYS. Stock options provide executives with the opportunity to buy and maintain an equity interest in Synovus and TSYS and to share in their capital appreciation. The Committee has established a payout matrix for long-term grants that uses total shareholder return measured by Synovus' performance (stock price increases plus dividends) and how Synovus' total shareholder return compares to the return of a peer group of companies. For the long-term incentive awards made in 2001, total shareholder return and peer comparisons were measured during the 1998 to 2000 performance period. Under the payout matrix, the Committee awarded Messrs. Ussery, Tomlinson, Pruett, Woods and Lipham stock options of 39,829, 29,872, 17,923, 17,923 and 15,600, respectively, which options become exercisable on January 17, 2003.

     The Committee also made performance grants of 500,000, 500,000, 400,000, 400,000 and 400,000 Synovus stock options to Messrs. Ussery, Tomlinson, Pruett, Woods and Lipham, respectively. The options are exercisable in equal installments when the market price of Synovus stock exceeds $40, $45 and $50 per share and in any event seven years from the date of grant. The Committee strongly believes that these performance grants, which are designed to reward the executives for significant growth in shareholder value, are in the best interests of Synovus and TSYS shareholders.

     Other Benefits. Executives receive other benefits that serve a different purpose than the elements of compensation discussed above. In general, these benefits either provide retirement income or protection against catastrophic events such as illness, disability and death. Executives generally receive the same benefits offered to the employee population, with the only exceptions designed to promote tax efficiency or to replace other benefits lost due to regulatory limits. The Synovus/TSYS Profit Sharing Plan and the Synovus/TSYS 401(k) Savings Plan, including an excess benefit plan which replaces benefits lost due to regulatory limits (collectively the "Plan"), is the largest component of TSYS' benefits package for executives. The Plan is directly related to the performance of TSYS because the contributions to the Plan, up to a maximum of 14% of an executive's compensation, depend upon TSYS' profitability. For 2001, Mr. Ussery and TSYS' other executive officers received a Plan contribution of 7% of their compensation, based upon the Plan's profitability formula. The remaining benefits provided to executives are primarily based upon the competitive practices of similar companies.

     The Internal Revenue Code limits the deductibility for federal income tax purposes of annual compensation paid by a publicly held corporation to its chief executive officer and four other highest paid executives for amounts in excess of $1 million, unless certain conditions are met. Because the Committee seeks to maximize shareholder value, the Committee has taken steps to ensure that any compensation paid to its executives in excess of $1 million is deductible. For 2001, Mr. Ussery and Mr. Tomlinson would have been affected by this provision, but for the steps taken by the Committee. The Committee reserves the ability to make awards which do not qualify for full deductibility under the Internal Revenue Code, however, if the Committee determines that the benefits of doing so outweigh full deductibility.

     The Committee believes that its executive compensation program serves the best interests of the shareholders of TSYS. As described above, a substantial portion of the compensation of TSYS' executives is directly related to TSYS' performance. The Committee believes that the performance of TSYS to date validates its compensation philosophy.

The Compensation Committee

Gardiner W. Garrard, Jr.
G. Wayne Clough
Mason H. Lampton

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Gardiner W. Garrard, Jr., Mason H. Lampton and G. Wayne Clough served as members of TSYS' Compensation Committee during 2001. No member of the Committee is a current or former officer or employee of TSYS or its subsidiaries.

     During 2001, TSYS paid $311,704 in gross commissions to Jordan Real Estate Brokerage, LLC, $116,820 of which was retained by Jordan Real Estate Brokerage, LLC as net commissions, in connection with the location of office space in the Atlanta, Georgia area. Jordan Real Estate Brokerage, LLC is a wholly owned subsidiary of The Jordan Company. Gardiner W. Garrard, Jr., a director of TSYS, CB&T and Synovus, is an officer, director and shareholder of The Jordan Company.

                          TRANSACTIONS WITH MANAGEMENT

     During 2001, DotsConnect, Inc., a subsidiary of TSYS during 2001, leased approximately 9,558 square feet of office space in Columbus, Georgia from W.C. Bradley Co. for approximately $167,905.

     TSYS has entered into an agreement with CB&T with respect to the use of aircraft owned or leased by CB&T and W.C.B. Air L.L.C. CB&T and W.C.B. Air are parties to a Joint Ownership Agreement pursuant to which they jointly own or lease aircraft. W.C. Bradley Co. owns all of the limited liability company interests of W.C.B. Air. CB&T and W.C.B. Air have each agreed to pay fixed fees for each hour they fly the aircraft owned and/or leased pursuant to the Joint Ownership Agreement. TSYS paid CB&T $956,408 for its use of the aircraft during 2001, which was used by CB&T to satisfy its commitments under the Joint Ownership Agreement. The charges payable by TSYS to CB&T in connection with its use of this aircraft approximate charges available to unrelated third parties in the State of Georgia for use of comparable aircraft for commercial purposes. William B. Turner, a director of TSYS and Chairman of the Executive Committee of CB&T and Synovus, is an advisory director and shareholder of W.C. Bradley Co. James H. Blanchard, Chairman of the Executive Committee of TSYS, Chairman of the Board of Synovus and a director of CB&T, is a director of W.C. Bradley Co. W. Walter Miller, Jr., a director of W.C. Bradley Co., is a director of TSYS. Stephen T. Butler, the nephew of William B. Turner and an officer and director of W.C. Bradley Co., is a director of CB&T. W.B. Turner, Jr. and John T. Turner, the sons of William B. Turner, are officers and directors of W.C. Bradley Co. and are also directors of CB&T.

     King & Spalding, a law firm located in Atlanta, Georgia, performed legal services on behalf of TSYS during 2001. Samuel A. Nunn, a director of TSYS, is a senior partner of King & Spalding.

     For a description of certain transactions between TSYS and its affiliated companies, upon whose Boards of Directors certain of TSYS' directors also serve, see "Bankcard Data Processing Services Provided to CB&T and Certain of Synovus' Subsidiaries; Other Agreements Between TSYS, Synovus, CB&T and Certain of Synovus' Subsidiaries" on page 27.

                                       24

        RELATIONSHIPS BETWEEN TSYS, SYNOVUS, CB&T AND CERTAIN OF SYNOVUS'
                                  SUBSIDIARIES

BENEFICIAL OWNERSHIP OF TSYS STOCK BY CB&T

     The following table sets forth the number of shares of TSYS stock beneficially owned by CB&T, the only known beneficial owner of more than 5% of the issued and outstanding shares of TSYS stock, as of January 1, 2002.

--------------------------------------------------------------------------------
                                                  Percentage of
                         Shares of                Outstanding Shares of
                         TSYS Stock               TSYS Stock
Name and Address of      Beneficially Owned       Beneficially Owned
Beneficial Owner         as of 1/1/02             as of 1/1/02
------------------------ ------------------------ -----------------------------
Columbus Bank
and Trust Company        159,630,980<f1><f2>           81.1%
1148 Broadway
Columbus, Georgia 31901

------------
                                       25

<f1> CB&T individually owns these shares.

<f2> As of January 1, 2002, Synovus Trust Company, a wholly owned trust company subsidiary of CB&T, held in various fiduciary capacities a total of 2,233,104 shares (1.13%) of TSYS stock. Of this total, Synovus Trust Company held 1,954,713 shares as to which it possessed sole voting power, 1,926,074 shares as to which it possessed sole investment power, 232,440 shares as to which it possessed shared voting power and 238,840 shares as to which it possessed shared investment power. In addition, as of January 1, 2002, Synovus Trust Company held in various agency capacities an additional 1,892,951 shares of TSYS stock as to which it possessed no voting or investment power. Synovus and its subsidiaries disclaim beneficial ownership of all shares of TSYS stock which are held by Synovus Trust Company in various fiduciary and agency capacities.

     CB&T, by virtue of its individual ownership of 159,630,980 shares, or 81.1%, of the outstanding shares of TSYS stock on January 1, 2002 is able to, and intends to, elect a majority of TSYS' Board of Directors. CB&T presently controls TSYS.

INTERLOCKING DIRECTORATES OF TSYS, SYNOVUS AND CB&T

     Seven of the sixteen members of and nominees to serve on TSYS' Board of Directors also serve as members of the Boards of Directors of Synovus and CB&T. They are James H. Blanchard, Richard Y. Bradley, Gardiner W. Garrard, Jr., John
P. Illges, III, H. Lynn Page, William B. Turner and James D. Yancey. Alfred W. Jones III serves as a director of Synovus and Mason H. Lampton serves as an Advisory Director of CB&T and as a director of Synovus.

SYNOVUS STOCK OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth the number of shares of Synovus stock beneficially owned by TSYS' directors, by each executive officer named in the Summary Compensation Table on page 19 and by all directors and executive officers as a group as of December 31, 2001.

------------------------------------------------------------------------------------
                           Shares of       Shares of
                       Synovus Stock   Synovus Stock                      Percentage
                        Beneficially    Beneficially                              of
                          Owned with      Owned with           Total     Outstanding
                         Sole Voting          Shared       Shares of       Shares of
                                 and      Voting and   Synovus Stock   Synovus Stock
                          Investment      Investment    Beneficially    Beneficially
                         Power as of     Power as of     Owned as of     Owned as of
Name                        12/31/01        12/31/01     12/31/01<f1>       12/31/01
--------------------    --------------  ------------    ------------    ------------
James H. Blanchard         1,056,572<f2>    211,360      2,693,812                *
Richard Y. Bradley            22,907         84,887        107,794                *
G. Wayne Clough                  ---            ---            ---              ---
Gardiner W. Garrard, Jr.     204,147        927,075      1,131,222                *
Sidney E. Harris                 ---            ---            ---              ---
John P. Illges, III          281,053        441,429        722,482                *
Alfred W. Jones III            4,684            ---          4,684                *
Mason H. Lampton              92,106        279,761<f3>    371,867                *
James B. Lipham                7,506            ---        117,915                *
W. Walter Miller, Jr.         30,777        211,911        276,701                *
Samuel A. Nunn                  ---             ---           ---               ---
H. Lynn Page                 758,116         11,515        769,631                *
William A. Pruett             11,082            ---        156,196                *
Philip W. Tomlinson           55,296            ---        386,927                *
William B. Turner          2,138,960      4,653,357      6,792,317              2.3
Richard W. Ussery             96,304            878        649,557                *
M. Troy Woods                  3,818            ---        121,468                *
James D. Yancey            1,030,156         61,677      1,964,347                *
Rebecca K. Yarbrough          42,928         19,062         61,990                *

                                       26

Directors and Executive
 Officers as a Group
 (21 persons)              5,998,052      6,902,912     16,779,514              5.7

*    Less than one percent of the outstanding shares of Synovus stock.

-------------------

<f1> The totals shown for the following directors and executive officers of TSYS include the number of shares of Synovus stock that each individual has the right to acquire within 60 days through the exercise of stock options:

          Person                                       Number of Shares
          ------                                       ----------------
     James H. Blanchard                                   1,425,880
     James B. Lipham                                        110,409
     W. Walter Miller, Jr.                                   34,013
     William A. Pruett                                      145,114
     Philip W. Tomlinson                                    331,631
     Richard W. Ussery                                      552,375
     M. Troy Woods                                          117,650
     James D. Yancey                                        872,514

     In addition, the other executive officers of TSYS have rights to acquire an aggregate of 450,604 shares of Synovus stock within 60 days through the exercise of stock options.

<f2> Includes 112,968 shares with respect to which Mr. Blanchard has no investment power.

<f3> Includes 276,187 shares of Synovus stock held in a trust for which
     Mr. Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of such shares.

BANKCARD DATA PROCESSING SERVICES PROVIDED TO CB&T AND CERTAIN OF SYNOVUS' SUBSIDIARIES; OTHER AGREEMENTS BETWEEN TSYS, SYNOVUS, CB&T AND CERTAIN OF SYNOVUS' SUBSIDIARIES

     During 2001, TSYS provided bankcard data processing services to CB&T and certain of Synovus' other banking subsidiaries. The bankcard data processing agreement between TSYS and CB&T can be terminated by CB&T upon 60 days prior written notice to TSYS or terminated by TSYS upon 180 days prior written notice to CB&T. During 2001, TSYS derived $12,893,460 in revenues from CB&T and certain of Synovus' other banking subsidiaries for the performance of bankcard data processing services and $480,285 in revenues from Synovus and its subsidiaries for the performance of other data processing services. TSYS' charges to CB&T and Synovus' other subsidiaries for bankcard and other data processing services are comparable to, and are determined on the same basis as, charges by TSYS to similarly situated unrelated third parties.

     TSYS and Synovus are parties to a Lease Agreement pursuant to which Synovus leased from TSYS office space for lease payments aggregating $454,926 during 2001. Synovus also paid TSYS $24,900 during 2001 for data processing services. The terms of these transactions are comparable to those which could have been obtained in transactions with unaffiliated third parties.

     TSYS and Synovus are parties to Management Agreements pursuant to which Synovus provided certain management services to TSYS. During 2001, these services included human resource services, maintenance services, security services, communications services, corporate education services, travel services, investor relations services, corporate governance services, legal services, regulatory and statutory compliance services, executive management services performed on behalf of TSYS by certain of Synovus' officers and financial services. As compensation for management services provided during 2001, TSYS paid Synovus aggregate management fees of $8,569,278. In addition, Synovus and TSYS are parties to Management Agreements pursuant to which TSYS provided management services to Synovus in connection with TSYS' assistance in managing the businesses of ProCard, Inc. and TSYS Total Debt Management, Inc., both of which were wholly owned subsidiaries of Synovus during 2001. As compensation for management services provided during 2001, Synovus paid TSYS management fees of $1,497,000 in connection with TSYS Total Debt Management, Inc. and $303,000 in connection with ProCard, Inc. Management fees are subject to future adjustments based upon charges at the time by unrelated third parties for comparable services.

     During 2001, Synovus Trust Company served as Trustee of various employee benefit plans of TSYS. During 2001, TSYS paid Synovus Trust Company trustee's fees under these plans of $558,303.

     During 2001, Columbus Depot Equipment Company, a wholly owned subsidiary of TSYS, and CB&T and five of Synovus' other subsidiaries were parties to Lease Agreements pursuant to which CB&T and five of Synovus' other subsidiaries leased from Columbus Depot Equipment Company computer related equipment for bankcard and bank data processing services for lease payments aggregating $68,903. The terms, conditions and rental rates provided for in these Agreements are comparable to corresponding terms, conditions and rates provided for in leases of similar equipment offered by unrelated third parties.

     During 2001, Synovus paid TSYS $81,025 for data links, network services and other miscellaneous items related to the data processing services which Synovus provided to its customers, which amount was reimbursed to Synovus by its customers. During 2001, Synovus paid TSYS $24,900, primarily for computer processing services. During 2001, TSYS paid Synovus $100,697 for lockbox services. The charges for processing and other services are comparable to those between unrelated third parties.

     During 2001, pointpathbank, N.A., a wholly owned subsidiary of Synovus, paid DotsConnect, Inc., a wholly owned subsidiary of TSYS during 2001, $470,424 in connection with Web hosting services and CB&T paid DotsConnect $70,184 in connection with online customer support services. During 2001, DotsConnect paid CB&T $211,878 in connection with its lease of furniture and equipment from CB&T. The lease payments and charges paid for these services are comparable to those between unrelated third parties.

     During 2001, Synovus, CB&T and other Synovus subsidiaries paid to Columbus Productions, Inc. and TSYS Total Solutions, Inc., wholly owned subsidiaries of TSYS during 2001, an aggregate of $6,348,746 for printing, correspondence and facilities management services. The charges for these services are comparable to those between unrelated third parties.

     During 2001, CB&T leased office space from TSYS for lease payments of $39,405. During 2001, TSYS and its subsidiaries were paid $2,305,617 of interest by CB&T in connection with deposit accounts with, and commercial paper purchased from, CB&T. The lease payments and interest rates paid are comparable to those provided for between unrelated third parties.

     In January 2002, TSYS acquired TSYS Total Debt Management, Inc. from Synovus in exchange for newly issued shares of TSYS stock valued at $43,500,000. The terms of the Share Exchange Agreement executed in connection with the transaction are comparable to those between unrelated third parties.

     The Board of Directors of TSYS has resolved that transactions with officers, directors, key employees and their affiliates shall be approved by a majority of its independent and disinterested directors, if otherwise permitted by applicable law, and will be on terms no less favorable than could be obtained from unrelated third parties.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires TSYS' officers and directors, and persons who own more than ten percent of TSYS stock, to file reports of ownership and changes in ownership on Forms 3,4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulations to furnish TSYS with copies of all Section 16(a) forms they file.

     To TSYS' knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, TSYS believes that during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except for the following. Although Messrs. Clough, Turner, Ussery and Thomas G. Cousins (now an emeritus director of TSYS), each filed one late report, none of them reported any transactions late. Ms. Yarbrough filed one late report, which reported five transactions late. Mr. Miller filed one late report and reported two transactions late.

                            INDEPENDENT AUDITORS

     On March 5, 2002, TSYS' Board of Directors appointed KPMG LLP as the independent auditors to audit the financial statements of TSYS and its subsidiaries for the fiscal year ending December 31, 2002. The Board of Directors knows of no direct or material indirect financial interest by KPMG in TSYS or of any connection between KPMG and TSYS in the capacity of promoter, underwriter, voting trustee, director, officer, shareholder or employee.

     Representatives of KPMG will be present at TSYS' 2002 Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                              GENERAL INFORMATION

FINANCIAL INFORMATION

    Consolidated financial statements for TSYS and its subsidiaries are attached as a Financial Appendix to this Proxy Statement and are included in the Annual Report on Form 10-K as filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. A copy of the 2001 Form 10-K (excluding exhibits) will be furnished, without charge, by writing to the Corporate Secretary, Total System Services, Inc., 901 Front Avenue, Suite 301, Columbus, Georgia 31901.

SHAREHOLDER PROPOSALS FOR THE 2003 PROXY STATEMENT

     Any shareholder satisfying the Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the Proxy Statement for the 2003 Annual Meeting of Shareholders should submit the proposal in writing to the Secretary, Total System Services, Inc., 901 Front Avenue, Suite 301, Columbus, Georgia 31901. TSYS must receive a proposal by November 8, 2002 in order to consider it for inclusion in the Proxy Statement for the 2003 Annual Meeting of Shareholders.

DIRECTOR NOMINEES OR OTHER BUSINESS FOR PRESENTATION AT THE ANNUAL MEETING

     Shareholders who wish to present director nominations or other business at the Annual Meeting are required to notify the Secretary of their intent between December 9, 2002 and January 23, 2003 and the notice must provide information as required in the bylaws, or the persons appointed as proxies may exercise their discretionary voting authority with respect to the proposal. A copy of these bylaw requirements will be provided upon request in writing to the Secretary, Total System Services, Inc., 901 Front Avenue, Suite 301, Columbus, Georgia 31901. This requirement does not apply to the deadline for submitting shareholder proposals for inclusion in the Proxy Statement (see "Shareholder Proposals for the 2003 Proxy Statement" above), nor does it apply to questions a shareholder may wish to ask at the meeting.

SOLICITATION OF PROXIES

     TSYS will pay the cost of soliciting proxies. Proxies may be solicited on behalf of TSYS by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means. TSYS will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners.

Householding

         The Securities and Exchange Commission recently adopted amendments to its proxy rules which permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. TSYS is not householding proxy materials for its shareholders of record in connection with its 2002 Annual Meeting. However, we have been notified that certain intermediaries will household proxy materials. If you hold your shares of TSYS stock through a broker or bank that has determined to household proxy materials:

         . Only one annual report and proxy statement will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;

         . You can contact TSYS by calling (706) 649-5220 or by writing Investor Relations Manager, Total System Services, Inc., P.O. Box 120, Columbus, Georgia 31902 to request a separate copy of the annual report and proxy statement for the 2002 Annual Meeting and for future meetings or you can contact your bank or broker to make a similar request; and

         . You can request delivery of a single copy of annual reports or proxy statements from your bank or broker if you share the same address as another TSYS shareholder and your bank or broker has determined to household proxy materials.

     The above Notice of Annual Meeting and Proxy Statement are sent by order of the TSYS Board of Directors.

                                             /s/Richard W. Ussery
                                             Richard W. Ussery
                                             Chairman of the Board


March 8, 2002

Financial Appendix



                                 TSYS(SM)(Logo)



Selected Financial Data ...............................................   F-2
Financial Review ......................................................   F-3
Consolidated Balance Sheets ...........................................   F-14
Consolidated Statements of Income .....................................   F-15
Consolidated Statements of Cash Flows .................................   F-16
Consolidated Statements of Shareholders' Equity and Comprehensive Income  F-17
Notes to Consolidated Financial Statements ............................   F-18
Report of Independent Auditors ........................................   F-28
Report of Financial Responsibility ....................................   F-29
Quarterly Financial Data, Stock Price, Dividend  Information ..........   F-30

                                                               TSYS 2001     F-1

Selected Financial Data


The following comparisons highlight significant historical trends in TSYS' results of operations and financial condition. Total revenues and net income have grown over the last five years at compounded annual growth rates of 15.9% and 21.1%, respectively. The balance sheet data also reflect the continued strong financial position of TSYS as evidenced by the current ratio of 2.0:1 at December 31, 2001, and increased shareholders' equity. The following financial data should be read in conjunction with the Consolidated Financial Statements and related Notes thereto and Financial Review, included elsewhere in this Annual Report.

-----------------------------------------------------------------------------------------------------------------------------
                                                                                   Years Ended December 31,
                                                                 ------------------------------------------------------------
(in thousands except per share data)                                 2001        2000         1999         1998        1997
-----------------------------------------------------------------------------------------------------------------------------
Income Statement Data:
Revenues:
        Bankcard data processing services                        $ 563,573      505,935      456,840     350,310      324,718
        Other services                                              86,835       95,358       77,086      45,884       36,781
-----------------------------------------------------------------------------------------------------------------------------
                Total revenues                                     650,408      601,293      533,926     396,194      361,499
-----------------------------------------------------------------------------------------------------------------------------
Expenses:
        Salaries and other personnel expense                       258,119      235,670      207,618     160,855      147,438
        Net occupancy and equipment expense                        169,535      162,906      151,964     105,658       94,685
        Other operating expenses                                    87,422       90,111       86,052      63,312       59,447
-----------------------------------------------------------------------------------------------------------------------------
                Total operating expenses                           515,076      488,687      445,634     329,825      301,570
-----------------------------------------------------------------------------------------------------------------------------
        Equity in income of joint ventures                          17,824       15,586       12,327      12,974        9,347
-----------------------------------------------------------------------------------------------------------------------------
                Operating income                                   153,156      128,192      100,619      79,343       69,276
-----------------------------------------------------------------------------------------------------------------------------
Nonoperating income:
        Gain (loss) on disposal of property and equipment, net         (90)      (1,422)         798         (48)         (36)
        Interest income, net of interest expense                     2,681        5,037        2,159       2,492        2,315
        Minority interest in subsidiary's net income                   (76)         (99)          --          --           --
        Other, net                                                     122           --           --          --           --
-----------------------------------------------------------------------------------------------------------------------------
                Total nonoperating income                            2,637        3,516        2,957       2,444        2,279
-----------------------------------------------------------------------------------------------------------------------------
                Income before income taxes                         155,793      131,708      103,576      81,787       71,555
Income taxes                                                        52,891       46,065       34,983      26,956       24,077
-----------------------------------------------------------------------------------------------------------------------------
                Net income                                       $ 102,902       85,643       68,593      54,831       47,478
-----------------------------------------------------------------------------------------------------------------------------
                Basic earnings per share                         $     .53          .44          .35         .28          .24
-----------------------------------------------------------------------------------------------------------------------------
                Diluted earnings per share                       $     .53          .44          .35         .28          .24
-----------------------------------------------------------------------------------------------------------------------------
Cash dividends declared per share                                $    .060         .048         .040        .038         .030
-----------------------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding                         194,773      194,785      194,913     194,020      193,956
-----------------------------------------------------------------------------------------------------------------------------
Weighted average common and common
                equivalent shares outstanding                      195,604      195,265      195,479     194,669      194,239
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                             December 31,
                       ---------------------------------------------------------
(in thousands)           2001       2000       1999       1998      1997
--------------------------------------------------------------------------------
Balance Sheet Data:
Total assets           $652,277    601,224    463,622    353,775    299,958
Working capital         103,801     63,655     76,414     60,472     70,899
Total long-term debt         --         --        204        342        475
Shareholders' equity    500,812    409,014    334,292    270,354    221,255

F-2

Financial Review

This  Financial   Review   provides   a   discussion  of   critical   accounting
policies, related party transactions, off-balance sheet arrangements, the results of operations, financial condition, liquidity and capital resources of TSYS and outlines the factors that have affected its recent earnings, as well as those factors that may affect its future earnings. The accompanying Consolidated Financial Statements and related Notes and Selected Financial Data are an integral part of this Financial Review and should be read in conjunction with it.

Critical Accounting Policies

TSYS' (The Company's) financial position and results of operations are impacted by the accounting policies the Company has adopted. In order to get a full understanding of the Company's financial statements, one must have a clear understanding of the accounting policies employed.

Risks and Uncertainties and Use of Estimates: The Company has prepared the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. In preparing financial statements, it is necessary for management to make assumptions and estimates affecting the amounts reported in the consolidated financial statements and related notes. These estimates and assumptions are developed based upon all information available. Actual results can differ from assumed and estimated amounts.
     Factors that could affect the Company's future operating results and cause actual results to vary materially from expectations include, but are not limited to, lower than anticipated growth from existing customers, an inability to attract new customers and grow internationally, an inability to grow through acquisitions or successfully integrate acquisitions, technology changes, financial services consolidation, increased regulatory mandates, a decline in the use of credit cards as a payment mechanism, or a decline in the financial stability of the Company's customers.
     Negative developments in these or other risk factors could have a material adverse effect on the Companys financial position and results of operations.
     A summary of the Company's critical accounting policies follows:

Accounts Receivable: Accounts receivable balances are stated net of allowances for doubtful accounts and billing adjustments of $5.4 million and $5.8 million at December 31, 2001 and 2000, respectively. The allowance represents 4.5% and 5.7% of accounts receivable at 2001 and 2000, respectively. TSYS' client base mainly consists of financial institutions and other card issuers such as major retailers. Historically, the Company has not encountered any significant write-offs.
     TSYS records allowances for doubtful accounts when it is probable that the accounts receivable balance will not be collected. When estimating the allowances for doubtful accounts, the Company takes into consideration such factors as its day-to-day knowledge of specific customers, the industry and size of its customers, the overall composition of its accounts receivable aging, prior history of accounts receivable write-offs and prior history of allowances in proportion to the overall receivable balance. This analysis includes an on-going and continuous communication with its largest customers. A financial decline of any one of these customers could have an adverse and material effect on collectibility of receivables.
     Increases in the allowance for doubtful accounts are recorded as bad debt expense and are reflected in other operating expenses in the Company's consolidated statements of income.
     TSYS records provisions for billing adjustments for potential billing discrepancies. When estimating the provision for billing adjustments, the Company considers prior history of billing adjustments. Increases in the provision for billing adjustments are recorded net of revenues in the Company's consolidated statements of income.

Revenue Recognition: The Company's bankcard processing revenues are derived from long-term processing contracts with banks and other institutions and are recognized as revenues at the time the service is performed. Bankcard data processing revenues are generated primarily from charges based on the number of accounts billed, transactions and authorizations processed, statements mailed, and other processing services for cardholder accounts on file. Most of these contracts have prescribed minimums. The terms of contracts generally range from three to ten years in length.
     The Company's other service revenues are derived from printing activities and customer relationship management services, such as call center activities for card activation and balance transfer requests. The contract terms for these services are generally shorter in nature, and some are project based. Revenue is recognized on these other services either on a per unit or a fixed price basis. The Company uses the percentage of completion method of accounting for its fixed price contracts.

Contract Acquisition Costs: The Company capitalizes contract acquisition costs related to signing or renewing long-term contracts. These costs, primarily consisting of cash payments for rights to provide processing services and internal conversion and software development costs, are amortized using the straight-line method over the contract term beginning when the clients cardholder accounts are converted to the system. All costs incurred prior to contract execution are expensed as incurred.
     The amortization of these costs is recognized in other operating expenses. The Company evaluates the carrying value of contract acquisition costs for impairment on the basis of whether these costs are fully recoverable from expected undiscounted net operating cash flows of the related contract. The determination of expected undiscounted net operating cash flows requires management to make estimates.
     These costs may become impaired with the loss of a contract, the financial decline of a customer, termination of conversion efforts after a contract is signed, diminished prospects for current customers or if the Company's estimates of future cash flows differ from actual results. Capitalized contract acquisition costs are classified in prepaid and other assets.

Software Development Costs: The Company develops software that is used in providing transaction processing services to clients. Software development costs are capitalized once technological feasibility of the software has been established. Costs incurred prior to establishing technological feasibility are expensed as incurred. Technological feasibility is established when the Company has completed all planning, designing, coding and testing activities that are necessary to determine that a product can be produced to meet its design specifications, including functions, features and technical performance requirements. Capitalization of costs ceases when the product is available to customers for general use. The Company evaluates the unamortized capitalized costs of software development as compared to the net realizable value of the development which is determined by projected future cash flows. The amount by which the unamortized software development costs exceed the net realizable value are written off. Software development costs are amortized using the greater of
(1) the straight-line method over the estimated useful life (which ranges from 3-10 years) or (2) the ratio of current revenues to current anticipated revenues.
     Software development costs may become impaired in situations where development efforts are abandoned due to the viability of the

                                                               TSYS 2001     F-3

planned project becoming doubtful or due to technological obsolescence of the planned project.

Transaction Processing Provisions: The Company has made certain estimates to accrue for contract contingencies and processing errors. When providing for these accruals, the Company takes into consideration such factors as the prior history of contract penalties and processing errors incurred, contractual penalties inherent in the Company's contracts, progress towards meeting milestones and amounts not covered by insurance.
     These accruals are recorded in other current liabilities in the accompanying consolidated balance sheets. Increases and decreases in transaction processing provisions are reflected in other operating expenses in the Company's consolidated statements of income.

Impairment of Long-lived Assets and Intangibles: The Company evaluates the recoverability of property and equipment, identifiable intangibles and goodwill by comparing the carrying amount of the asset against the estimated undiscounted cash flows associated with it. Should the sum of the expected future cash flows be less than the carrying value of the asset being evaluated, the Company uses fair value in determining the amount of impairment loss that should be recorded. The determination of undiscounted net operating cash flows requires management to make estimates.

Equity Investments: TSYS' 49% investment in Total System Services de Mexico, S.A. de C.V. (TSYS de Mexico), a bankcard data processing support operation located in Mexico, is accounted for using the equity method of accounting, as is TSYS' 50% investment in Vital Processing Services L.L.C. (Vital), a merchant processing operation headquartered in Tempe, Arizona.

Income Taxes: Income taxes reflected in TSYS' consolidated financial statements are computed based on the taxable income of TSYS as if TSYS were a stand-alone tax paying entity. A consolidated federal income tax return is filed for Synovus and its majority owned subsidiaries, including TSYS.
     The Company accounts for income taxes in accordance with the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
     Income tax provisions require the use of management judgements, which are subject to challenge by various taxing authorities. Estimates relate to the determination of taxable income, the determination of temporary differences between book and tax bases, as well as anticipated tax credits and related provisions.

Related Party Transactions

The Company provides bankcard processing services and other services for its parent company, Synovus Financial Corp. (Synovus), and its affiliates, and for Vital and TSYS de Mexico. The services are performed under negotiated contracts. The Company believes the terms and conditions of transactions between the Company and Synovus and its affiliates are comparable to those which could have been obtained in transactions with unaffiliated parties.
     TSYS has entered into agreements with Columbus Bank and Trust Company (CB&T) and certain of its affiliates, pursuant to which TSYS performs bankcard data processing services. Such bankcard data processing service revenues were $12.9 million, $12.3 million and $8.0 million during the years ended December 31, 2001, 2000 and 1999, respectively. Miscellaneous data processing services performed by TSYS for certain Synovus nonbanking affiliates generated revenues of $480,000, $256,000 and $222,000 during the years ended December 31, 2001,
2000 and 1999, respectively; these revenues are included in bankcard data processing services.
     Bankcard data processing revenues related to TSYS de Mexico, the Company's Mexican joint venture, were $15.9 million, $15.7 million and $16.0 million for the years ended December 31, 2001, 2000 and 1999, respectively.
     Merchant processing revenues, included in bankcard data processing revenues, related to Vital, the Company's joint venture with Visa, were $15.1 million, $14.1 million and $12.9 million for the years ended December 31, 2001, 2000 and 1999, respectively.
     During 2001 and 2000, TSYS provided web hosting and electronic commerce processing services to CB&T for which the Company was paid $470,000 and $546,000, respectively.
     Revenues from other services provided by TSYS to Synovus and its affiliates were $6.4 million, $6.6 million and $5.5 million during the years ended December 31, 2001, 2000 and 1999, respectively.
     During 2000 and 1999, Synovus Technologies, Inc. (STI) paid TSYS $143,000 and $168,000, respectively, for data links, network services, computer processing services and other miscellaneous items. In January 2001, STI was folded into Synovus to take advantage of operating efficiences. In 2001, Synovus paid TSYS $106,000 for data links, network services, computer processing services and other miscellaneous items.
     In September 1999, Synovus completed the acquisition of the debt collection and bankruptcy management business offered by Wallace & de Mayo. The services provided by Wallace & de Mayo included recovery collections work, bankruptcy process management, legal account management and skip tracing. These services are being marketed through the Company under the name TSYS Total Debt
Management, Inc. (TDM) for which Synovus paid TSYS a management fee of $1.5 million in 2001 and $505,000 in 2000.
     Effective January 1, 2002, TSYS acquired TDM in exchange for 2,175,000 newly issued shares of TSYS common stock with a market value of approximately $43.5 million. The TDM valuation was performed by an independent professional appraisal firm. TDM will operate as a separate subsidiary of TSYS. This transaction increased CB&T's ownership of TSYS to 81.1% in 2002.
     In May 2000, Synovus completed the acquisition of ProCard, Inc., a provider of software and Internet tools designed to assist organizations with the management of purchasing, travel and fleet card programs. Synovus' acquisition of ProCard offers TSYS the opportunity to further expand its services to ProCard's clients. ProCard's software solutions have been integrated into TSYS processing solutions. The Company is assisting in managing ProCard, for which the Company was paid a management fee by Synovus of $303,000 in 2001 and $177,000 in 2000.

TSYS maintains deposit accounts with CB&T, the majority of which earn interest and on which TSYS receives market rates of interest. Included in cash and cash equivalents are deposit balances with CB&T of $45.9 million and $74.6 million at December 31, 2001 and 2000, respectively.
     In 2001, 2000 and 1999, TSYS received interest income of $2,305,617, $4,772,461 and $1,865,621, respectively, from CB&T. TSYS paid banking account service fees and wire transfer fees to CB&T of $46,396 in 2001, $68,004 in 2000 and $53,195 in 1999.
     TSYS maintains an unsecured credit agreement with CB&T. The credit agreement has a maximum available principal balance of $5.0 million, with interest at prime. TSYS did not use the credit facility during 2001 or 2000.
     TSYS paid cash dividends to CB&T in the amount of approximately

F-4

$9.0 million, $7.1 million and $6.3 million in 2001, 2000 and 1999, respectively. TSYS received cash dividends from its equity joint ventures of approximately $7.1 million, $5.4 million and $5.1 million in 2001, 2000 and 1999, respectively. As part of the restructured joint venture agreement in 2001, TSYS received a capital distribution of approximately $3.3 million from TSYS de Mexico.

Off-Balance Sheet Arrangements

Operating Leases: As a method of funding its operations, TSYS employs noncancelable operating leases for computer equipment, software and facilities. These leases allow the Company to provide the latest technology while avoiding the ownership risk of technological obsolescence. Neither the assets nor liabilities related to these leases are included on the balance sheet. One of the Company's most significant leases is its synthetic lease for its corporate campus (see Off-Balance Sheet Arrangements and Contractual Cash Commitments and
Note 9.)

Loan Guarantee: In the fourth quarter of 1999, the Company made a payment representing a contract acquisition cost of $10.0 million to a prospective client. Under the terms of the arrangement, the prospective client agreed to repay the $10.0 million in the event a processing agreement was not executed by July 1, 2000. Subsequently, the prospective client announced its intention to exit the credit card business through a sale of its accounts in 2000. The parent of the prospective client repaid the $10.0 million advance in June 2000 by obtaining a five-year loan from CB&T. TSYS agreed to guarantee the loan. As of December 31, 2001, all payments on the loan have been made timely. The outstanding loan balance at December 31, 2001, was $7.5 million. The Company does not anticipate any negative consequences to its results of operations and financial condition as a result of its loan guarantee.

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141 (SFAS 141), "Business Combinations," and Statement No. 142 (SFAS 142), "Goodwill and Other Intangible Assets." SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 121, (SFAS 121) "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company adopted the provisions of SFAS 141 effective July 1, 2001, and adopted SFAS 142 effective January 1, 2002.
     At December 31, 2001, the Company has unamortized goodwill in the amount of $3.6 million, which will be subject to the transition provisions of SFAS 142. Amortization expense related to goodwill was $889,000 and $528,000 for the years ended December 31, 2001 and 2000, respectively. The Company is in the process of evaluating the impact on the Company's financial statements of adopting SFAS 142 at the date of this report and does not believe it will have any transitional impairment losses to be reported as a cumulative effect of a change in accounting principle.
     In August 2001, the FASB issued Statement No. 143 (SFAS 143), "Accounting for Asset Retirement Obligations." SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 applies to all entities. SFAS 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain lease obligations. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company has assessed the adoption of SFAS 143 and does not expect any impact on the Company's financial statements.
     In October 2001, the FASB issued Statement No. 144 (SFAS 144), "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 supersedes SFAS 121 and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business (as previously defined in that Opinion). SFAS 144 also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary.
     SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions are to be applied prospectively. Management does not expect the adoption of SFAS 144 to have a material effect on its financial condition or results of operations.
     At the November 2001 Emerging Issues Task Force (EITF) meeting, the FASB released Staff Announcement Topic D-103, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred." The FASB Staff Announcement clarified interpretations of EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent," stating that the Staff believes that reimbursements received for out-of-pocket expenses should be characterized as revenue. Historically, TSYS has not reflected such reimbursements in its consolidated statements of income. The largest expenses, for which TSYS is reimbursed by clients, are postage and express courier charges.
     The FASB Staff Announcement requires adoption in financial reporting periods beginning after December 15, 2001. Upon application of this FASB Staff Announcement, comparative financial statements for prior periods will be reclassified to provide consistent presentation.
     TSYS does not expect the new FASB Staff Announcement to have any impact on its financial position, operating income and net income. However, TSYS' operating and net income margins will be reduced as the result of the gross-up of revenues and expenses for reimbursable expenses. The following table shows the expected impact of adopting the FASB Staff Announcement on revenues, operating margins and net income margins for 2001, 2000 and 1999:

--------------------------------------------------------------------------------
As Reported                      2001           2000       1999
--------------------------------------------------------------------------------
Revenues (in millions)        $  650.4         601.3       533.9
Operating Margin                  23.5%         21.3%       18.8%
Net Income Margin                 15.8%         14.2%       12.8%

After Reclassification           2001           2000       1999
--------------------------------------------------------------------------------
Revenues (in millions)        $  896.2         836.3       739.1
Operating Margin                  17.1%         15.3%       13.6%
Net Income Margin                 11.5%         10.2%        9.3%

* Operating margin equals operating income divided by revenue.
* Net income margin equals net income divided by revenue.

                                                               TSYS 2001     F-5

The following table sets forth certain revenue and expense items as a percentage of total revenues and the percentage increase or decrease in those items from the table of Selected Financial Data presented on page F-2:


----------------------------------------------------------------------------------------------------------------
                                                                                               Percentage Change
                                                                                               in Dollar Amounts
                                                                                               -----------------
                                                                  Percentage of Total Revenues  2001     2000
                                                                   Years Ended December 31,      vs       vs
                                                                 -----------------------------
                                                                    2001      2000     1999     2000     1999
----------------------------------------------------------------------------------------------------------------
Revenues:
        Bankcard data processing services                           86.6%     84.1     85.6     11.4     10.7
        Other services                                              13.4      15.9     14.4     (8.9)    23.7
-------------------------------------------------------------------------------------------
                Total revenues                                     100.0     100.0    100.0      8.2     12.6
-------------------------------------------------------------------------------------------
Expenses:
        Salaries and other personnel expense                        39.7      39.2     38.9      9.5     13.5
        Net occupancy and equipment expense                         26.1      27.1     28.5      4.1      7.2
        Other operating expenses                                    13.4      15.0     16.1     (3.0)     4.7
-------------------------------------------------------------------------------------------
                Total operating expenses                            79.2      81.3     83.5      5.4      9.7
-------------------------------------------------------------------------------------------
        Equity in income of joint ventures                           2.7       2.6      2.3     14.4     26.4
-------------------------------------------------------------------------------------------
                Operating income                                    23.5      21.3     18.8     19.5     27.4
-------------------------------------------------------------------------------------------
Nonoperating income:
        Gain (loss) on disposal of property and equipment, net      (0.0)     (0.2)     0.2      nm       nm
        Interest income, net of interest expense                     0.4       0.8      0.4    (46.8)   133.3
        Minority interest in subsidiary's net income                (0.0)     (0.0)      --      nm       nm
        Other, net                                                   0.0        --       --      nm       nm
-------------------------------------------------------------------------------------------
                Total nonoperating income                            0.4       0.6      0.6    (25.0)    18.9
-------------------------------------------------------------------------------------------
                Income before income taxes                          23.9      21.9     19.4     18.3     27.2
Income taxes                                                         8.1       7.7      6.6     14.8     31.7
-------------------------------------------------------------------------------------------
                Net income                                          15.8%     14.2     12.8     20.2     24.9
-------------------------------------------------------------------------------------------

nm = not meaningful

Results of Operations

Revenues

TSYS' revenues are derived from providing bankcard data processing and related services to banks and other institutions, generally under long-term processing contracts. TSYS' services are provided through the Company's cardholder systems, TS2 and TS1, to financial institutions and other organizations throughout the United States, Mexico, Canada, Honduras, the Caribbean and Europe. The Company currently offers merchant services to financial institutions and other organizations in Japan.

Bankcard Data Processing Services

Bankcard data processing revenues are generated primarily from charges based on the number of accounts billed, transactions and authorizations processed, statements mailed, credit bureau requests, credit cards embossed and mailed, and other processing services for cardholder accounts on file. Cardholder accounts on file include active and inactive consumer credit, retail, debit, stored value and commercial card accounts. Due to the number of cardholder accounts processed by TSYS and the expanding use of cards, as well as increases in the scope of services offered to clients, revenues relating to bankcard data processing services have continued to grow. Processing contracts with large clients, representing a significant portion of the Company's total revenues, generally provide for discounts on certain services based on the size and activity of clients' portfolios. Therefore, bankcard data processing revenues and the related margins are influenced by the client mix relative to the size of client card portfolios, as well as the number and activity of individual cardholder accounts processed for each client.
     Due to the somewhat seasonal nature of the credit card industry, TSYS' revenues and results of operations have generally increased in the fourth quarter of each year because of increased transaction and authorization volumes during the traditional holiday shopping season. Furthermore, growth in card portfolios of existing clients, the conversion of cardholder accounts of new clients to the Company's processing platforms, and the loss of cardholder accounts impact the results of operations from period to period. Another factor, among others, which may affect TSYS' revenues and results of operations from time to time is the sale by a client of its business, its card portfolio or a segment of its accounts to a party which processes cardholder accounts internally or uses another third-party processor. Consolidation in the financial services and retail industries could favorably or unfavorably impact TSYS' financial condition and results of operations in the future.
     The Company's revenues are also impacted by the use of value added products and services of TSYS' processing systems by clients. Value added products and services are included in bankcard data processing revenues

F-6

and consists of optional features each client can choose to subscribe to in order to increase the financial performance of its portfolio. Value added products and services include: risk management tools and techniques, such as credit evaluation, fraud detection and prevention, and behavior analysis tools; and revenue enhancement tools, such as loyalty programs and bonus rewards. For the years ended December 31, 2001, 2000 and 1999, value added products and services represented 13.8%, 12.4% and 11.5% of total revenues, respectively. Revenues from these products and services increased 8.2%, or $15.0 million, for 2001 compared to 2000, and increased 22.2%, or $13.6 million, for 2000 compared to 1999. The Company changed its accounting policy in early 2001 for recognizing revenue for one of the value added products and services it offers clients. Prior to that time, the Company was recognizing revenue one month in arrears. Due to the availability of historical data the Company has accumulated over a set amount of time, the Company determined that it now can reasonably estimate its current monthly revenue with some precision. During 2001, the Company recognized, as a result of the change, thirteen months of revenue, or an additional $1.4 million, for this one value added product and service.
     The average number of cardholder accounts on file increased 5.9% to 206.1 million in 2001, compared to 194.6 million in 2000, which represented a 7.9% increase over 180.4 million in 1999. At December 31, 2001, TSYS cardholder accounts on file were approximately 218.5 million, compared to 195.2 million and
206.2 million at December 31, 2000 and 1999, respectively. The change in cardholder accounts on file at December 31, 2001, as compared to December 31, 2000, included the deconversion of 7.9 million accounts, the addition of approximately 14.8 million accounts attributable to the internal growth of existing clients, and approximately 16.4 million accounts added for new clients. The change in cardholder accounts on file at December 31, 2000, as compared to December 31, 1999, included the deconversion of 36.9 million accounts of Universal Card Services (UCS) and others, the addition of approximately 24.8 million accounts attributable to the internal growth of existing clients, and approximately 1.1 million accounts added for new clients.
     The Company provides card processing services to its clients including commercial, retail and consumer cards. Commercial cards include purchasing cards, corporate cards and fleet cards for employees. Retail cards include private label and gift cards. Consumer cards include Visa and MasterCard bank and debit cards as well as American Express cards and stored value cards. The following table summarizes TSYS accounts on file by portfolio type:

                                                          Percent       Percent
        Accounts on                                        Change        Change
        File by Type                                      2001 vs       2000 vs
        (in millions)           2001    2000    1999         2000        1999
        -----------------------------------------------------------------------
        Consumer                127.2     90.7     106.7    40.3         (15.0)
        Retail                   73.5     90.1      88.7   (18.5)          1.5
        Commercial               17.8     14.4      10.8    23.8          33.2
        ------------------------------------------------
        Total                   218.5    195.2     206.2    11.9          (5.3)
                             ---------------------------

     Based upon available market share data, the Company believes it has a 20% market share of the domestic Visa and MasterCard consumer card processing arena; an 87% share of the Visa and MasterCard domestic commercial card processing market; a 17% share of the domestic retail card processing market; and a 5% market share of the U.S. off-line debit processing market at the end of 2001. TSYS competes with other third-party bankcard processors. The Company believes it has significant growth opportunities as in-house processors and issuers processed by competitors realize the potential for reduced costs and better portfolio performance offered through TSYS' processing solutions.
     At December 31, 2001, TSYS was processing approximately 127.2 million consumer card accounts, a 40.3% increase from the approximately 90.7 million being processed at year-end 2000, which was a 15.0% decrease over the 106.7 million at year-end 1999. The increase in consumer accounts in 2001 was primarily the result of converting the portfolios of The Royal Bank of Scotland Group plc (RBS) and Allied Irish Banks plc (AIB). The decrease in consumer accounts in 2000 compared to 1999 was the result of the deconversion of the portfolio of UCS. Future growth in consumer card revenue is dependent upon increased card activity, continued internal growth in client's portfolios and aquisition of new clients. Also impacting the increase in consumer cards is the number of retail card accounts that are being converted to consumer card accounts (more information is provided in the discussion of retail card accounts.)
     In 1999, as a result of the completion of the conversions of the account portfolios for Sears and Nordstrom, TSYS became a leading third-party processor of retail accounts. At December 31, 2001, TSYS was processing approximately 73.5 million retail card accounts, an 18.5% decrease over the approximately 90.1 million being processed at year-end 2000, which represented a 1.5% increase over the 88.7 million at year-end 1999. The majority of the 16.6 million decrease in retail accounts in 2001 was the result of a portfolio "flip" of retail accounts by Sears to a MasterCard portfolio. The 1.4 million increase in retail accounts in 2000 was net of a decrease of seven million inactive Sears accounts converted to a MasterCard portfolio. Traditional retail card operations are beginning to increase the activity of their portfolios by converting inactive accounts to Visa/MasterCard bankcards. TSYS is able to provide its extensive bankcard processing tools and techniques, as well as value-added functionality, to traditional retail card operations allowing better segmentation and potentially increased profitability for clients. In November 2000, TSYS announced a multiyear agreement with Target Stores to process the retailer's new consumer Visa Card.
     In January 2002, TSYS announced the signing of a multiyear agreement to process 13 million Fashion Bug private-label card accounts for Charming Shoppes, Inc., one of the leading specialty apparel retailers in America.
     TSYS provides processing services for commercial cards. At December 31, 2001, TSYS was processing approximately 17.8 million commercial card accounts, a 23.8% increase over the 14.4 million commercial card accounts being processed at year-end 2000, which was a 33.2% increase over the approximately 10.8 million being processed at year-end 1999. Future growth in commercial card revenue will mainly result from increased card activity as more business purchasing is transacted electronically and as additional firms realize the benefits of converting their paper-based purchasing systems to electronic transactions.
     TSYS provides processing services to its clients worldwide and plans to continue to expand its service offerings internationally in the future. In 2000, the Company announced the signing of RBS and AIB to multiyear processing agreements. The portfolios of both clients, approximately nine million accounts, were fully converted by the third quarter of 2001.

                                                               TSYS 2001     F-7

The following table summarizes TSYS accounts on file by area:

                                                           Percent    Percent
        Accounts on                                        Change     Change
        File by Area                                       2001 vs    2000 vs
        (in millions)           2001      2000      1999     2000      1999
        ----------------------------------------------------------------------
        Domestic               190.4      178.4      190.4     6.6     (6.3)
        International           28.1       16.8       15.8    66.9      6.1
        --------------------------------------------------
        Total                  218.5      195.2      206.2    11.9     (5.3)
                              ----------------------------

     A significant amount of the Company's revenues is derived from long-term contracts with large clients, including certain major customers. In September 1999, TSYS announced a new ten-year agreement with the Bank of America Corporation to continue processing its credit card portfolio until 2009. Bank of America accounted for approximately 16%,16% and 16% of total revenues for the years ended December 31, 2001, 2000 and 1999, respectively. The loss of Bank of America, or any other major or significant clients, could have a material adverse effect on the Company's financial condition and results of operations.
     Near the end of the first quarter of 1998, AT&T completed the sale of UCS to CITIBANK, a part of Citigroup. CITIBANK accounted for approximately 13% of total revenues for the year ended December 31, 1999. On February 26, 1999, CITIBANK notified TSYS of its decision to terminate UCS' processing agreement with TSYS for consumer credit card accounts at the end of its original term on August 1, 2000. Although it remains a client, CITIBANK was not a major customer of the Company for the years ended December 31, 2001 and 2000.
     The  Company  has  a  long-term  processing   relationship  with  Providian
Financial Corporation (Providian), one of the largest bankcard issuers in the nation. In October 2001, the Company announced it signed a multiyear extension to its long-term credit card-processing agreement with Providian, which included a cash payment for processing rights of $12.7 million. Providian accounted for approximately 13% and 11% of total revenues for the years ended December 31, 2001 and 2000, respectively. Providian was not a major customer in 1999. In late 2001, Providian made several announcements regarding concerns about its financial status, related changes in management and the sale of a portion of its portfolio. As a result of these announcements, TSYS management is actively monitoring Providian's status through frequent interaction. The loss of Providian, or any other major or significant clients, could have a material adverse effect on the Company's financial condition and results of operations.
     In May 1998, the Company announced the signing of a long-term processing agreement with Sears, Roebuck and Co. to convert and process its 65 million retail accounts. TSYS successfully completed the conversion in May 1999. In January 2000, the Company announced a one-year extension of its long-term retail processing agreement with Sears until 2010. Sears accounted for approximately 10% of total revenues for the year ended December 31, 2000. Sears was not a major customer in 2001, nor was it a major customer in 1999. The loss of Sears, or any other major or significant clients, could have a material adverse effect on the Company's financial condition and results of operations.
     The Company did experience a drop in transaction and authorization volumes on September 11, 2001, and the following weeks as a result of the terrorist attacks. In the ensuing weeks, those processing volumes returned to normal levels as consumers resumed their daily activities. TSYS did not experience any material financial impact as a result of the September 11th terrorist attacks. The Company has experienced a delay by potential clients of pursuing processing agreements as those clients focus on matters such as disaster recovery and other internal processes.
     In August 2000, the Company announced that it had entered the Asian card market by purchasing a controlling equity interest in GP Network Corporation (GP
Net), an established electronics payment company for more than 100,000 merchants in Japan. GP Net's revenues are included in bankcard processing revenues and were not significant to total revenues during either 2001 or 2000. TSYS also announced the opening of a branch office in Japan to facilitate its marketing of processing services for card-issuing financial institutions and retailers.
     In March 2000, the Company announced its intention to launch a new, wholly owned subsidiary, DotsConnect, Inc. (DotsConnect), to focus exclusively on the electronic payments (e-payments) market. DotsConnect delivered premier e-payments software that allowed buyers and sellers to conduct commerce electronically. DotsConnect commenced operations on May 1, 2000, with approximately 30 team members comprising the initial DotsConnect team.
     In November 2001, TSYS announced its decision to integrate the operations of DotsConnect into a separate division of TSYS. The function of DotsConnect will remain the same supporting e-commerce services. The decision was made to better serve TSYS' clients through more productive and efficient processes. The integration became effective January 1, 2002.

Other services

Revenues' from other services consist primarily of revenues generated by TSYS wholly owned subsidiaries, Columbus Depot Equipment Company (CDEC), TSYS Total Solutions, Inc. (TSI), and Columbus Productions, Inc. (CPI). CDEC provides TSYS clients with an option to lease certain equipment necessary for online communications and for the use of TSYS applications. TSI provides TSYS clients and others with mail and correspondence processing services, teleservicing, data documentation capabilities, offset printing, client service, collections and account solicitation services. CPI provides full-service commercial printing services to TSYS clients and others.
     Effective January 1, 1999, TSYS acquired Partnership Card Services (PCS) from its majority shareholder, CB&T, the flagship bank of Synovus, for $20.1 million. The business of PCS became part of TSYS' wholly owned subsidiary, TSI.
     Revenues from other services decreased $8.5 million, or 8.9%, in 2001, compared to 2000. In 2000, revenues from other services increased $18.3 million, or 23.7%, compared to 1999. The majority of revenues from other services are generated by TSI. During 2001, one of TSI's major clients stopped outsourcing certain functions to TSI as a result of changes in economic uncertainties, business contraction and discontinuing certain services. As a result, TSI's revenues during 2001 were negatively impacted.
     In November 2001, TSYS announced its decision to integrate the operations of TSI into a separate division of TSYS. The functions of TSI will remain the same supporting customer care and business process management solutions. The decision was made to better serve TSYS'

F-8

clients through more productive and efficient processes. The integration became effective January 1, 2002.

Operating Expenses

As a percentage of revenues, operating expenses decreased in 2001 to 79.2%, compared to 81.3% and 83.5% for 2000 and 1999, respectively. The principal decreases in operating expenses as a percentage of revenue in 2001 as compared to 2000 resulted from a concerted emphasis on expense control, management fee income from Synovus, a focus on improved processes, lower provisions for bad debt expense, lower provisions for transaction processing accruals and a reduction in amortization of contract acquisition costs. Operating expenses were $515.1 million in 2001, compared to $488.7 million in 2000 and $445.6 million in 1999.
     Salaries and other personnel expense increased 9.5% in 2001 over 2000, compared to 13.5% in 2000 over 1999. A significant portion of TSYS' operating expenses relates to salaries and other personnel costs. During 2001, the average number of employees increased to 4,933, compared to 4,606 in 2000 and 4,106 in 1999. The change in total employment costs consists of increases of $39.6 million, $37.2 million and $61.7 million in 2001, 2000 and 1999, respectively. The increase in total employment costs is associated with the growth in the number of employees, normal salary increases and related employee benefits. These increases were reduced by $17.2 million, $9.1 million and $14.9 million in 2001, 2000 and 1999, respectively, invested in software development and contract acquisition costs.
     Due to the importance of technology to its business, a significant portion of TSYS' employees are programmers approximately 21.3% in 2001, compared to 20.2% and 22.7% in 2000 and 1999, respectively. The Company participates in the state of Georgia's incentive program called Intellectual Capital Partnership Program (ICAPP). ICAPP is a commitment by the state of Georgia for classrooms, teachers, computer equipment and high-tech training designed to meet Georgia businesses' needs for technical analysts, computer systems personnel and mainframe programmers. As of December 31, 2001, approximately 687 graduates of ICAPP had become full-time employees of TSYS. The Company considers ICAPP to be a very successful program and plans to continue to utilize ICAPP in the future to fulfill entry-level programming and other technical positions. Although TSYS has not experienced difficulty in recruiting programming personnel, there can be no assurance that TSYS will be able to continue to recruit, hire and retain sufficient numbers of technical personnel necessary to support its continued growth.
     Net occupancy and equipment expense increased 4.1% in 2001 over 2000, compared to 7.2% in 2000 over 1999. Computer equipment and software rentals, which represent the largest components of net occupancy and equipment expense, remained consistent in 2001 and 2000. Due to rapidly changing technology in computer equipment and software, TSYS' equipment and software needs are fulfilled primarily through operating leases. In anticipation of the deconversion of a significant client in 2000, TSYS made a concerted effort to improve processing productivity and implemented significant cost controls. During 1999, the Company made significant investments in computer software licenses related to a new data center located in east Columbus to accommodate increased volumes and expected growth in the number of accounts associated with new and existing clients. As additional software licenses are acquired, net occupancy and equipment expense may increase as a result of the amortization of the costs associated with these new licenses.

[Omitted graph is represented by the following chart.]

BANKCARD REVENUES
(Millions of Dollars)

1997      $324.7
1998       350.3
1999       456.8
2000       505.9
2001       563.6

     TSYS continues to monitor and assess its building, software and computer equipment needs as it positions itself for future growth and expansion. The Company has entered into an operating lease agreement relating to its corporate campus. Under the agreement, the lessor, a special purpose entity, purchased the land, obtained financing from a syndicate of banks, paid the construction and development costs and leased the facilities to the Company. The lease provides for substantial residual value guarantees and includes purchase options at the original cost of the property. Real estate taxes, insurance, maintenance and operating expenses applicable to the leased property are the obligations of the Company. The Company began moving personnel into the campus facility in December 1998, and had completed the move of a substantial number of its personnel to the campus by the end of the third quarter of 1999. With the move to the corporate campus, the Company did not renew leases on certain facilities. The increase in net occupancy and equipment expenses related to occupying the campus was $9.6 million in 2000 and $6.4 million in 1999, net of the relinquished lease obligations.
     In 1999, TSYS opened an office in London which currently serves as the headquarters for TSYS' European operations. During 2000, TSYS opened a European data center in the United Kingdom.
     In December 2000, TSYS purchased a 40,000 square-foot building and equipment in York, England for approximately $13.0 million. The building houses client service and administrative personnel for TSYS Europe. The Company has leased back 17,000 square-feet to the previous owner. Although it only began processing accounts for its new European clients during the last six months of 2001, the Company had to build the necessary infrastructure in order to begin processing those accounts in 2001. Through 2001, the Company incurred $16.4 million of operating expenses, net of revenues, related to the expansion in Europe.
     In March 2001, the Company announced plans to move its materials management division and its printing subsidiary, CPI, into a new building in east Columbus. The 61,000 square-foot building was completed in August 2001 at a cost of approximately $3.7 million. In conjunction with the move, CPI sold its existing location for $960,000. While waiting on construction of the new building to be completed, CPI leased the existing facility from the new owner.
     In July 2000, TSYS broke ground on a 33,000 square foot childcare facility which is located on the northeast corner of the campus. The new facility offers the Company's employees an alternative option for childcare needs. The facility was completed at a cost of approximately $3.5 million and opened in August 2001. The Company expects to recover a significant portion of its building costs through future state tax credits from the state of Georgia for setting up a company-sponsored childcare facility.
                                                               TSYS 2001     F-9

     Other operating expenses decreased 3.0% in 2001 compared to 2000, and increased 4.7% in 2000 compared to 1999. Other operating expenses were impacted by the amortization of contract acquisition costs, the provision for bad debt expense, the provision of transaction processing accruals and the amount of management fee income TSYS received from Synovus for management services TSYS provided to TDM and ProCard. Amortization of contract acquisition costs was $6.5 million, $7.5 million and $12.3 million in 2001, 2000 and 1999, respectively. For 2001, 2000 and 1999, transaction processing provisions were $1.4 million, $5.7 million and $6.9 million, respectively. TSYS received $1.8 million in 2001, and $682,000 in 2000 for management services from Synovus.

Equity in Income of Joint Ventures

TSYS' share of income from its equity in joint ventures was $17.8 million, $15.6 million and $12.3 million for 2001, 2000 and 1999, respectively. The increase in 2001 is primarily the result of Vital's improved operating results as a result of increased volumes and expense control.
     The Company has completed negotiations with its Mexican partners to restructure its Mexican joint venture agreement whereby TSYS will process for the member banks directly instead of processing through the joint venture. The joint venture, TSYS de Mexico, will continue to print statements and provide card-issuing services to the joint venture clients and others. The Company has executed contracts with banks that represent approximately 73% of the account-on-file base in Mexico. The net effect of the restructuring will result in a decrease in equity in income of joint ventures while bankcard processing revenues should increase. The increase in revenues is not expected to significantly impact the Companys bankcard data processing revenues.
     Beginning in 2001, and as a result of the restructuring of its joint venture agreement, TSYS agreed to pay TSYS de Mexico a management fee for certain client relationship services that TSYS de Mexico has assumed from TSYS. TSYS paid TSYS de Mexico a management fee of $300,587 in 2001.

Operating Income

Operating income increased 19.5% to $153.2 million in 2001, compared to $128.2 million in 2000, an increase of 27.4% over 1999 operating income of $100.6 million in 1999. Excluding equity in income of joint ventures, operating income increased 20.2% to $135.3 million in 2001, compared to $112.6 million in 2000, an increase of 27.5% over the amount for 1999 of $88.3 million. The operating income margin increased to 23.5% in 2001, compared to 21.3% and 18.8% in 2000 and 1999, respectively. The increases in the operating margin were the result of revenues increasing at a faster rate than operating expenses in 2001 and 2000. In 2002, TSYS will adopt FASB Staff Announcement Topic D-103. As a result of its adoption and implementation, operating margins will decrease in the future.

Nonoperating Income

Nonoperating income decreased in 2001 compared to 2000 and increased in 2000 over 1999 primarily due to the amount of interest the Company earned on its cash investments. Interest income for 2001 was $2.7 million, a 46.7% decrease compared to $5.1 million in 2000, which was a 131.7% increase compared to $2.2 million in 1999. The variation in interest income is primarily attributable to the fluctuations in the cash available for investment and lower short-term interest rates.

Income Taxes

Income tax expense was $52.9 million, $46.1 million and $35.0 million in 2001, 2000 and 1999, respectively, representing effective income tax rates of 33.9%, 35.0% and 33.8%, respectively. TSYS decrease in its effective income tax rate for 2001 was the result of the recognition of state tax credits. The Company expects its tax rates in the future to gradually increase over time primarily as a result of federal and state tax credits growing slower than pretax income.

Net Income

Net income increased 20.2% to $102.9 million (basic and diluted earnings per share of $0.53) in 2001, compared to 2000. In 2000, net income increased 24.9% to $85.6 million (basic and diluted earnings per share of $0.44), compared to $68.6 million (basic and diluted earnings per share of $0.35) in 1999.

Projected Outlook 2002

TSYS expects an increase in net income for 2002 over 2001 of 20%. This anticipated increase in net income is based in part upon the following assumptions: a 10-12% internal growth rate for existing portfolios; an aggressive focus on expense control and productivity improvement; the successful implementation and market acceptance of new product offerings; and an increase in the total cardholder base to approximately 245 million accounts. Factors that could prevent TSYS from achieving this objective include the merger of TSYS clients with entities that are not TSYS clients or the sale of portfolios by TSYS clients to entities that are not TSYS clients, adverse developments with respect to existing and prospective clients, TSYS' inability to control expenses and uncertain economic conditions.

Extended Financial Outlook for 2003

With the continued expansion of the Company's businesses, both domestically and internationally, market acceptance of new products and services and aggressive expense management, TSYS expects to increase its annual net income by at least 20-25% in 2003 as compared to 2002. TSYS' strategic plan has identified growth strategies that are expected to enable the Company to achieve the following 2003 financial goals: 300 million cardholder accounts on file; $1 billion in total revenues; and 20% of total revenues derived from international sources. Factors that could prevent TSYS from achieving this objective include the merger of TSYS clients with entities that are not TSYS clients or the sale of portfolios by TSYS clients to entities that are not TSYS clients, adverse developments with respect to existing and prospective clients, TSYS' inability to control expenses and uncertain economic conditions.

Financial Condition, Liquidity and Capital Resources

The Consolidated Statements of Cash Flows show the Company's cash flows from operating, investing and financing activities. TSYS' primary methods for funding its operations and growth have been cash flows generated from operations and the occasional use of borrowed funds to supplement financing of capital expenditures. TSYS' net cash provided by operating activities in 2001 was $88.4 million, compared to $166.3 million in 2000 and $134.5 million in 1999. The decline in 2001 in net cash provided by operating activities was the result of paying obligations that arose in 2000, specifically software commitments and cash commitments of expanding in Europe without the benefit of any processing revenues. The increase in 2000 in net cash provided was driven by the increase in net income. The major uses of cash provided by operations have been the internal development and purchase of computer software; the addition of property and equipment, primarily computer equipment; investments in contract acquisition costs

F-10

associated with obtaining and serving new clients; and the payment of cash dividends.
     Capital expenditures for property and equipment were $30.8 million in 2001, compared to $31.8 million in 2000 and $19.8 million in 1999. Expenditures for purchased computer software were $36.9 million in 2001, compared to $66.8 million in 2000 and $42.3 million in 1999. Additions to capitalized software development costs, including enhancements to and development of TS2 processing systems, were $19.3 million in 2001, $12.0 million in 2000 and $11.9 million in 1999. As a result of ceasing development on three software projects, the Company expensed $1.2 million and $6.1 million in 2001 and 2000, respectively, as employment and other operating expenses that were previously capitalized.
     The Company's investments in contract acquisition costs were $27.2 million in 2001, $41.7 million in 2000 and $15.8 million in 1999. These amounts include cash payments for processing rights, third-party development costs and other direct salary related costs incurred in connection with converting new customers to the Company's processing systems. Cash payments for processing rights were $16.5 million, $40.5 million and $15.7 million in 2001, 2000 and 1999, respectively. In the fourth quarter of 1999, the Company made a payment representing a contract acquisition cost of $10.0 million to a prospective client. Under the terms of the arrangement, the prospective client agreed to repay the $10.0 million in the event a processing agreement was not executed by July 1, 2000. Subsequently, the prospective client announced its intention to exit the credit card business and completed the sale of its accounts in 2000. In June 2000, the parent of the prospective client repaid the $10.0 million advance by obtaining a five-year loan from CB&T. TSYS has agreed to guarantee the loan. As of December 31, 2001, all payments on the loan have been made timely. The remaining balance at December 31, 2001, was $7.5 million. The Company does not anticipate any negative consequences to its results of operations and financial condition as a result of this loan guarantee.
     At December 31, 2001, TSYS' carrying value in its investment in TSYS de Mexico was $4.0 million. TSYS reflects currency translation adjustments for its Mexican joint venture as an adjustment to the Company's equity investment in TSYS de Mexico and in accumulated other comprehensive loss. The Company had a currency translation adjustment of $979,000 and $312,000 related to TSYS de Mexico in 2001 and 2000, respectively.
     As part of the restructured agreement for the Mexican joint venture, TSYS de Mexico made a capital distribution to its owners. In March 2001, TSYS received $3.3 million from TSYS de Mexico as its share of the capital distribution, which reduced TSYS' investment in TSYS de Mexico.
     On January 1, 1999, TSYS acquired PCS from its majority shareholder, CB&T, in exchange for 854,042 newly issued shares of TSYS common stock valued at $20.1 million. PCS operated as a division of CB&T, providing services such as credit, collection and client service to card-issuing financial institutions, including CB&T. PCS became part of TSYS' wholly owned subsidiary, TSI. This transaction increased CB&T's ownership of TSYS to 80.8% in 1999.
     In September 1999, Synovus completed the acquisition of the debt collection and bankruptcy management business offered by Wallace & de Mayo. The services provided by Wallace & de Mayo include recovery collections work, bankruptcy process management, legal account management and skip tracing. These services are being marketed under the name TSYS Total Debt Management, Inc. (TDM) through the Company and its wholly owned subsidiary, TSI, for which Synovus paid TSYS a management fee of $1.5 million in 2001 and $505,000 in 2000 related to services provided to Synovus in managing TDM.
     Effective January 1, 2002, TSYS acquired TDM in exchange for 2,175,000 newly issued shares of TSYS common stock with a market value of approximately $43.5 million. TDM will now operate as a wholly owned subsidiary of TSYS. This transaction increased CB&T's ownership of TSYS to 81.1% in 2002.
     In May 2000, Synovus completed the acquisition of ProCard, Inc., a provider of software and Internet tools designed to assist organizations with the management of purchasing, travel and fleet card programs. Synovus' acquisition of ProCard offers TSYS the opportunity to further expand its services to ProCard's clients. ProCard's software solutions have been integrated into TSYS' processing solutions. The Company is assisting in managing ProCard, for which the Company was paid a management fee by Synovus of $303,000 in 2001 and $177,000 in 2000.
     In October 1999, the Company announced a plan to purchase up to 1.5 million shares of its common stock from time to time and at various prices over the next two years. During 2000, the Company purchased 130,400 shares for $2.1 million, bringing the total amount purchased to 207,500 shares for $3.4 million under this plan. The plan expired in October 2001.
     Total dividends declared on TSYS common stock were $11.7 million in 2001, $9.3 million in 2000 and $7.8 million in 1999. In February 2001, the Company increased its quarterly dividend by 20.0% to $.015 per share from $.0125 per share. In April 2000, the Company increased its quarterly dividend by 25.0% to $.0125 per share from $.01 per share.
     In March 2001, the Company announced plans to move its materials management division and its printing subsidiary, Columbus Productions, Inc., into a new building in east Columbus. The 61,000 square-foot building was completed in August 2001 at a cost of approximately $3.7 million. In conjunction with the move, CPI sold its existing location for $960,000. While waiting on construction of the new building to be completed, CPI leased the existing facility from the new owner.
     In July 2000, TSYS broke ground on a 33,000 square foot childcare facility which is located on the northeast corner of the campus. The new facility offers the Company's employees an alternative option for childcare needs. The facility was completed at a cost of approximately $3.5 million and opened in August 2001. The Company expects to recover its building costs through future state tax credits from the state of Georgia for setting up a company-sponsored childcare facility.
     In the third quarter of 2000, TSYS signed a ten-year contract with RBS. In conjunction with the requirements of its contract, TSYS paid $37.8 million in contract acquisition costs to RBS. In anticipation of the signing of a contract, TSYS entered into a forward exchange contract in June 2000 which provided for $20 million to be converted into British Pounds Sterling at a rate of 1.5187 any time between July 3, 2000 and September 29, 2000. In July 2000, TSYS exercised the forward exchange contract. TSYS accounted for the forward exchange contract as a hedge under Financial Accounting Standards No. 52, "Foreign Currency Translation" (SFAS 52).
     In December 2000, TSYS purchased a facility in England for approximately $13.0 million, which included building and equipment. In anticipation of the signing of a contract, TSYS entered into a forward exchange contract in October 2000 which provided for the purchase of 10 million British Pounds Sterling at a rate of 1.4315 any time between November 15, 2000 and December 15, 2000. In December 2000, TSYS exercised the forward exchange contract. TSYS also accounted for the forward exchange contract as a hedge under SFAS 52.

                                                              TSYS 2001     F-11

     TSYS operates internationally and is subject to potentially adverse movements in foreign currency rate changes. TSYS has not entered into foreign exchange forward contracts to reduce its exposure to foreign currency rate changes. The Company has determined that, once it begins processing for additional European clients, it may explore potential hedging instruments to safeguard it from significant currency translation risks.
     Due to the complexity of the differences between the English language and Asian languages, computer systems require two bytes to store an Asian character compared to one byte in the English language. With its entrance into the Asian card processing market, TSYS began modifying its current TS2 processing system to be able to accommodate language and currency differences with Asia, commonly referred to as the "double byte project." Management expects to spend $10-15 million on the base program. To date, the Company has expensed approximately
$2.6 million and has capitalized $4.0 million since reaching technological feasibility. The Company expects to complete the base program by the end of the second quarter of 2002.
     The Company is developing a new commercial card system, which is built upon the architectural design of TS2. The new system will provide enhanced reporting, increased purchasing controls and flexible billing options. The Company has capitalized approximately $7.0 million, $9.6 million and $10.0 million in 2001, 2000 amd 1999, respectively, related to this new processing platform. The Company expects to complete the system and make it available for general use by the fourth quarter of 2002.
     Although the impact of inflation on its operations cannot be precisely determined, the Company believes that by controlling its operating expenses and by taking advantage of economies of scale through utilization of more efficient computer hardware and software, it can minimize the impact of inflation.
     Management expects that TSYS will continue to be able to fund a significant portion of its capital expenditure needs through internally generated cash in the future, as evidenced by TSYS' current ratio of 2.0:1. At December 31, 2001, TSYS had working capital of $103.8 million, compared to $63.7 million in 2000 and $76.4 million in 1999.
     Management believes that outside sources of capital will be available to finance expansion projects and possible acquisitions should the Company decide to pursue such financing. The form of any such financing will vary depending upon prevailing market and other conditions and may include short-term and/or long-term borrowings from financial institutions or the issuance of additional equity and/or debt securities such as industrial revenue bonds. However, there can be no assurance that funds will be available on terms acceptable to TSYS.

Off-Balance Sheet Arrangements
and Contractual Cash Obligations

TSYS uses various operating leases in its normal course of business. The "off-balance" sheet arrangements obligate TSYS under noncancelable operating leases for computer equipment, software and facilities, including the Company's corporate campus. These computer and software lease commitments may also be replaced with new lease commitments due to new technology. Management expects that, as these leases expire, they will be renewed or replaced by similar leases.
     In 1997, the Company entered into an operating lease agreement with a special purpose entity (SPE) for the Company's corporate campus. The business purpose of the SPE was to provide a means of financing the Company's corporate campus. The assets and liabilities of the SPE consists solely of the cost of the building and the loans from a consortium of banks. The cost of the building and the outstanding principal balance of the debt resident within the financial statements of the SPE both approximate $93.5 million. The lease, which is guaranteed by Synovus, provides for substantial residual value guarantees.The amount of the residual value guarantees relative to the assets under this lease is approximately $81.4 million. Due to the nature of the lease, no asset or obligation is recorded on the Company's consolidated balance sheets.
     The terms of this lease financing arrangement require, among other things, that the Company maintain certain minimum financial ratios and provide certain information to the lessor. TSYS is also subject to interest rate risk associated with the lease on its campus facilities. The payments under the operating lease arrangement, which can be locked in for six month intervals, are tied to the floating London Interbank Offered Rate (LIBOR). In the event that LIBOR rates increase, operating expenses could increase proportionately.
     The campus lease expires November 2002. The Company has the option to either renew the lease subject to prevailing market rates or purchase the property at the original cost of the property. The Company is currently evaluating which option to pursue. As a result, the Company will have a future cash obligation with respect to the corporate campus beyond the lease expiration of November 2002.
     The following table summarizes future lease payments under noncancelable operating leases as of December 31, 2001, for the next five years and thereafter:

Contractual                     Payments Due By Period
               -----------------------------------------------------------------
Cash                                                                      After
Obligations     Total     1 Year or Less   2-3 Years       4-5 Years     5 Years
--------------------------------------------------------------------------------
(dollars in millions)
Operating
Leases            $276.1    $110.1         117.6              41.2          7.2
Campus
Lease                2.1       2.1            --                --           --
--------------------------------------------------------------------------------
Total
Contractual
Cash
Obligations       $278.2    $112.2         117.6              41.2          7.2
--------------------------------------------------------------------------------

Euro Conversion Readiness Disclosure

The Company converted the account portfolios of RBS and AIB in 2001. The United Kingdom is not a "participating country" with respect to January 1, 1999, "Euro" currency conversion, and it currently is not known when or if the United Kingdom will elect to convert to the Euro. However, Ireland is a participating country. As of October 2000, TSYS' TS2 processing system is capable of processing Euro-denominated transactions. TSYS' costs in connection with the Euro conversion were not material. The European Union officially converted to the Euro currency on January 1, 2002. TSYS has not experienced any difficulties in processing Euro-denominated transactions.

Forward-Looking Statements

Certain statements contained in this filing which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the Act). These forward-

F-12

looking statements include, among other things, statements regarding the expected impact on TSYS of recent accounting pronouncements; TSYS' expected expansion of its position in the consumer card, retail card and commercial card arenas; TSYS' expected recoupment of building costs through future state tax credits; TSYS' expected growth in net income for 2002 over 2001; TSYS' expected increase in net income for 2003; TSYS' expected expenditures on and time frame for completing its double byte project or other development projects; the anticipated impact on TSYS of its loan guarantee on behalf of an affiliate of a former prospective client; TSYS' belief with respect to its ability to meet its contractual commitments and the assumptions underlying such statements, including, with respect to TSYS' expected increase in net income for 2002 and 2003; TSYS' expected internal growth rate for existing portfolios; an aggressive focus on expense control and productivity improvement; the successful implementation and market acceptance of new product offerings; expected increases in the number of accounts on file; expected increases in revenues; and expected increases in revenues attributable to international clients. In addition, certain statements in future filings by TSYS with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with the approval of TSYS which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenue, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans and objectives of TSYS or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
     Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this filing. Many of these factors are beyond TSYS' ability to control or predict. The factors include, but are not limited to: (i) lower than anticipated internal growth rates for TSYS existing customers; (ii) TSYS' inability to control expenses and increase market share;
(iii) TSYS' inability to successfully bring new products to market, including, but not limited to stored value and e-commerce products; (iv) the inability of TSYS to grow its business through acquisitions or succesfully integrate aquisitions; (v) TSYS' inability to increase the revenues derived from international sources; (vi) adverse developments with respect to entering into contracts with new clients and retaining current clients; (vii) the merger of TSYS clients with entities that are not TSYS clients or the sale of portfolios by TSYS clients to entities that are not TSYS clients; (viii) TSYS' inability to anticipate and respond to technological changes, particularly with respect to e-commerce; (ix) adverse developments with respect to the successful conversion of clients; (x) the absence of significant changes in foreign exchange spreads between the United States and the countries TSYS transacts business in, to include Mexico, United Kingdom, Japan, Canada and the European Union; (xi) changes in consumer spending, borrowing and saving habits, including a shift from credit to debit cards; (xii) changes in laws, regulations, credit card association rules or other industry standards affecting TSYS' business which require significant product redevelopment efforts; (xiii) the effect of changes in accounting policies and practices as may be adopted by the Financial Accounting Standards Board or the Securities and Exchange Commission; (xiv) the costs and effects of litigation; (xv) adverse developments with respect to the credit card industry in general; (xvi) TSYS' inability to successfully manage any impact from slowing economic conditions or consumer spending; (xvii) the occurrence of catastrophic events that would impact TSYS or its major customers' operating facilities, communications systems and technology, or that has a material negative impact on current economic conditions or levels; (xviii) successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection; (xix) decreases in card activity; and (xx) overall market conditions. Such forward-looking statements speak only as of the date on which such statements are made, and TSYS undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.

Legal Proceedings

On November 10, 1998, a class action complaint was filed against NationsBank of Delaware, N.A., in the United States District Court for the Southern District of Mississippi. On March 23, 1999, the named plaintiff amended the complaint and named the Company and certain credit bureaus as defendants in the case. The named plaintiff alleged, among other things, that the defendants failed to report properly the credit standing of each member of the putative class. The named plaintiff defined the class as all persons and entities within the United States who obtained credit cards from NationsBank and whose accounts were purchased by or transferred to U.S. BankCard and whose accounts were reported to credit bureaus or credit agencies incorrectly in August 1998. The parties have reached a settlement of the litigation. On September 21, 2001, the Magistrate Judge for the United States District Court for the Southern District of Mississippi issued an order of final approval of that settlement pursuant to Rule 23(e) of the Federal Rules of Civil Procedure. Payments to settle the litigation were substantially covered by insurance.


                                                              TSYS 2001     F-13

Consolidated Balance Sheets

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                             December 31,
                                                                                                         2001            2000
------------------------------------------------------------------------------------------------------------------------------------
Assets
Current assets:
   Cash and cash equivalents (includes $45.9 million and $74.6 million
        on deposit with a related party at 2001 and 2000, respectively)                             $  55,961,088       80,071,895
   Accounts receivable, net of allowance for doubtful accounts and billing
        adjustments of $5.4 million and $5.8 million at 2001 and 2000, respectively                   113,318,623       97,522,227
   Prepaid expenses and other current assets (Note 10)                                                 37,074,206       30,192,248
------------------------------------------------------------------------------------------------------------------------------------
           Total current assets                                                                       206,353,917      207,786,370
   Property and equipment, net (Note 3)                                                               120,799,905      110,971,777
   Computer software, net (Note 4)                                                                    170,889,575      145,454,042
   Deferred income tax assets (Note 7)                                                                  8,492,257       11,104,254
   Other assets (Notes 5 and 10)                                                                      145,741,354      125,907,383
------------------------------------------------------------------------------------------------------------------------------------
           Total assets                                                                             $ 652,277,008      601,223,826
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                                                                                 $  24,129,727       43,935,426
   Accrued salaries and employee benefits                                                              39,687,428       45,202,518
   Other current liabilities (includes $2.4 million and $2.0 million payable to related parties
               at 2001 and 2000, respectively) (Note 10)                                               38,735,928       54,993,790
------------------------------------------------------------------------------------------------------------------------------------
           Total current liabilities                                                                  102,553,083      144,131,734
   Other liabilities                                                                                           --       10,652,600
   Deferred income tax liabilities (Note 7)                                                            46,553,661       34,841,622
------------------------------------------------------------------------------------------------------------------------------------
           Total liabilities                                                                          149,106,744      189,625,956
------------------------------------------------------------------------------------------------------------------------------------
   Minority interest in consolidated subsidiary                                                         2,358,578        2,583,682
------------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity (Notes 2 and 6):
   Common stock- $0.10 par value. Authorized 300,000,000 shares;  195,079,087 issued at
         2001 and at 2000; 194,778,670 and 194,738,870 outstanding at 2001 and 2000, respectively      19,507,909       19,507,909
   Additional paid-in capital                                                                           9,360,223        6,998,100
   Accumulated other comprehensive loss                                                                (3,455,338)      (1,613,681)
   Treasury stock                                                                                      (3,533,325)      (3,594,683)
   Retained earnings                                                                                  478,932,217      387,716,543
------------------------------------------------------------------------------------------------------------------------------------
           Total shareholders' equity                                                                 500,811,686      409,014,188
------------------------------------------------------------------------------------------------------------------------------------
   Commitments and contingencies (Note 9)
           Total liabilities and shareholders' equity                                               $ 652,277,008      601,223,826
------------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

F-14

Consolidated Statements of Income

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                Years Ended December 31,
                                                                                            2001            2000       1999
-----------------------------------------------------------------------------------------------------------------------------------
Revenues:
        Bankcard data processing services (includes $44.9 million, $47.3 million and $37.1 million from related parties for the years ended
             December 31, 2001, 2000 and 1999, respectively)                            $ 563,572,318    505,934,776   456,839,589
        Other services (includes $6.5 million, $6.6 million
             and $5.5 million from related parties for the years ended
             December 31, 2001, 2000 and 1999, respectively)                               86,835,332     95,357,966    77,086,422
-----------------------------------------------------------------------------------------------------------------------------------
                Total revenues (Notes 2 and 11)                                           650,407,650    601,292,742   533,926,011
-----------------------------------------------------------------------------------------------------------------------------------
Expenses:
        Salaries and other personnel expense                                              258,119,227    235,670,223   207,618,319
        Net occupancy and equipment expense                                               169,534,960    162,905,729   151,964,229
        Other operating expenses (includes $8.9 million, $11.2 million and $13.1 million, net to related parties for the years ended
             December 31, 2001, 2000 and 1999, respectively)                               87,421,298     90,111,097    86,051,059
-----------------------------------------------------------------------------------------------------------------------------------
                Total operating expenses (Note 2)                                         515,075,485    488,687,049   445,633,607
-----------------------------------------------------------------------------------------------------------------------------------
        Equity in income of joint ventures (Note 5)                                        17,824,455     15,586,309    12,326,609
-----------------------------------------------------------------------------------------------------------------------------------
                Operating income                                                          153,156,620    128,192,002   100,619,013
-----------------------------------------------------------------------------------------------------------------------------------
Nonoperating income (expense):
        Gain (loss) on disposal of property and equipment, net                                (89,867)    (1,421,955)      797,916
        Interest income, net of interest expense (includes $2.3 million, $4.8 million and $1.9 million from a related party for the years ended
             December 31, 2001, 2000 and 1999, respectively)                                2,680,772      5,036,645     2,159,074
        Minority interest in subsidiary's net income                                          (76,003)       (98,750)         --
        Other, net                                                                            121,967           --            --
-----------------------------------------------------------------------------------------------------------------------------------
                Total nonoperating income (Note 2)                                          2,636,869      3,515,940     2,956,990
-----------------------------------------------------------------------------------------------------------------------------------
                Income before income taxes                                                155,793,489    131,707,942   103,576,003
Income taxes (Note 7)                                                                      52,891,460     46,064,561    34,983,027
-----------------------------------------------------------------------------------------------------------------------------------
                Net income                                                              $ 102,902,029     85,643,381    68,592,976
-----------------------------------------------------------------------------------------------------------------------------------
                Basic earnings per share                                                $         .53            .44           .35
-----------------------------------------------------------------------------------------------------------------------------------
                Diluted earnings per share                                              $         .53            .44           .35
-----------------------------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding                                                194,772,766    194,784,981   194,912,983
Increase due to assumed issuance of shares related to stock options outstanding               831,696        480,371       565,610
-----------------------------------------------------------------------------------------------------------------------------------
Weighted average common and common equivalent shares outstanding                          195,604,462    195,265,352   195,478,593
-----------------------------------------------------------------------------------------------------------------------------------


See accompanying Notes to Consolidated Financial Statements.

                                                              TSYS 2001     F-15

Consolidated Statements of Cash Flows

------------------------------------------------------------------------------------------------------------------------------------
                                                                                         Years Ended December 31,
                                                                                     2001             2000         1999
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
        Net income                                                             $ 102,902,029       85,643,381       68,592,976
        Adjustments to reconcile net income to net cash
            provided by operating activities:
                Minority interest in subsidiary's net income                          76,003           98,750             --
                Equity in income of joint ventures                               (17,824,455)     (15,586,309)     (12,326,609)
                Depreciation and amortization                                     57,395,583       51,600,551       50,182,601
                Provision for doubtful accounts and billing adjustments              485,337        1,594,342        2,665,500
                Provision for transaction processing accruals                      1,438,241        5,726,889        6,910,080
                Deferred income tax expense                                       14,324,036        4,101,488          542,398
                (Gain) loss on disposal of property and equipment, net                89,867        1,421,955         (797,916)
        (Increase) decrease in:
                Accounts receivable                                              (16,281,733)      (1,499,484)     (15,471,271)
                Prepaid expenses and other assets                                 (3,010,347)     (13,496,376)      (1,953,576)
        Increase (decrease) in:
                Accounts payable and other liabilities                           (30,458,299)      38,849,371        7,864,956
                Accrued salaries and employee benefits                            (5,515,090)       8,781,280       11,777,789
                Other current liabilities                                        (15,252,456)        (930,983)      16,540,427
------------------------------------------------------------------------------------------------------------------------------------
                        Net cash provided by operating activities                 88,368,716      166,304,855      134,527,355
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
        Purchase of property and equipment                                       (30,807,717)     (31,785,383)     (19,772,202)
        Additions to computer software                                           (55,037,556)     (72,685,206)     (54,188,928)
        Proceeds from disposal of property and equipment                           1,084,219           79,473        4,540,483
        Cash acquired in acquisition                                                    --            623,364             --
        Dividends received from joint ventures                                    10,410,281        5,369,192        5,104,905
        Repayment of contract acquisition costs                                         --         10,000,000             --
        Increase in contract acquisition costs                                   (27,194,200)     (41,713,092)     (15,812,318)
------------------------------------------------------------------------------------------------------------------------------------
                        Net cash used in investing activities                   (101,544,973)    (130,111,652)     (80,128,060)
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
        Repurchase of common stock                                                      --         (2,077,301)      (1,290,748)
        Principal payments on long-term debt and
                capital lease obligations                                               --           (204,286)         (70,619)
        Dividends paid on common stock                                           (11,198,915)      (8,766,916)      (7,787,981)
        Proceeds from exercise of stock options                                      264,365           24,088           97,400
------------------------------------------------------------------------------------------------------------------------------------
                        Net cash used in financing activities                    (10,934,550)     (11,024,415)      (9,051,948)
------------------------------------------------------------------------------------------------------------------------------------
                        Net increase (decrease) in cash and cash equivalents     (24,110,807)      25,168,788       45,347,347
Cash and cash equivalents at beginning of year                                    80,071,895       54,903,107        9,555,760
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                       $  55,961,088       80,071,895       54,903,107
------------------------------------------------------------------------------------------------------------------------------------
Cash paid for interest                                                         $      31,336           54,051           23,934
------------------------------------------------------------------------------------------------------------------------------------
Cash paid for income taxes (net of refunds received)                           $  49,318,149       42,708,816       24,647,585
------------------------------------------------------------------------------------------------------------------------------------

Significant noncash transaction:  In 1999, the Company acquired Partnership
Card Services through the issuance of 854,042 shares of common stock with a market value of $20,070,000

(Note 2). See  accompanying  Notes to  Consolidated Financial Statements.

F-16

Consolidated Statements of Shareholders' Equity and Comprehensive Income

------------------------------------------------------------------------------------------------------------------------------------
                                                          Years Ended December 31, 2001, 2000 and 1999
                                                                                Accumulated
                                               Common Stock        Additional      Other                               Total
                                      --------------------------   Paid-in      Comprehensive  Treasury  Retained     Shareholder's
                                           Shares        Amount    Capital          Loss        Stock    Earnings      Equity
------------------------------------------------------------------------------------------------------------------------------------
At December 31, 1998                   194,225,045   $19,422,504  1,882,814    (1,179,337)    (300,788) 250,528,526  $ 270,353,719
Comprehensive income:
 Net income                                   --            --         --            --           --     68,592,976     68,592,976
 Other comprehensive loss, net
  of tax:
   Foreign currency translation
    adjustments                               --            --         --        (274,371)        --           --         (274,371)
------------------------------------------------------------------------------------------------------------------------------------
 Other comprehensive loss                     --            --         --            --           --           --         (274,371)
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                          --            --         --            --           --           --       68,318,605
Common stock issued in
 an acquisition (Note 2)                   854,042        85,405  3,342,220          --           --           --        3,427,625
Common stock issued from
 treasury shares for exercise of
 stock options (Note 6)                       --            --       79,903          --         62,360         --          142,263
Purchase of treasury shares                   --            --         --            --     (1,290,748)        --       (1,290,748)
Cash dividends declared ($.040 per
 share)                                       --            --         --            --           --     (7,796,771)    (7,796,771)
Tax benefit associated with stock
 awards and options                           --            --    1,137,363          --           --           --        1,137,363
------------------------------------------------------------------------------------------------------------------------------------
At December 31, 1999                   195,079,087    19,507,909  6,442,300    (1,453,708)  (1,529,176) 311,324,731    334,292,056
Comprehensive income:
 Net income                                   --            --         --            --           --     85,643,381     85,643,381
 Other comprehensive loss, net
 of tax:
   Foreign currency translation
    adjustments                               --            --         --        (159,973)        --           --         (159,973)
------------------------------------------------------------------------------------------------------------------------------------
 Other comprehensive loss                     --            --         --            --           --           --         (159,973)
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                          --            --         --            --           --           --       85,483,408
Common stock issued from treasury
 shares for exercise of stock
  options (Note 6)                            --            --       15,300          --         11,794         --           27,094
Purchase of treasury shares                   --            --         --            --     (2,077,301)        --       (2,077,301)
Cash dividends declared ($.048
  per share)                                  --            --         --            --           --     (9,251,569)    (9,251,569)
Tax benefit associated with stock
 awards and options                           --            --      540,500          --           --           --          540,500
------------------------------------------------------------------------------------------------------------------------------------
At December 31, 2000                   195,079,087    19,507,909  6,998,100    (1,613,681)  (3,594,683) 387,716,543    409,014,188
Comprehensive income:
 Net income                                   --            --         --            --           --    102,902,029    102,902,029
 Other comprehensive loss, net
  of tax:
 Foreign currency translation
  adjustments                                 --            --         --      (1,841,657)        --           --       (1,841,657)
------------------------------------------------------------------------------------------------------------------------------------
 Other comprehensive loss                     --            --         --            --           --           --       (1,841,657)
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                          --            --         --            --           --           --      101,060,372
Common stock issued from treasury
 shares for exercise of stock
 options (Note 6)                             --            --      243,167          --         61,358         --          304,525
Cash dividends declared ($.060
 per share)                                   --            --         --            --           --    (11,686,355)   (11,686,355)
Tax benefit associated with stock
 awards and options                           --            --    2,118,956          --           --           --        2,118,956
------------------------------------------------------------------------------------------------------------------------------------
At December 31, 2001                   195,079,087   $19,507,909  9,360,223    (3,455,338)  (3,533,325) 478,932,217  $ 500,811,686
------------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

                                                               TSYS 2001    F-17

Notes To Consolidated Financial Statements

NOTE 1 Basis of Presentation and Summary of Significant
Accounting Policies
Business: As of January 1, 2002, Total System Services, Inc. (TSYS or the Company) is an 81.1% owned subsidiary of Columbus Bank and Trust Company (CB&T) which is a wholly owned subsidiary of Synovus Financial Corp. (Synovus). Synovus' stock is traded on the NYSE under the symbol "SNV." TSYS provides bankcard data processing and related services to banks and other card-issuing institutions throughout the United States, Mexico, Canada, Honduras, the Caribbean and Europe. The Company currently offers merchant services to financial institutions and other organizations in Japan.

Principles of Consolidation and Basis of Presentation: The accompanying consolidated financial statements of Total System Services, Inc. include the accounts of TSYS and its wholly owned subsidiaries, Columbus Depot Equipment Company, TSYS Total Solutions, Inc. (TSI), Columbus Productions, Inc., TSYS Canada, Inc. and DotsConnect, Inc., as well as its majority owned foreign subsidiary, GP Network Corporation (GP Net). Significant intercompany accounts and transactions have been eliminated in consolidation. The Company's future results of operations involve a number of substantial risks and uncertainties.

Risks and Uncertainties and Use of Estimates: The Company has prepared the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. In preparing financial statements, it is necessary for management to make assumptions and estimates affecting the amounts reported in the consolidated financial statements and related notes. These estimates and assumptions are developed based upon all information available. Actual results can differ from assumed and estimated amounts.
     Factors that could affect the Company's future operating results and cause actual results to vary materially from expectations includes, but are not limited to, lower than anticipated growth from existing customers, an inability to attract new customers and grow internationally, an inability to grow through acquisitions or successfully integrate acquisitions, technology changes, financial services consolidations increased regulatory mandates, a decline in the use of credit cards as a payment mechanism, or a decline in the financial stability the Company's customers.
     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported periods to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

Investments in Joint Ventures: TSYS' 49% investment in Total System Services de Mexico, S.A. de C.V. (TSYS de Mexico), a bankcard data processing support operation located in Mexico, is accounted for using the equity method of accounting, as is TSYS' 50% investment in Vital Processing Services L.L.C. (Vital), a merchant processing operation headquartered in Tempe, Arizona. Investments in joint ventures are recognized in other noncurrent assets.

Property and Equipment: Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets. Buildings and improvements are depreciated over 5-40 years, computer equipment over 2-4 years, and furniture and other equipment over 3-15 years. The company evaluates impairment losses on long-lived assets used in operations in accordance with Statement of Financial Accounting Standards (SFAS) 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," considering whether events and circumstances indicate that assets may be impaired.

Software Development Costs: The Company develops software that is used in providing processing services to clients. Software development costs are capitalized once technological feasibility of the software has been established. Software development costs are amortized using the greater of (1) the straight-line method over the estimated useful life (which ranges from 3-10 years) or (2) the ratio of current revenues to current anticipated revenues. Costs incurred prior to establishing technological feasibility are expensed as incurred. Technological feasibility is established when the Company has completed all planning, designing, coding and testing activities that are necessary to determine that a product can be produced to meet its design specifications, including functions, features and technical performance requirements. Capitalization of costs ceases when the product is available for general use. The Company evaluates the unamortized capitalized costs of software development as compared to the net realizable value of the development which is determined by projected future cash flows. The amount by which the unamortized capitalized costs exceed the net realizable value are written off. Software development costs are recognized in computer software, net.

     Accounts Receivable: Accounts receivable balances are stated net of allowances for doubtful accounts and billing adjustments of $5.4 million and $5.8 million at December 31, 2001 and 2000, respectively. The allowance represents 4.5% and 5.7% of accounts receivable at 2001 and 2000, respectively. TSYS' client base mainly consists of financial institutions and other card issuers such as major retailers. Historically, the Company has not encountered any significant write-offs.
     TSYS records allowances for doubtful accounts when it is probable that the accounts receivable balance will not be collected. When estimating the allowances for doubtful accounts, the Company takes into consideration such factors as its day-to-day knowledge of specific customers, the industry and size of its customers, the overall composition of its accounts receivable aging, prior history of accounts receivable write-offs and prior history of allowances in proportion to the overall receivable balance. This analysis includes an on-going and continuous communication with its largest customers. A financial decline of any one of these customers could have an adverse and material effect on collectibility of receivables.
     Increases in the allowance for doubtful accounts are recorded as bad debt expense and are reflected in other operating expenses in the Company's consolidated statements of income.
     TSYS records provisions for billing adjustments for potential billing discrepencies. When estimating the provision for billing adjustments, the Company considers prior history of billing adjustments. Increases in the provision for billing adjustments are recorded net of revenues in the Company's consolidated statements of income.

Revenue Recognition: The Company's bankcard data processing revenues are derived from long-term processing contracts with banks and other institutions and are recognized as revenues at the time the service is performed. Bankcard data processing revenues are generated primarily from charges based on the number of accounts billed, transactions and authorizations processed, statements mailed, and other processing services for cardholder accounts on file. Most of these contracts have prescribed minimums. The terms of contracts generally range from three to ten years in length.
     The Company's other services revenues are derived from printing activities and customer relationship management services, such as call center activities for card activation and balance transfer requests. The contract terms for these services are generally shorter in nature, and some are project based. Revenue is recognized on these other services either on a per unit or a fixed price basis. The Company uses percentage of completion method of accounting for its fixed price contracts.

Contract Acquisition Costs: The Company capitalizes contract acquisition costs related to signing or renewing long-term contracts. These costs, primarily consisting of cash payments for rights to provide processing services and internal conversion and software development costs, are amortized using the straight-line method over the contract term beginning when the clients cardholder accounts are converted to the system. All costs incurred prior to contract execution are expensed as incurred.
     The amortization of  these costs is recognized in other operating expenses.

F-18

The Company evaluates the carrying value of contract acquisition costs for impairment on the basis of whether these costs are fully recoverable from expected undiscounted net operating cash flows of the related contract. Capitalized contract acquisition costs are recognized in prepaid and other assets.

Transaction Processing Provisions: The Company has made certain estimates to accrue for contract contingencies and processing errors. When providing for these accruals, the Company takes into consideration such factors as the prior history of contract penalties and processing errors incurred, contractual penalties inherent in the Company's contracts, progress towards meeting milestones and amounts not covered by insurance.
     These accruals are recorded in other current liabilities in the Company's consolidated balance sheets. Increases and decreases in the transaction processing provisions are reflected in other operating expenses in the Company's consolidated statements of income.

Goodwill: Goodwill results from the excess of cost over the fair value of net assets of businesses acquired and is amortized using the straight-line method over periods of five to 15 years. The Company reviews goodwill for impairment on the basis of whether the goodwill is fully recoverable from expected undiscounted net operating cash flows of the related business units. If such review indicates impairment, the Company uses fair value in determining the amount that should be written off. Goodwill is included in other assets.

Income Taxes: Income taxes reflected in TSYS' consolidated financial statements are computed based on the taxable income of TSYS as if TSYS were a stand-alone tax paying entity. A consolidated federal income tax return is filed for Synovus and its majority owned subsidiaries, including TSYS.
     The Company accounts for income taxes in accordance with the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Cash Equivalents: For purposes of the statements of cash flows, investments with a maturity of three months or less when purchased are considered to be cash equivalents.

Earnings per Share: Basic earnings per share (EPS) is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated to reflect the potential dilution that would occur if stock options or other contracts to issue common stock were exercised and resulted in additional common stock that would share in the earnings of the Company.

Fair Values of Financial Instruments: The Company uses financial instruments in the normal course of its business. The carrying values of cash equivalents, accounts receivable, accounts payable, accrued salaries and employee benefits, and other current liabilities approximate their fair value due to the short-term maturities of these assets and liabilities.
     The investments in joint ventures are accounted for by the equity method and pertain to privately held companies for which a fair value is not readily available. The Company believes the fair values of its investments in joint ventures exceed their respective carrying values.

Treasury Stock:   The  Company  uses  the  cost method when it purchases its own common stock as treasury shares or issue treasury stock upon option exercises and displays treasury stock as a reduction of shareholders' equity.

Stock Based Compensation: The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion (APB) 25, "Accounting for Stock Issued to Employees." Under APB 25, TSYS does not recognize compensation expense for a stock option grant if the exercise price is equal to or greater than the fair market value of the Company's common stock on the grant date.

Foreign Currency Translation: The Company maintains several different foreign operations. Foreign currency financial statements of the Company's Mexican joint venture, the Company's wholly owned subsidiary with an operation in Canada, the Company's majority owned foreign subsidiary, GP Net, as well as the Company's branches in Japan and the United Kingdom, are translated into U.S. dollars at current exchange rates, except for revenues, costs and expenses, and net income which are translated at the average exchange rates for each reporting period. Net gains or losses resulting from the currency translation of assets and liabilities of the Company's foreign operations, net of tax, are accumulated in a separate section of shareholders' equity titled accumulated other comprehensive loss.
Comprehensive Income: Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," requires companies to display, with the same prominence as other financial statements, the components of comprehensive income. TSYS displays the items of other comprehensive income in its consolidated statements of shareholders' equity and comprehensive income.

Derivative Instruments and Hedging Activities: In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued Statement of Financial Accounting Standards No. 138 (SFAS 138), "Accounting for Certain Derivative Instruments and Hedging Activities, an amendment of SFAS 133." SFAS 133 and SFAS 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. SFAS 133 and SFAS 138 are effective for all fiscal quarters of all fiscal years beginning after June 30, 2000; the Company adopted SFAS 133 and SFAS 138 on January 1, 2001.
     The Company did not have any outstanding derivative instruments or hedging transactions at December 31, 2001.

Recent Accounting Pronouncements: At the November 2001 Emerging Issues Task Force (EITF) meeting, the FASB released Staff Announcement Topic D-103, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred." The FASB Staff Announcement clarified interpretations of EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, stating that the Staff believes that reimbursements received for out-of-pocket expenses should be characterized as revenue. Historically, TSYS has not reflected such reimbursements in its consolidated statements of income. The largest reimbursement expenses for which TSYS is reimbursed by clients, are postage and express courier charges.
     The FASB Staff Announcement will be applied in financial reporting periods beginning after December 15, 2001. Upon application of this FASB Staff
Announcement, comparative financial statements for prior periods will be reclassified to provide consistent presentation.

Reclassifications: Certain reclassifications have been made to the 2000 and 1999 financial statements to conform to the presentation adopted in 2001.

NOTE 2 Relationships with Affiliated Companies
At December 31, 2001, CB&T owned 157,455,980 shares (80.8%) of TSYS common stock On January 1, 2002, CB&T's ownership increased to 81.1% (see Note 13).
     TSYS has entered into agreements with CB&T and certain of its affiliates pursuant to which TSYS performs bankcard data processing services. Such bankcard data processing service revenues were $12,893,460, $12,281,914 and $8,049,915 during the years ended December 31, 2001, 2000 and 1999,

                                                              TSYS 2001     F-19

respectively. Miscellaneous data processing services performed by TSYS for certain Synovus nonbanking affiliates generated revenues of $480,285, $256,126 and $221,844 during the years ended December 31, 2001, 2000 and 1999, respectively; these revenues are included in bankcard data processing services. Bankcard data processing revenues related to TSYS de Mexico were $15,934,797, $15,710,029 and $15,954,155 for the years ended December 31, 2001, 2000 and
1999, respectively. Merchant processing revenues, included in bankcard data processing revenues and related to Vital were $15,068,775, $14,109,721 and $12,898,723 for the years ended December 31, 2001, 2000 and 1999, respectively.
     During 2001 and 2000, TSYS provided web hosting and electronic commerce processing services to CB&T for which the Company was paid $470,424 and $545,507, respectively.
     Revenues from other services provided by TSYS to Synovus and its affiliates were $6,417,650, $6,593,783 and $5,483,784 during the years ended December 31, 2001, 2000 and 1999, respectively.
     During 2000 and 1999, Synovus Technologies, Inc.(STI) paid TSYS $143,222 and $168,305, respectively, for data links, network services, computer processing services and other miscellaneous items.
     In January 2001, STI's operations were folded into Synovus. Synovus paid TSYS $105,925 for data links, network services, computer processing services and other miscellaneous items.
     TSYS leased a portion of its facilities from CB&T, and leases portions of the buildings it owns to CB&T. Lease payments made to CB&T amounted to $36,308 in 1999. Lease payments received from CB&T amounted to $39,405 in 2001 and 2000, and $9,851 in 1999. TSYS also leased furnishings from Synovus Leasing Co. for $211,878 in 2001 and $20,807 in 2000.
     Synovus Trust Company (STC) serves as trustee of various employee benefit plans of TSYS. During 2001, 2000 and 1999, STC trustees fees paid by TSYS were $558,303, $391,414 and $317,081, respectively.
     TSYS has entered into a management agreement with Synovus pursuant to which TSYS pays for management, legal and tax services provided by Synovus. Such management fees amounted to $1,026,984 in 2001, $1,703,840 in 2000 and $1,524,780 in 1999.
     Synovus has entered into a management agreement with TSYS pursuant to which Synovus pays for management services provided to TSYS Total Debt Management and ProCard by TSYS. Such management fees amounted to $1,800,000 in 2001 and $681,511 in 2000.
     TSYS maintained an agreement with Synovus Service Corp. (SSC) in 2000 and 1999 for SSC to provide human resource, payroll, security, maintenance and other administrative services to TSYS and its subsidiaries. TSYS paid SSC $8,070,260 and $10,639,179 for these services in 2000 and 1999, respectively. TSYS received $197,597 in 2000 and $51,594 in 1999 in rent from SSC. TSYS also received $63,806 and $382,840 in 2000 and 1999, respectively, for data processing services provided to SSC.
     In January  2001, SSC's  operations  were  folded into  Synovus.  TSYS paid
$7,542,294 to Synovus for providing human resource, payroll, security, maintenance and other administrative services to TSYS and its subsidiaries in 2001. TSYS received $454,926 in 2001 in rent from Synovus. TSYS also received $24,900 in 2001 for data processing services provided to Synovus.
     Beginning in 2001 and as a result of the restructuring of its joint venture agreement, TSYS agreed to pay TSYS de Mexico a management fee for certain client relationship services that TSYS de Mexico has assumed from TSYS. TSYS paid TSYS de Mexico a management fee of $300,587 in 2001.
     Effective January 1, 1999, TSYS acquired Partnership Card Services (PCS) from its majority shareholder, CB&T in exchange for 854,042 newly issued shares of TSYS common stock with a market value of approximately $20.1 million. Prior to the acquisition by TSYS, PCS operated as a division of CB&T, providing services such as credit, collection and client service to card-issuing financial institutions, including CB&T. The business of PCS became part of TSYS' wholly owned subsidiary, TSI.
     Effective  January 1, 2002, TSYS acquired TSYS Total Debt Management,  Inc.
(TDM) from its majority shareholder, CB&T, in exchange for 2,175,000 newly issued shares of TSYS common stock with a market value of approximately $43.5 million. Prior to the acquisition, TDM operated as a wholly owned subsidiary of Synovus, providing third-party collection services. TDM will operate as a separate wholly owned subsidiary of TSYS.
     TSYS maintains deposit accounts with CB&T, the majority of which earn interest and on which TSYS receives market rates of interest. Included in cash and cash equivalents are deposit balances with CB&T of $45.9 million and $74.6 million at December 31, 2001 and 2000, respectively. In 2001, 2000 and 1999, TSYS received interest income of $2,305,617, $4,772,461 and $1,865,621, respectively, from CB&T. TSYS paid banking account service fees and wire transfer fees to CB&T of $46,396 in 2001, $68,004 in 2000 and $53,195 in 1999.
     TSYS  maintains  an  unsecured  credit  agreement  with  CB&T.  The  credit agreement has a maximum available principal balance of $5.0 million, with interest at prime. TSYS did not use the credit facility during 2001 or 2000.
     TSYS paid cash dividends to CB&T in the amount of approximately $9.0 million, $7.1 million and $6.3 million in 2001, 2000 and 1999, respectively. TSYS received cash dividends from its equity joint ventures of approximately $7.1 million, $5.4 million and $5.1 million in 2001, 2000 and 1999, respectively. As part of the restructured joint venture agreement in 2001, TSYS received a capital distribution of approximately $3.3 million from TSYS de Mexico.
     Certain officers of TSYS and other TSYS employees participate in the Synovus Incentive Plans. Nonqualified options to acquire Synovus common stock were granted in 2001, 2000 and 1999 as follows:
--------------------------------------------------------------------------------
                                           Number of shares
                                   2001          2000              1999
--------------------------------------------------------------------------------
        Stock options           3,062,523       324,122         1,001,933
--------------------------------------------------------------------------------

     The stock options were granted with an exercise price equal to the fair market value of Synovus common stock at the date of grant. The options vest over two to three years and expire eight to ten years from date of grant.
     In 2001, Synovus has granted performance-accelerated stock options to certain key TSYS executives. The exercise price per share is equal to the fair market value at the date of grant. The options are exercisable in equal installments when the market price of Synovus common stock exceeds $40, $45 and $50. However, all options may be exercised after seven years from the grant date.
     The Company believes the terms and conditions of the transactions described above between TSYS, CB&T, Synovus and other affiliated companies are comparable to those which could have been obtained in transactions with unaffiliated parties. No changes have been made to the method of establishing terms with the affiliated companies in the current year.

NOTE 3 Property and Equipment
Property and equipment balances at December 31 are as follows:
--------------------------------------------------------------------------------
                                                       2001              2000
--------------------------------------------------------------------------------
Land                                             $  6,748,039          6,092,433
Buildings and improvements                         90,500,757         80,344,434
Computer equipment                                 73,390,762         65,840,658
Furniture and other equipment                      57,731,151         52,013,579
Construction in progress                            1,695,087          1,488,817
--------------------------------------------------------------------------------
                                                  230,065,796        205,779,921
Less accumulated depreciation
        and amortization                          109,265,891         94,808,144
--------------------------------------------------------------------------------
Property and equipment, net                      $120,799,905        110,971,777
--------------------------------------------------------------------------------

     Depreciation and amortization expense related to property and equipment was $19,521,866, $16,553,156 and $15,637,169 for the years ended December 31, 2001,
2000 and 1999, respectively.

F-20

NOTE 4 Computer Software
Computer software at December 31 is summarized as follows:
--------------------------------------------------------------------------------
                                                      2001                2000
--------------------------------------------------------------------------------
Purchased computer software                      $199,021,424        177,629,217
TS2                                                33,048,872         33,048,872
Other capitalized software
        development costs                          50,616,478         32,467,800
--------------------------------------------------------------------------------
                                                  282,686,774        243,145,889
Less accumulated amortization                     111,797,199         97,691,847
--------------------------------------------------------------------------------
Computer software, net                           $170,889,575        145,454,042
--------------------------------------------------------------------------------

     Amortization expense related to purchased computer software costs was $24,803,900, $20,604,861 and $16,153,985 for the years ended December 31, 2001,
2000 and 1999, respectively. Amortization of TS2 and other capitalized software development costs was $4,817,586, $5,101,047 and $5,472,776 for the years ended December 31, 2001, 2000 and 1999, respectively.
     During 2001, the Company ceased developing a software project. The project was reevaluated to determine its utilization in a new customer service platform. The Company expensed $1.2 million of costs of this project in employment and other operating expenses that were originally capitalized on this project.
     During 2000, the Company ceased development of two software projects. The projects were reevaluated to determine their utilization in a new design plan. Based on its review, the Company expensed $6.1 million of costs as employment and other operating expenses that were originally capitalized on those projects.

NOTE 5 Investments in Joint Ventures
TSYS holds a 50% equity interest in Vital, a joint venture with Visa U.S.A., which combines the front-end authorization and back-end accounting and settlement processing for merchants. The condensed financial information for this joint venture as of December 31, 2001 and 2000, and for the years ended December 31, 2001, 2000 and 1999, is summarized as follows:

--------------------------------------------------------------------------------
                                                        2001               2000
--------------------------------------------------------------------------------
Balance Sheet Data:
        (in thousands)
Current assets                                       $ 85,153             72,038
Total assets                                          130,285            110,237
Current liabilities                                    34,029             33,864
Total liabilities                                      36,048             37,008
Members capital                                        94,237             71,935

--------------------------------------------------------------------------------
                                          2001            2000             1999
--------------------------------------------------------------------------------
Statement of Income Data:
        (in thousands)
Revenues                                $218,635         180,242         151,245
Operating income                          31,279          23,438          18,690
Net income*                               32,302          25,655          20,065

     *Vital is a limited liability company and is taxed in a manner similar to a partnership; therefore, net income related to Vital does not include income tax expense.

     Vital is a limited liability company with 100 million units of ownership. In 2000, the Vital Board of Directors approved a plan to allow its owners to set aside 2,000,000 units held by the owners to make awards to key management of Visa and TSYS. In 2000, TSYS awarded six of its key executives an aggregate of 800,000 Vital restricted stock units for their role in the development, growth and success of Vital. These units are similar to restricted stock with a three-year vesting schedule. During the three years, there will be no voting rights or dividend distributions related to these restricted units. The vesting of these units accelerates upon a change of control or an initial public offering of Vital. The Company recognized $467,976 and $766,919 as compensation expense in 2001 and 2000, respectively, related to the Vital unit awards.
     A reconciliation of equity in income of joint ventures is as follows:

(millions of dollars)                         2001         2000         1999
--------------------------------------------------------------------------------
Vital                                      $  16.0         13.2         10.1
Other                                          1.8          2.4          2.2
--------------------------------------------------------------------------------
Total equity in income
     of joint ventures                     $  17.8         15.6         12.3
--------------------------------------------------------------------------------

     The Company estimates its share of equity in income of Vital and adjusts those estimates based upon the final results of Vital.

NOTE 6 Shareholders' Equity
Treasury Stock: In October 1999, the Company announced a plan to purchase up to 1.5 million shares of its common stock from time to time and at various prices over the ensuing two years. During the year ended December 31, 2000, the Company purchased 130,400 shares for $2.1 million. During the year ended December 31, 1999, the Company purchased 77,100 shares for $1.3 million.

     The following table summarizes shares held as treasury stock and treasury stock costs:
--------------------------------------------------------------------------------
                                                Number of        Treasury
                                             Treasury Shares     Shares Cost
--------------------------------------------------------------------------------
        December 31, 2001                       300,417         $3,533,325
        December 31, 2000                       340,217          3,594,683
        December 31, 1999                       217,467          1,529,176
--------------------------------------------------------------------------------

     During 2001, 2000 and 1999, certain employees of the Company exercised options for 39,800, 7,650 and 41,100 shares of common stock, respectively, that were issued from treasury shares.

Long-Term  Incentive  Plans-TSYS:   Total  System  Services,  Inc.  maintains  a
Long-Term Incentive Plan (LTI Plan) to attract, retain, motivate and reward employees who make a significant contribution to the Company's long-term success and to enable such employees to acquire and maintain an equity interest in the Company. The LTI Plan is administered by the Compensation Committee of the Company's Board of Directors and enables the Company to grant stock options, stock appreciation rights, restricted stock and performance awards; 3.2 million shares of common stock were reserved for distribution under the LTI Plan.
Options granted under the LTI Plan may be incentive stock options or nonqualified stock options as determined by the Committee at the time of grant. Incentive stock options are granted at a price not less than 100% of the fair market value of the stock on the grant date, and nonqualified options are granted at a price to be determined by the Committee. Option vesting terms are established by the Committee at the time of grant and presently range from one to five years. The expiration date of options granted under the LTI Plan is determined at the time of grant and may not exceed ten years from the date of the grant. At December 31, 2001, there were options outstanding under the LTI Plan to purchase 1,567,500 shares of the Company's common stock, of which 683,800 shares were exercisable. There were no shares available for grant at December 31, 2001, under the LTI Plan.
     Additionally, options (not issued under the LTI Plan) to purchase 77,050 shares of the Companys common stock were outstanding at December 31, 2001, of which 37,500 were exercisable.

                                                              TSYS 2001     F-21

     A summary of the Company's stock option activity as of December 31, 2001, 2000 and 1999, and changes during the years ended on those dates is presented below:

------------------------------------------------------------------------------------------------------------------------------------
                                                            2001                        2000                        1999
                                                                 Weighted                    Weighted                    Weighted
                                                                  Average                     Average                     Average
                                                   Options     Exercise Price   Options     Exercise Price    Options Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
Options:
Outstanding at beginning of year                   1,684,350    $   12.55       1,637,000    $   12.41       1,678,100    $   12.15
Granted                                                   --           --          55,000        15.44              --           --
Exercised                                            (39,800)        6.64          (7,650)        2.00         (41,100)        2.00
Forfeited/canceled                                        --           --              --           --              --           --
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at
  end of year                                      1,644,550    $   12.69       1,684,350    $   12.55       1,637,000    $   12.41
------------------------------------------------------------------------------------------------------------------------------------
Options exercis-
  able at year-end                                   721,300    $   11.96         614,100    $   11.33         448,500    $   10.24
------------------------------------------------------------------------------------------------------------------------------------
Weighted average fair value of
  options granted during the year                               $      --                    $    5.78                    $      --
------------------------------------------------------------------------------------------------------------------------------------


     The following table summarizes information about stock options outstanding and exercisable at December 31,2001:


                        Outstanding                                                           Exercisable
------------------------------------------------------------------------       ----------------------------------------------------
   Number                       Weighted                                            Number
Outstanding at            Average Remaining             Weighted Average        Exercisable at         Weighted Average
December 31, 2001       Contractual Life in Years       Exercise Price         December 31, 2001       Exercise Price
-----------------------------------------------------------------------------------------------------------------------------------
   95,800                        .50                    $     2.00               95,800                  $    2.00
1,470,000                       5.84                         13.17              588,000                      13.17
   41,250                       8.20                         15.44                  --                         --
   37,500                       7.03                         18.50               37,500                      18.50
-----------------------------------------------------------------------------------------------------------------------------------
1,644,550                       5.61                    $    12.69              721,300                  $   11.96
-----------------------------------------------------------------------------------------------------------------------------------

The weighted average exercise price represents actual exercise prices. No range of prices exist.

     The per share weighted average fair value of stock options granted during 2000 was $5.78. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 5.05%; expected volatility of 38.8%; expected life of 4.0 years; and dividend yield of 0.0%.
Long-Term Incentive Plans-Synovus: Synovus has various stock option plans under which the Compensation Committee of its Board of Directors has authority to grant stock options to key Synovus employees, including TSYS employees. The general terms of the existing stock option plans include vesting periods ranging from two to three years and exercise periods ranging from five to ten years. Such stock options are granted at exercise prices which equal the fair market value of a share of common stock on the grant date.
     In 2001, Synovus granted performance-accelerated stock options to certain key executives to acquire 2.6 million shares of Synovus stock at an exercise price of $28.99. The options are exercisable in equal installments when the market price of Synovus common stock exceeds $40, $45 and $50. However, all options may be exercised after seven years from the grant date.
     During 1999, Synovus granted options to purchase 150 shares of stock to each employee, including TSYS and its subsidiaries, at an exercise price per share equal to the fair market value at the grant date of $19.19. The total number of shares granted to TSYS employees to acquire Synovus stock under this program was 489,750. The options are exercisable after the price of Synovus stock doubles or after three years, whichever comes first.

     A summary of Synovus' stock option activity related to TSYS' employees as of December 31, 2001, 2000 and 1999 and changes during the years then ended is presented below:


------------------------------------------------------------------------------------------------------------------------------------
                                               2001                           2000                        1999
                                      ----------------------------------------------------------------------------------------------
                                                       Weighted                         Weighted                          Weighted
                                                        Average                          Average                           Average
                                       Options     Exercise Price       Options     Exercise Price       Options    Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
Options:
Outstanding at beginning of year       3,479,558    $   17.43          3,467,568   $    17.14           2,654,848    $   15.16
Granted                                3,062,523        28.60            324,122        18.06           1,001,933        21.07
Exercised                               (344,987)       14.97           (183,869)       11.41            (146,343)        7.56
Forfeited/canceled                       (55,785)       20.46           (128,263)       19.68             (42,870)       19.45
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at
 end of year                           6,141,309    $   23.11          3,479,558   $    17.43           3,467,568    $   17.14
------------------------------------------------------------------------------------------------------------------------------------
Options exercis-
 able at year-end                      2,083,099    $   16.62          1,539,283   $    13.22           1,106,230    $   10.75
------------------------------------------------------------------------------------------------------------------------------------
Weighted average fair value of
 options granted during the year                    $    8.56                      $     6.42                        $    5.41
------------------------------------------------------------------------------------------------------------------------------------

F-22

     The following table summarizes information about Synovus' stock options outstanding and exercisable at December 31, 2001:

                                             Outstanding                                            Exercisable
                  -------------------------------------------------------------------    ------------------------------------------
                          Number                  Weighted                                    Number
Range of              Outstanding at          Average Remaining       Weighted Average      Exercisable at      Weighted Average
Exercise Prices    December 31, 2001       Contractual Life in Years  Exercise Price      December 31, 2001       Exercise Price
-----------------------------------------------------------------------------------------------------------------------------------
    $    6.74                218,696                3.09                  $  6.74               218,696           $    6.74
 $8.72-$18.37                884,128                4.12                    13.51               884,128               13.51
$19.19-$22.88              1,656,675                5.62                    21.23               980,275               21.64
       $18.06                320,497                6.82                    18.06                  --                    --
$26.44-$28.99              3,061,313               10.40                    28.61                  --                    --
-----------------------------------------------------------------------------------------------------------------------------------
                           6,141,309                7.76                  $ 23.11             2,083,099           $   16.62
-----------------------------------------------------------------------------------------------------------------------------------

     The per share weighted average fair value of Synovus stock options granted to TSYS employees during 2001, 2000 and 1999 was $8.56, $6.42 and $5.41, respectively. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for 2001, 2000 and 1999, respectively: risk-free interest rates of 4.6%, 6.4% and 5.3%; expected volatility of 31%, 36% and 36%; expected life of 5.7 years, 6.3 years and 4.3 years; and dividend yield of 1.8%, 2.3% and 1.7%.

     Pro Forma Net Income and Earnings Per Share: The Company applies APB 25 and related interpretations in accounting for its plans. Had compensation cost for the Company's stock-based compensation plans (including the Synovus plans) been determined consistent with Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the unaudited pro forma amounts indicated below:

--------------------------------------------------------------------------------
Years Ended December 31,              2001           2000            1999
--------------------------------------------------------------------------------
Net income applicable
 to common stockholders
    As reported                $ 102,902,029      85,643,381      68,592,976
    Pro forma                     99,418,426      81,824,048      64,349,852
Basic earnings per share:
    As reported                          .53             .44             .35
    Pro forma                            .51             .42             .33
Diluted earnings per share:
    As reported                          .53             .44             .35
    Pro forma                            .51             .42             .33

Subsidiary Options: On May 1, 2000, TSYS formed DotsConnect as a wholly owned subsidiary for the purpose of providing e-payment services to buyers and sellers via the Internet. TSYS contributed $5 million and a nominal amount of fixed assets in return for 20 million shares of common stock. DotsConnect established the DotsConnect, Inc. 2000 Long-term Incentive Plan (the "2000 Plan"). The purpose of the 2000 Plan was to attract and retain employees, to provide additional incentive for each participant to work to increase the value of DotsConnect and to enable such employees to acquire and maintain an equity interest in DotsConnect. DotsConnect awarded 1,496,500 options under the 2000 Plan. Of those granted in 2000, 475,000 options were awarded to six of TSYS' key executives.
     As a result of the integration of DotsConnect's business into TSYS, the 2000 plan was cancelled in January 2002. TSYS paid approximately $58,600 in cash to cancel a portion of the options, while the rest were cancelled without consideration.

Accumulated Other Comprehensive Loss: Comprehensive income for TSYS consists of net income and foreign currency translation adjustments recorded as a component of shareholders' equity. The income tax effects allocated to and the cumulative balance of each component of accumulated comprehensive loss are as follows:


----------------------------------------------------------------------------------------------------------------------
                                            Balance at                                              Balance at
                                        December 31, 2000       Pretax amount   Tax benefit      December 31, 2001
----------------------------------------------------------------------------------------------------------------------
Currency translation adjustments        $   (1,613,681)           (2,917,277)    1,075,620       $ (3,455,338)
----------------------------------------------------------------------------------------------------------------------
                                            Balance at                                              Balance at
                                       December 31, 1999        Pretax amount   Tax benefit      December 31, 2000
----------------------------------------------------------------------------------------------------------------------
Currency translation adjustments        $   (1,453,708)             (248,739)       88,766       $ (1,613,681)
----------------------------------------------------------------------------------------------------------------------
                                            Balance at                                              Balance at
                                       December 31, 1998        Pretax amount   Tax benefit      December 31, 1999
----------------------------------------------------------------------------------------------------------------------
Currency translation adjustments        $   (1,179,337)             (433,795)     159,424        $   (1,453,708)
----------------------------------------------------------------------------------------------------------------------

                                                              TSYS 2001     F-23

NOTE 7 Income Taxes
The provision for income taxes includes income taxes currently payable and those deferred because of temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities.
     The components of income tax expense included in the Consolidated Statements of Income were as follows:

--------------------------------------------------------------------------------
Years Ended December 31,                   2001            2000            1999
--------------------------------------------------------------------------------
Current income tax expense:
        Federal                      $ 41,496,285      41,649,857     32,816,025
        State                          (2,928,861)        313,216      1,624,604
--------------------------------------------------------------------------------
Total current income tax expense       38,567,424      41,963,073     34,440,629
--------------------------------------------------------------------------------
Deferred income tax expense:
        Federal                        13,528,256       3,873,627        512,265
        State                             795,780         227,861         30,133
--------------------------------------------------------------------------------
Total deferred income tax expense:     14,324,036       4,101,488        542,398
--------------------------------------------------------------------------------
Total income tax expense             $ 52,891,460      46,064,561     34,983,027
--------------------------------------------------------------------------------

     Income tax expense differed from the amounts computed by applying the statutory U.S. federal income tax rate of 35% to income before income taxes as a result of the following:

----------------------------------------------------------------------------------------------------------
 Years Ended December 31,                                        2001             2000           1999
----------------------------------------------------------------------------------------------------------
Computed "expected" income tax expense                      $ 54,527,723        46,097,780     36,251,600
Increase (decrease) in income tax expense resulting from:
        State income tax expense (benefit), net
            of federal income tax effect                      (1,386,503)          351,700      1,075,579
        Foreign tax credits                                     (758,000)       (1,005,000)      (969,000)
        Other, net                                               508,240           620,081     (1,375,152)
----------------------------------------------------------------------------------------------------------
Total income tax expense                                    $ 52,891,460        46,064,561     34,983,027
----------------------------------------------------------------------------------------------------------


     The tax effects of the significant components of deferred income tax assets and liabilities are presented in the following table:

------------------------------------------------------------------------------------------
As of December 31,                                                2001            2000
------------------------------------------------------------------------------------------
Deferred income tax assets:
        Allowances for processing transactions             $   2,766,772        3,792,899
        Primarily accruals not deductible until paid           5,270,288        4,883,057
        State tax credits                                      1,855,197        3,828,298
------------------------------------------------------------------------------------------
Gross deferred income tax assets                               9,892,257       12,504,254
Less valuation allowance                                      (1,400,000)      (1,400,000)
------------------------------------------------------------------------------------------
Net deferred income tax assets                                 8,492,257       11,104,254
------------------------------------------------------------------------------------------
Deferred income tax liabilities:
        Computer software development costs                  (24,725,512)     (17,662,312)
        Excess tax over financial statement depreciation     (15,973,764)     (11,442,535)
        Other, net                                            (5,854,385)      (5,736,775)
------------------------------------------------------------------------------------------
Gross deferred income tax liability                          (46,553,661)     (34,841,622)
------------------------------------------------------------------------------------------
Net deferred income tax liability                          $ (38,061,404)     (23,737,368)
------------------------------------------------------------------------------------------

     As of December 31, 2001 and 2000, TSYS had state income tax credit carryforwards of $1,855,197 and $3,828,298, respectively. The credits will begin to expire in the year 2008. In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. At December 31, 2001 and 2000, based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred income tax assets are deductible, management believes that it is more likely than not that TSYS will realize the benefits of these deductible differences, net of existing valuation allowances. The valuation allowance for deferred tax assets was $1,400,000 at December 31, 2001 and 2000.

NOTE 8 Employee Benefit Plans
The Company provides benefits to its employees by allowing employees to participate in certain defined contribution plans. These employee benefit plans are described as follows:

Profit Sharing Plan: The Company's employees are eligible to participate in the Synovus Financial Corp./Total System Services, Inc. (Synovus/TSYS) Profit Sharing Plan. The Company's contributions to the plan are contingent upon achievement of certain financial goals. The terms of the plan limit the Company's contribution to 7% (9% in 1999) of participant compensation, as defined, not to exceed the maximum allowable deduction under Internal Revenue Service guidelines. TSYS' annual contributions to the plan charged to expense are as follows:

--------------------------------------------------------------------------------
          2001               $    11,244,465
          2000                    10,024,695
          1999                    10,992,344
--------------------------------------------------------------------------------
Money Purchase Plan: The Company's employees are eligible to participate in the Synovus/TSYS Money Purchase Pension Plan, a defined contribution pension plan. The terms of the plan provide for the Company to make annual contribu-

F-24

tions to the plan equal to 7% of participant compensation, as defined. The Company's contributions to the plan charged to expense are as follows:

--------------------------------------------------------------------------------
          2001               $    11,321,652
          2000                     9,511,049
          1999                     8,413,213
--------------------------------------------------------------------------------

401(k) Plan: The Company's employees are eligible to participate in the Synovus/TSYS 401(k) Plan. The terms of the plan allow employees to contribute up to 15% of pretax compensation with a discretionary company contribution up to a maximum of 7% (5% in 1999) of participant compensation, as defined, based upon the Company's attainment of certain financial goals. The Company's contributions to the plan charged to expense are as follows:

--------------------------------------------------------------------------------
          2001              $              0
          2000                     6,774,850
          1999                     5,443,934
--------------------------------------------------------------------------------

Stock Purchase Plan: The Company maintains stock purchase plans for employees and directors, whereby TSYS makes contributions equal to one-half of employee and director voluntary contributions. The funds are used to purchase presently issued and outstanding shares of TSYS common stock for the benefit of participants. TSYS contributions to these plans charged to expense are as follows:

--------------------------------------------------------------------------------
          2001              $      3,089,487
          2000                     2,722,035
          1999                     2,352,505
--------------------------------------------------------------------------------

Postretirement Medical Benefits Plan: TSYS provides certain medical benefits to qualified retirees through a postretirement medical benefits plan. The benefit expense and accrued benefit cost associated with the plan are not significant to the Company's consolidated financial statements.

NOTE 9 Commitments and Contingencies
Lease Commitments: TSYS is obligated under noncancelable operating leases for computer equipment and facilities. Management expects that, as these leases expire, they will be renewed or replaced by similar leases. In 1997, the Company entered into an operating lease agreement for the Company's corporate campus. Under the agreement, which is guaranteed by Synovus Financial Corp., the lessor paid for the construction and development costs and has leased the facilities to the Company for a term of three years which began in November 1999. The lease provides for substantial residual value guarantees and includes purchase options at the original cost of the property. The amount of the residual value guarantee relative to the assets under this lease is projected to be $81.4 million. The terms of this lease financing arrangement require, among other things, that the Company maintain certain minimum financial ratios and provide certain information to the lessor.
     The future minimum lease payments under noncancelable operating leases with remaining terms greater than one year for the next five years and thereafter and in the aggregate as of December 31, 2001, are as follows:

--------------------------------------------------------------------------------
          2002              $     99,127,382
          2003                    73,865,225
          2004                    43,727,124
          2005                    24,977,770
          2006                    16,232,763
          Thereafter               7,171,496
--------------------------------------------------------------------------------
                            $    265,101,760
--------------------------------------------------------------------------------

     All computer equipment lease commitments come with a renewal option or an option to terminate the lease. Prior to lease expiration, TSYS decides which option to choose. These lease commitments may also be replaced with new lease commitments due to new technology.
     Total rental expense under all operating leases in 2001, 2000 and 1999 was $86,641,072, $89,824,836 and $85,928,317, respectively.

Loan Guarantee: In the fourth quarter of 1999, the Company made a payment representing a contract acquisition cost of $10.0 million to a prospective client. Under the terms of the arrangement, the prospective client agreed to repay the $10.0 million in the event a processing agreement was not executed by July 1, 2000. Subsequently, the prospective client announced its intention to exit the credit card business through a sale of its accounts in 2000. The parent of the prospective client repaid the $10.0 million advance in June 2000 by obtaining a five-year loan from CB&T. TSYS agreed to guarantee the loan. As of December 31, 2001, all payments on the loan have been made timely. The outstanding loan balance at December 31, 2001 was $7.5 million. The Company does not anticipate any negative consequences to its results of operations and financial condition as a result of its loan guarantee.

Contractual Commitments: In the normal course of its business, the Company maintains processing contracts with its clients. These processing contracts contain commitments, including, but not limited to, minimum standards and time frames against which the Company's performance is measured. In the event the Company does not meet its contractual commitments with its clients, the Company may incur penalties and/or certain clients may have the right to terminate their contracts with the Company. The Company does not believe that it will fail to meet its contractual commitments to an extent that will result in a material adverse effect on its financial condition or results of operations.

Contingencies: The Company is subject to lawsuits, claims and other complaints arising out of the ordinary conduct of its business. In the opinion of management, based in part upon the advice of legal counsel, all matters are adequately covered by insurance, or if not covered, are without merit or are of such kind or involve such amounts that would not have a material adverse effect on the financial condition or results of operations of the Company if disposed of unfavorably.
     On November 10, 1998, a class action complaint was filed against NationsBank of Delaware, N.A., in the United States District Court for the Southern District of Mississippi. On March 23, 1999, the named plaintiff amended the complaint and named the Company and certain credit bureaus as defendants in the case. The named plaintiff alleged, among other things, that the defendants failed to report properly the credit standing of each member of the putative class. The named plaintiff defined the class as all persons and entities within the United States who obtained credit cards from NationsBank and whose accounts were purchased by or transferred to U.S. BankCard and whose accounts were reported to credit bureaus or credit agencies incorrectly in August 1998. The parties have reached a settlement of the litigation. On September 21, 2001, the Magistrate Judge for the United States District Court for the Southern District of Mississippi issued an order of final approval of that settlement pursuant to Rule 23(e) of the Federal Rules of Civil Procedure. Payments to settle the litigation were substantially covered by insurance.

NOTE 10 Supplementary Balance Sheet Information
Significant components of prepaid expenses and other current assets at December 31 are summarized as follows:

--------------------------------------------------------------------------------
                                           2001            2000
--------------------------------------------------------------------------------
Contract acquisition costs, net       $ 11,899,957        9,644,657
Prepaid expenses                        10,634,921       12,377,875
Other                                   14,539,328        8,169,716
--------------------------------------------------------------------------------
        Total                         $ 37,074,206       30,192,248
--------------------------------------------------------------------------------

     Significant components of other noncurrent assets at December 31 are summarized as follows:

--------------------------------------------------------------------------------
                                            2001           2000
--------------------------------------------------------------------------------
Contract acquisition costs, net       $ 75,183,275       65,434,739
Investments in joint ventures, net      51,566,564       45,631,679
Other                                   18,991,515       14,840,965
--------------------------------------------------------------------------------
        Total                         $145,741,354      125,907,383
--------------------------------------------------------------------------------

                                                              TSYS 2001     F-25

     Amortization expense related to contract acquisition costs was $6.6 million, $7.2 million and $11.8 million for 2001, 2000 and 1999 respectively.
     Refer to Note 5 Investments in Joint Ventures for a discussion of joint ventures.
     Significant components of other current liabilities at December 31 are summarized as follows:

--------------------------------------------------------------------------------
                                            2001           2000
--------------------------------------------------------------------------------
Customer postage deposits             $ 19,065,119       18,751,617
Transaction processing accruals          5,326,554        8,717,456
Other                                   14,344,255       27,524,717
--------------------------------------------------------------------------------
        Total                         $ 38,735,928       54,993,790
--------------------------------------------------------------------------------

NOTE 11 Segment Reporting
In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected financial information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers.
     Through an online accounting and bankcard data processing system, Total System Services, Inc. provides card processing services to card-issuing institutions in the United States, Mexico, Canada, Honduras, the Caribbean and Europe. TSYS' subsidiaries provide support services including correspondence processing, commercial printing and equipment leasing. Segments are identified based on the services provided. Transaction processing services account for approximately 86% of financial activity in all of the quantitative thresholds required to be measured under SFAS 131. Three subsidiaries were aggregated into transaction processing services. One of these subsidiaries provides programming support services solely to the parent company. Another subsidiary provides electronic commerce activities previously performed by TSYS for its clients. The other transaction processing subsidiary serves as a payment gateway for more than 100,000 merchants in Japan. The remaining segments were aggregated into support services.

------------------------------------------------------------------------------------------------------------------------------------
                                                                     Transaction                Support
Operating Segments                                              Processing Services             Services             Consolidated
-----------------------------------------------------------------------------------------------------------------------------------
2001
Total revenue                                                       $ 574,362,301               80,690,241            $ 655,052,542
Intersegment revenue                                                   (1,636,747)              (3,008,145)              (4,644,892)
------------------------------------------------------------------------------------------------------------------------------------
Revenue from external customers                                     $ 572,725,554               77,682,096            $ 650,407,650
-----------------------------------------------------------------------------------------------------------------------------------
Equity in income of joint ventures                                  $  17,824,455                     --              $  17,824,455
-----------------------------------------------------------------------------------------------------------------------------------
Segment operating income                                            $ 145,412,854                7,743,766            $ 153,156,620
-----------------------------------------------------------------------------------------------------------------------------------
Income tax expense                                                  $  50,790,779                2,100,681            $  52,891,460
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                          $  96,815,337                6,086,692            $ 102,902,029
-----------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                                                 $ 641,144,796               58,583,787            $ 699,728,583
Intersegment eliminations                                             (47,371,240)                 (80,335)             (47,451,575)
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                        $ 593,773,556               58,503,452            $ 652,277,008
-----------------------------------------------------------------------------------------------------------------------------------
2000
Total revenue                                                       $ 517,388,440               87,530,763            $ 604,919,203
Intersegment revenue                                                   (1,087,134)              (2,539,327)              (3,626,461)
-----------------------------------------------------------------------------------------------------------------------------------
Revenue from external customers                                     $ 516,301,306               84,991,436            $ 601,292,742
-----------------------------------------------------------------------------------------------------------------------------------
Equity in income of joint ventures                                  $  15,586,309                     --              $  15,586,309
-----------------------------------------------------------------------------------------------------------------------------------
Segment operating income                                            $ 115,936,333               12,255,669            $ 128,192,002
-----------------------------------------------------------------------------------------------------------------------------------
Income tax expense                                                  $  41,359,177                4,705,384            $  46,064,561
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                          $  77,993,912                7,649,469            $  85,643,381
------------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                                                 $ 586,896,327               57,738,614            $ 644,634,941
Intersegment eliminations                                             (43,264,302)                (146,813)             (43,411,115)
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                        $ 543,632,025               57,591,801            $ 601,223,826
-----------------------------------------------------------------------------------------------------------------------------------
1999
Total revenue                                                       $ 465,243,321               71,319,006            $ 536,562,327
Intersegment revenue                                                     (779,800)              (1,856,516)              (2,636,316)
-----------------------------------------------------------------------------------------------------------------------------------
Revenue from external customers                                     $ 464,463,521               69,462,490            $ 533,926,011
-----------------------------------------------------------------------------------------------------------------------------------
Equity in income of joint ventures                                  $  12,326,609                     --              $  12,326,609
-----------------------------------------------------------------------------------------------------------------------------------
Segment operating income                                            $  88,697,914               11,921,099            $ 100,619,013
-----------------------------------------------------------------------------------------------------------------------------------
Income tax expense                                                  $  30,473,569                4,509,458            $  34,983,027
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                          $  61,159,112                7,433,864            $  68,592,976
-----------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                                                 $ 451,776,573               47,704,132            $ 499,480,705
Intersegment eliminations                                             (35,704,897)                (154,067)             (35,858,964)
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                        $ 416,071,676               47,550,065            $ 463,621,741
-----------------------------------------------------------------------------------------------------------------------------------

F-26
Geographic Area Data: The following geographic data represent revenues based on the geographic locations of customers.

--------------------------------------------------------------------------------
(dollars in millions)                   2001              2000            1999
--------------------------------------------------------------------------------
United States                  $       564.5             546.0           493.2
Canada*                                 35.5              33.3            22.5
Europe                                  23.5                --              --
Mexico                                  15.9              15.7            16.0
Japan                                    9.6               4.9              --
Other                                    1.4               1.4             2.2
--------------------------------------------------------------------------------
                               $       650.4             601.3           533.9
--------------------------------------------------------------------------------
*These revenues include those generated from the Caribbean accounts owned by a Canadian institution.

     The Company maintains property and equipment in the following geographic areas:

--------------------------------------------------------------------------------
At December 31,                       2001                   2000
(dollars in millions)
--------------------------------------------------------------------------------
United States                   $      98.7             93.5
Europe                                 20.9             16.7
Canada                                  0.1              0.1
Japan                                   1.1              0.7
--------------------------------------------------------------------------------
Totals                           $    120.8            111.0
--------------------------------------------------------------------------------
Major Customers:
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                      2001                             2000                              1999
-------------------------------------------------------------------------------------------------------------------------
                                            Percent                         Percent                              Percent
                                            of Total                        of Total                             of Total
Revenue                        Dollars      Revenues            Dollars     Revenues             Dollars         Revenues
-------------------------------------------------------------------------------------------------------------------------
(dollars in millions)
One                          $  101.1        15.5%              $   93.0        15.5%           $   86.9          16.3%
Two                              82.1        12.6                   66.7        11.1                  na           na
Three                              na          na                   61.3        10.2                  na           na
Four                               na          na                     na          na                69.4          13.0
-------------------------------------------------------------------------------------------------------------------------
Totals                       $  183.2        28.1%              $  221.0        36.8%           $  156.3          29.3%
-------------------------------------------------------------------------------------------------------------------------

na = not applicable. Client represented less than 10% of total revenues.

     For the year ended December 31, 2001, the Company had two major customers which accounted for approximately 28% of total revenues. For the year ended December 31, 2000, the Company had three major customers which accounted for approximately 37% of total revenues. For the year ended December 31, 1999, the Company had two major customers accounting for approximately 29% of total revenues. Revenues from major customers for the years reported are attributable to all reporting segments.

NOTE 12 Acquisitions
During August 2000, TSYS announced that it had purchased an equity position in an established electronic payments company in Japan. The Company paid $4.7 million to acquire 51% of GP Net. The Company recorded $2.0 million as goodwill. In November 2000, the Company acquired an additional 2% ownership in GP Net from another partner for $95,310. TSYS' ownership of GP Net was lowered to 51.46% in August 2001 when another party purchased an ownership interest in GP Net. Because it acquired controlling interest, the Company is consolidating GP Net's financial statements. TSYS began consolidating GP Net's financial results as of September 1, 2000.
     Effective January 1, 1999, TSYS acquired PCS from CB&T in exchange for 854,042 newly issued shares of TSYS common stock with a market value of approximately $20.1 million. Prior to the acquisition by TSYS, PCS operated as a division of CB&T, providing services such as credit, collection and customer service to card-issuing financial institutions, including CB&T. The business of PCS became part of TSYS' wholly owned subsidiary, TSI.
     Because the acquisition of PCS was a transaction between entities under common control, the Company has reflected the acquisition at historical cost in a manner similar to a pooling of interests and has reflected the results of operations of PCS in the Company's financial statements beginning January 1, 1999.
     The impact of these transactions was not material.
     The Company has not provided pro forma financial information related to the acquisition as such pro forma was not significant.
     The Company has not restated periods prior to 1999 because such restatement was not material.

NOTE 13 Subsequent Event
Effective  January 1, 2002, TSYS  acquired  TSYS  Total  Debt  Management,  Inc.
(TDM) from CB&T in exchange for 2,175,000 newly issued shares of TSYS common stock with a market value of approximately $43.5 million. Prior to the acquisition, TDM operated as a wholly owned subsidiary of Synovus Financial Corp., providing third-party collection services. TDM will operate as a separate subsidiary of TSYS.
     Because the acquisition of TDM was a transaction between entities under common control, the Company will reflect the acquisition at historical cost in accordance with SFAS 141 and will reflect the results of operations of TDM in the Company's financial statements beginning January 1, 2002.
     The Company does not plan on restating periods prior to 2002 because such restatement was not material.

                                                              TSYS 2001     F-27

Report of Independent Auditors
KPMG [LOGO]
                                             303 Peachtree Street, N.E.
                                             Suite 2000
                                             Atlanta, GA 30308

     The Board of Directors
     Total System Services, Inc.:

     We have audited the accompanying consolidated balance sheets of Total System Services, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, cash flows and shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Total System Services, Inc. and subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/KPMG LLP

     January 15, 2002

F-28

Report of Financial Responsibility

     The management of Total System Services, Inc. is responsible for the integrity and objectivity of the consolidated financial statements and other financial information presented in this report. These statements have been prepared in accordance with generally accepted accounting principles and necessarily include amounts based on judgements and estimates by management.
     TSYS maintains internal accounting control policies and related procedures designed to provide reasonable assurance that assets are safeguarded, that transactions are executed in accordance with managements authorization and properly recorded, and that accounting records may be relied upon for the preparation of reliable published annual and interim financial statements and other financial information. The design, monitoring and revision of internal accounting control systems involve, among other things, management's judgement with respect to the relative cost and expected benefits of specific control measures. The Company also maintains an internal auditing function which evaluates and reports on the adequacy and effectiveness of internal accounting controls and policies and procedures.
     KPMG LLP, independent auditors, are engaged to audit the Company's consolidated financial statements.
     The Audit Committee of the Board of Directors, composed solely of outside directors, meets periodically with TSYS' management, internal auditors and independent auditors to review matters relating to the quality of financial reporting and internal accounting controls. Both the internal auditors and the independent auditors have unrestricted access to the Committee.



/s/Richard W. Ussery
Richard W. Ussery
Chairman of the Board & Chief Executive Officer


/s/James B. Lipham
James B. Lipham
Executive Vice President & Chief Financial Officer


/s/Dorenda K. Weaver
Dorenda K. Weaver
Group Executive & Controller


/s/Ronald L. Barnes
Ronald L. Barnes Group Executive & General Auditor


                                                              TSYS 2001     F-29

Quarterly Financial Data, Stock Price, Dividend Information

TSYS'common stock trades on the New York Stock Exchange (NYSE) under the symbol "TSS." Price and volume information appears under the abbreviation "TotlSysSvc" in NYSE daily stock quotation listings. As of February 15, 2002, there were 11,911 holders of record of TSYS common stock, some of whom are holders in nominee name for the benefit of different shareholders.
     The fourth quarter dividend of $.015 per share was declared on December 10, 2001, and was paid January 2, 2002, to shareholders of record on December 20, 2001. Total dividends declared in 2001 and in 2000 amounted to $11.7 million and $9.3 million, respectively. It is the present intention of the Board of Directors of TSYS to continue to pay cash dividends on its common stock.

Presented here is a summary of the unaudited quarterly financial data for the years ended December 31, 2001 and 2000.

[Omitted graph is represented by the following table.]
REVENUES
(Millions of Dollars)
                                2001             2000
QTR 1                          $154.1           $145.9
QTR 2                           162.5            150.5
QTR 3                           163.0            149.0
QTR 4                           170.8            156.0

[Omitted graph is represented by the following table.]
NET INCOME
(Millions of Dollars)
                               2001               2000
QTR 1                          $22.0              $20.7
QTR 2                           26.0               24.3
QTR 3                           25.5               19.1
QTR 4                           29.5               21.6

------------------------------------------------------------------------------------------------------------------------------------
                                                                    First             Second              Third               Fourth
(in thousands except per share data)                               Quarter            Quarter            Quarter             Quarter
------------------------------------------------------------------------------------------------------------------------------------
2001 Revenues .........................................        $    154,134            162,471            162,955            170,848
     Operating income .................................              32,476             39,455             38,084             43,142
     Net income .......................................              22,015             25,956             25,458             29,473
     Basic earnings per share .........................                 .11                .13                .13                .15
     Diluted earnings per share .......................                 .11                .13                .13                .15
     Cash dividends declared per share ................                .015               .015               .015               .015
     Stock prices:
     High .............................................              24.630             32.000             35.840             26.450
     Low ..............................................              21.500             24.100             20.000             18.910
------------------------------------------------------------------------------------------------------------------------------------
2000 Revenues .........................................        $    145,859            150,490            148,959            155,985
     Operating income .................................              30,525             36,276             28,667             32,724
     Net income .......................................              20,657             24,331             19,066             21,589
     Basic earnings per share .........................                 .11                .12                .10                .11
     Diluted earnings per share .......................                 .11                .12                .10                .11
     Cash dividends declared per share ................                .010               .013               .013               .013
     Stock prices:
     High .............................................              18.563             20.625             18.750             22.750
     Low ..............................................              15.000             15.750             16.000             14.875
------------------------------------------------------------------------------------------------------------------------------------

F-30